Exhibit 2.1

PURCHASE AND SALE AGREEMENT

By And Among

RELIANCE ENERGY, INC.,

RELIANCE EXPLORATION, LTD.,

RELIANCE ENERGY-WA, LLC,

RELIANCE ENERGY-GF, LLC,

And The Other Persons Named as Sellers hereunder,

Collectively, the Seller Parties,

COG OPERATING LLC,

As Purchaser,

And

CONCHO RESOURCES, INC.,

As Purchaser Parent

Dated as of August 15, 2016

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ARTICLE 14 MISCELLANEOUS		95
Section 14.1	Notices	95
Section 14.2	Governing Law	96
Section 14.3	Forum Selection; Waiver of Jury Trial	96
Section 14.4	Headings and Construction	98
Section 14.5	Waivers	98
Section 14.6	Severability	98
Section 14.7	Assignment	98
Section 14.8	Entire Agreement	99
Section 14.9	Amendment	99
Section 14.10	No Third-Person Beneficiaries	99
Section 14.11	Limitation on Damages	100
Section 14.12	No Financing Source Liability	100
Section 14.13	Calculation of Time	101
Section 14.14	Certain Seller Matters	101
Section 14.15	Counterparts	103
Section 14.16	Purchaser Parent Guaranty	103
Section 14.17	Reliance Guaranty	104

APPENDICES:

Appendix A	Initial NPI Sellers and Additional NPI Sellers

EXHIBITS:

Exhibit A	Assets
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit B-1	Form of Recordable Conveyance
Exhibit B-2	Form of Omnibus Conveyance
Exhibit C	Form of Affidavit of Non-Foreign Status
Exhibit D	Form of Letter in Lieu
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Seller NPI Ratification and Joinder Agreement
Exhibit G-1	Development Area - WA
Exhibit G-2	Development Area - GF

SCHEDULES:

Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Permitted Encumbrances
Schedule 1.1(c)	Seller NPIs
Schedule 1.1(d)	Knowledge Persons
Schedule 2.8	Allocation of Unadjusted Purchase Price
Part A	Wells
Part B	Undeveloped Leases
Schedule 4.4	Conflicts

Schedule 4.5	Litigation
Schedule 4.7	Taxes
Schedule 4.8	Compliance with Laws
Schedule 4.9(a)	Material Contracts
Schedule 4.9(b)	Certain Material Contract Matters
Schedule 4.10	Payments for Production
Schedule 4.11	Imbalances
Schedule 4.12(a)	Required Consents
Schedule 4.12(b)	Preferential Purchase Rights
Schedule 4.12(c)	Drag-Alongs and Tag-Alongs
Schedule 4.13(b)	Certain Lease Matters
Schedule 4.13(c)	Shut-In Payments
Schedule 4.14(b)	Wells
Schedule 4.14(c)	Payout Balances
Schedule 4.16	Royalties
Schedule 4.17	Outstanding AFEs
Schedule 4.18	Credit Support Obligations
Schedule 4.19	Disclosed Environmental Conditions
Schedule 4.20(a)	Business Employees
Schedule 4.20(b)	Business Employee Claims
Schedule 4.20(c)	Seller Benefit Plans
Schedule 4.22	No Adverse Changes
Schedule 8.2	Operation of Business
Schedule 8.7	Seller NPI Values
Schedule 9.2(e)	Certain Seller NPIs

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of August 15, 2016 (the “Execution Date”), among Reliance Energy, Inc., a Texas corporation (“Reliance Energy”), Reliance Exploration, Ltd., a Texas limited partnership (“Reliance Exploration”), Reliance Energy-WA, LLC, a Texas limited liability company (“Reliance-WA”), Reliance Energy-GF, LLC, a Texas limited liability company (“Reliance-GF” and, together with Reliance-WA, the “Reliance Seller Subsidiaries”), and each other Person named on Appendix A as an “Initial NPI Seller” (such Persons listed on Appendix A as an “Initial NPI Seller,” the “Initial NPI Sellers” and, together with the Reliance Seller Subsidiaries and each additional Person that becomes an Additional NPI Seller prior to the Closing Date, each individually a “Seller” and collectively the “Sellers”), COG Operating LLC, a Delaware limited liability company (“Purchaser”), and Concho Resources Inc., a Delaware corporation (“Purchaser Parent”). Each of the Sellers, Reliance Energy and Reliance Exploration is sometimes referred to collectively as the “Seller Parties” and individually as a “Seller Party”. Each of the Seller Parties, Purchaser and Purchaser Parent is sometimes referred to collectively as the “Parties” and individually as a “Party”.

RECITALS:

Sellers desire to sell and Purchaser desires to purchase those certain interests in oil and gas properties, rights and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. As used herein:

“Accounting Principles” is defined in Section 2.4.

“Accounting Referee” is defined in Section 2.5(b).

“Acquisition Transaction” is defined in Section 8.22.

“Additional NPI Seller” is defined in Section 14.14(c).

“Additional NPI Seller Excluded Interest” is defined in clause (b) of the definition of “Excluded Assets”.

“Adjusted Cash Purchase Price” is defined in Section 2.4.

“Adjusted Purchase Price” is defined in Section 2.2(a).

“Adjusted Stock Purchase Price” is defined in Section 2.4.

“AFE” is defined in Section 4.17.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Aggregate Defect Deductible” means an amount equal to Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00).

“Agreement” is defined in the introductory paragraph hereof.

“Allocated Value” means as to each of the Wells and Undeveloped Leases, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Asset, as such amount shall be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price under Section 2.4 attributable to such Asset.

“Allocation” is defined in Section 2.8.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” mean all of the Seller Parties’ collective right, title and interest in and to the following (but reserving unto the Seller Parties and excluding from the Assets any and all Excluded Assets):

(a) all Hydrocarbon leases, fee mineral interests, reversionary interests, non-participating royalty interests, executive rights, non-exclusive rights, royalties, overriding royalties, net profits interests, net profits royalty interests, net profits overriding royalty interests and any other similar interests in minerals described on Exhibit A-1 (including the Seller NPIs) or otherwise located within the Development Area (even though such interests may be incorrectly described or referred to in, or a description thereof may be omitted from, Exhibit A-1) whether such right, title and interest are legal or equitable, record or beneficial, vested or contingent (excluding the Additional NPI Seller Excluded Interests, collectively, the “Leases”), together with all pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any Leases or any Wells (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units (collectively with the “Lands”);

(b) any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Lands, including those described on Exhibit A-2 (the “Wells” and together with the Leases and Units, the “Oil and Gas Properties”), in each case whether producing, non-producing or permanently or temporarily Plugged and Abandoned;

(c) all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, Well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, platforms, structures, materials, SCADA system assets, temporary office buildings and the contents thereof, computers, servers, peripherals, and other equipment and personal property (both surface and subsurface) located on, under or within the Lands that are used or useful in connection with the ownership or operation of the Oil and Gas Properties or the production, transportation or processing of Hydrocarbons produced from the Oil and Gas Properties (the “Equipment”); provided, however, that, for the avoidance of doubt, none of the gathering lines or other assets owned by Reliance Gathering, LLC are included in the definition of “Equipment” or “Assets”;

(d) to the extent effective as of the Execution Date and Closing Date and assignable, all contracts, agreements and instruments that are binding on the Oil and Gas Properties or that relate to the ownership or operation of the Oil and Gas Properties (but only to the extent applicable to the Oil and Gas Properties), including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements and other contracts in which a Seller Party acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, including those described on Schedule 4.9(a), but excluding (i) any contracts, agreements and instruments included within the definition of “Excluded Assets” and (ii) the Leases (subject to such exclusions, the “Contracts”);

(e) all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface appurtenant to, and used or useful in connection with, the ownership or operation of the Oil and Gas Properties (the “Rights of Way”); provided, however, that, for the avoidance of doubt, none of surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface owned by Reliance Gathering, LLC are included in the definition of “Rights of Way”;

(f) all (i) Hydrocarbons in, on, under or that may be produced from or attributable to the Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbons inventories (including all oil, condensate and scrubber liquids) and ethane, propane, iso-butane, nor-butane and gasoline inventories of the Seller Parties from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time for which the Unadjusted Purchase Price is adjusted pursuant to Section 2.4(d) (the economic transfer of which as of the Effective Time shall be made by a financial adjustment pursuant to Section 2.4(d) and the physical transfer of which shall occur on the Closing Date);

(g) all buildings, offices, improvements, appurtenances, field offices and yards located within the Development Area;

(h) all data, core and fluid samples and other engineering, geological or geophysical studies (including seismic data, studies and information), and all proprietary or confidential geologic, seismic geophysical and interpretative data and analyses, including any and all interpretations of any of the foregoing and other similar information and records, in each case relating to the Oil and Gas Properties, but excluding any of the foregoing to the extent the transfer of the same would result in a breach of any confidentiality or other restriction owed by any Seller Party to any Third Party;

(i) originals of the Records; and

(j) all indemnity rights, rights under any Contracts and all claims and rights of the Seller Parties against any Third Party, all claims, rights and interests of the Seller Parties or any Affiliate of any the Seller Party under any Third Party policy or agreement of insurance or indemnity agreement, any bond or security instrument or any insurance or condemnation proceeds or awards and all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits (subject to Section 2.6), in each case (i) to the extent related or attributable to the Assumed Obligations and (ii) excluding items for which Sellers are obligated to indemnify the Purchaser Group hereunder.

“Assumed Obligations” is defined in Section 13.1.

“Barrel” means 42 United States standard gallons of 231 cubic inches per gallon at sixty (60) degrees Fahrenheit.

“BTU” means British Thermal Units. A British Thermal Unit is the amount of energy required to raise the temperature of one pound of water from 59° Fahrenheit to 60° Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Midland, Texas or New York, New York.

“Business Employee” is defined in Section 4.20(a).

“Cash Purchase Price” is defined in Section 2.2(b)(i).

“Casualty Loss” is defined in Section 8.8.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 13.6(b).

“Closing” is defined in Section 10.1.

“Closing Date” is defined in Section 10.1.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Sellers at the Closing, which shall be an amount equal to (a) in the event the Stock Option is not validly exercised, the remainder of (i) the estimate of the Adjusted Purchase Price determined in accordance with Section 2.5(a) minus (ii) the Deposit; or (b) in the event the Stock Option is validly exercised, the remainder of (i) the estimate of the Adjusted Cash Purchase Price determined in accordance with Section 2.5(a), minus (ii) the Deposit.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement, together with the Records and other information provided hereunder as such relate to the Assets.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated as of July 19, 2016 by and among Reliance Energy, Reliance Exploration and Purchaser Parent, as amended in Section 8.15(a) and as otherwise amended from time to time.

“Consent” means any consent, approval, notice or authorization that is required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of any Asset, or any interest therein by the Seller Parties as contemplated by this Agreement.

“Contracts” is defined in subsection (d) of the definition of “Assets”.

“Controlled Group Liabilities” means any and all Damages or liabilities of any Seller Party or any of their respective ERISA Affiliates (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws.

“Conveyances” is defined in Section 10.2(b).

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Support” is defined in Section 4.18.

“Cure Deadline” is defined in Section 3.2(b).

“Customary Consents” means any and all Consents or permits of, or filings with or notifications to, any Governmental Authorities or any other Person which are required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of Assets that are customarily obtained after the assignment of any such assets or properties or interests, in each case, to the extent such Consents do not constitute a Required Consent.

“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.5.

“Damages” is defined in Section 13.5(b).

“Debt Instrument” means any contract or agreement that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial contract.

“Defect” means any Environmental Defect or Title Defect.

“Defect Amount” is defined in Section 3.2(c).

“Defect Deadline” is defined in Section 3.2(a).

“Defect Notice” is defined in Section 3.2(a).

“Defect Referee” is defined in Section 3.2(g)(i).

“Defensible Title” means that aggregate (x) record title (except to the extent a Seller’s interest in any Well or Undeveloped Lease set forth on Exhibit A-1 or Exhibit A-2) is the result of any applicable joint operating agreement and (y) beneficial title of all Sellers in and to the Wells and Undeveloped Lease Sections which, as of the Effective Time and the Defect Deadline and subject to the Permitted Encumbrances:

(a) with respect to all depths expressly set forth on Exhibit A-1 or Exhibit A-2 as to each Undeveloped Lease or Well on such applicable Exhibit, entitles Sellers to receive in the aggregate Net Revenue Interest (i) in the case of any Well, not less than the Net Revenue Interest percentage shown for such Well in Exhibit A-2, and (ii) in the case of any Undeveloped Lease listed on Exhibit A-1 which has a positive Allocated Value, not less than the Net Revenue Interest shown for such Undeveloped Lease in Exhibit A-1, except, in each case of subsections (i) and (ii) of this clause (a), (A) any decreases in connection with those operations in which the applicable Seller may elect after the Execution Date to be a non-consenting co-owner, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units, (D) any decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries and (E) as otherwise expressly stated in Exhibit A-1 or Exhibit A-2;

(b) with respect to all depths expressly set forth on Exhibit A-2 as to any Well on Exhibit A-2, obligates Sellers, in the aggregate to bear a Working Interest no greater than the Working Interest shown for such Well in Exhibit A-2, except (i) as stated in Exhibit A-2, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (iii) changes due to the exercise after the Execution Date of non-consent rights under the applicable operating agreements and similar agreements or applicable Law, in each case, in accordance with Section 8.2 and (iv) increases that are accompanied by at least a proportionate increase in the Sellers’ aggregate Net Revenue Interest in such Well;

(c) with respect to all depths expressly set forth on Exhibit A-1 as to each Undeveloped Lease on Exhibit A-1, entitles Sellers, in the aggregate, to the number of Net Mineral Acres in and to such Undeveloped Lease as set forth therefor on Exhibit A-1, except (i) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units and (ii) decreases resulting from the drilling of a Well on such Undeveloped Lease to the extent permitted under Section 8.2; and

(d) is free and clear of Liens, other than Permitted Encumbrances.

“Deposit” is defined in Section 2.3(a).

“Designated Employees” is defined in Section 8.18(a).

“Development Area” means that area consisting of lands covered by the Leases of the Reliance Seller Subsidiaries set forth on Exhibit A-1 and the area that is two (2) miles around the border of such Leases, reflected as the area within the red outline in the attached Exhibit G-1 and Exhibit G-2.

“Direct Claim” is defined in Section 13.6(f).

“Disclosed Environmental Conditions” means all obligations and liabilities, known or unknown, to the extent arising from the matters set forth on Schedule 4.19, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time.

“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures or otherwise relate to or are referenced in any of the representations or warranties of the Seller Parties set forth in Article 4.

“Dispute” is defined in Section 14.3(a).

“Drag-Along” means the right or option of any Seller or any Affiliate of any Seller under any Contract, Lease or other instrument binding on a Seller, any Affiliate of a Seller or the Assets to require and cause a Person to directly or indirectly sell, transfer, dispose, or assign any interest in any Wells, Leases, Units or other Assets.

“Effective Time” means 12:01 a.m. Central Time on August 1, 2016.

“Environmental Defect” means any violation of or failure to comply with any Environmental Laws in connection with the ownership or operation of the Assets, or any Remediation or corrective action obligation with respect to the Assets (including in respect of any Release of Hazardous Substances) existing as of the Defect Deadline and that is chargeable to Sellers’ collective interest in the Assets but which have not been cured or Remediated as of the Closing Date, including the Disclosed Environmental Conditions; provided, however, that an Environmental Defect shall not include any Plugging and Abandonment liabilities.

“Environmental Laws” means, as the same have been amended to the Execution Date, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the

Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all similar Laws in effect as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing (a) pollution or pollution control; (b) protection of human health, natural resources, the environment or biological resources or (c) the disposal or Release or threat of Release of Hazardous Substances.

“Environmental Liabilities” means any and all Remediation obligations, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, and attorneys’ and consultants fees and expenses arising out of or related to any violations or non-compliance with any Environmental Laws, attributable to any Environmental Defects, any Release of Hazardous Substances or any other environmental violation or condition with respect to the ownership or operation of Assets.

“Environmental Referee” is defined in Section 3.2(g)(i).

“Equipment” is defined in subsection (c) of the definition of “Assets”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Escheat Funds” means any and all funds (a) held in suspense (including funds held in suspense for unleased interests and all penalties and interest accrued or required to be accrued on such funds under applicable Laws) that are attributable to Sellers’ ownership of the Assets or any interests pooled, unitized or communitized therewith on or prior to June 30, 2013 or (b) that any Seller is obligated to escheat to any Governmental Authority prior to the Effective Time.

“Escrow Account” means the account or account established and maintained by the Escrow Agent to hold the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement.

“Escrow Agent” means Citi Private Bank.

“Escrow Agreement” means an escrow agreement to be entered into by and among the Seller Representative, Purchaser and the Escrow Agent substantially in the form attached as Exhibit E.

“Escrow Amount” means the Escrow Cash and, if the Stock Option is validly exercised, the Escrow Stock.

“Escrow Cash” means (a) in the event the Stock Option is not validly exercised, an amount equal to Eighty-One Million Two Hundred Fifty Thousand and No/100 Dollars ($81,250,000.00), together with any interest, earnings or other amounts accrued thereon; and (b) in the event the Stock Option is validly exercised, an amount equal to Fifty-Six Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($56,875,000.00), together with any interest, earnings or other amounts accrued thereon.

“Escrow Deadline” means date that is twelve (12) months after the Closing Date.

“Escrow Stock” means, in the event the Stock Option is validly exercised, One Hundred Ninety-Seven Thousand Nine Hundred Twenty-Six (197,926) shares of Purchaser Parent Common Stock (which number of shares is the quotient of (A) Twenty-Four Million Three Hundred Seventy-Five Thousand and No/100 Dollars ($24,375,000.00) divided by (B) the Share Price), together with any dividends, distributions, earnings or other amounts accrued thereon.

“Exchange” is defined in Section 11.4.

“Exchange Act” is defined in Section 6.6(a).

“Excluded Assets” means all assets or properties not specifically described in the definition of “Assets,” including:

(a) all right, title and interest to the properties and assets set forth on Schedule 1.1(a);

(b) with respect to the Additional NPI Sellers only, all right, title and interest of any Additional NPI Seller in and to any asset, interest or property, including all Hydrocarbon leases, fee mineral interests, reversionary interests, non-participating royalty interests, executive rights, non-exclusive rights, royalties, overriding royalties, net profits interests, net profits royalty interests, net profits overriding royalty interests and any other similar interests in minerals, that are not described on Exhibit A-1 or do not constitute Seller NPIs (the “Additional NPI Seller Excluded Interests”);

(c) the Excluded Records;

(d) Assets excluded from this Agreement pursuant to Section 3.2(e)(iii), Section 3.2(e)(iv), Section 8.1(a), Section 8.5, Section 8.6 and Section 8.7;

(e) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(f) all personal computers and associated peripherals, cell phones and all telephone equipment;

(g) all indemnity rights, rights under any Contracts and all claims of any Seller Party against any Third Party to the extent related or attributable to, periods prior to the Effective Time (including claims for adjustments or refunds) or for which Sellers are liable for payment or required to indemnify Purchaser under Section 11.1 or Article 13 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(h) all of Sellers Parties’ and their respective Affiliates’ proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names and other intellectual property;

(i) all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (except proceeds from such Hydrocarbons for which the Adjusted Purchase Price is adjusted under Section 2.4(d)(iii)) and the Hydrocarbons expressly identified in subpart (f) of the definition of “Assets”);

(j) any and all claims of any Seller Party for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period ending prior to the Effective Time, (ii) Income Taxes and (iii) Taxes attributable to the Excluded Assets;

(k) all claims, rights and interests of any Seller Party or any Affiliate of any Seller Party (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of Assets prior to the Effective Time that are not included or constitute Assumed Obligations;

(l) all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Sellers are, in whole or in part, entitled to receive under Section 2.4;

(m) whether or not relating to the Assets: (i) master service agreements, procurement agreements, engineering and procurement contracts or similar service contracts and any work orders thereunder or relating thereto; (ii) agreements for the purchase and sale of Hydrocarbons, including NAESB or GISB master agreements and any confirmations thereunder and (iii) any other production marketing arrangements, whether or not applicable to the Assets, except the transferred Hydrocarbons sales agreements set forth on Schedule 4.9(a);

(n) the Seller Parties’ and their respective Affiliates’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of their business generally;

(o) all seismic or geophysical licenses;

(p) except for those items of the type described in paragraph (h) of the definition of “Assets”, all data, core and fluid samples and other engineering, geological or geophysical studies (including seismic data, studies and information), and all proprietary or confidential geologic, seismic geophysical and interpretative data and analyses, including any and all interpretations of any of the foregoing and other similar information and records;

(q) all Seller Benefit Plans; and

(r) all Hedges and Debt Instruments.

“Excluded Records” means any and all:

(a) corporate and financial records of the Seller Parties that relate to the Seller Parties’ business generally (whether or not relating to the Assets), or to businesses of the Seller Parties and any Affiliate of the Seller Parties other than the exploration and production of Hydrocarbons (including any records related to the Sellers Parties’ Affiliates’ midstream business);

(b) data, software and records to the extent disclosure or transfer is restricted, prohibited or subjected to payment of a fee, penalty or other consideration by any license agreement or other agreement with a Person other than Affiliates of the Seller Parties, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty or other consideration, as applicable;

(c) legal records and legal files of the Seller Parties, including all work product of and attorney-client communications with Sellers Parties’ legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions covering the Oil and Gas Properties or records or files related to any Assumed Obligations; and

(d) data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person.

“Execution Date” is defined in the introductory paragraph hereof.

“Financing” means any direct debt financing, investment, issuance, or placement from or with any Third Party incurred or intended to be incurred by Purchaser or its Affiliates in connection with (a) the financing of the payment of the Deposit, the Closing Payment or any portions of the Escrow Amount required to be delivered by Purchaser at Closing and (b) the issuance of the Adjusted Stock Purchase Price.

“Financing Sources” means (a) the Persons who have provided or do provide the Financing, including any Persons named in any debt commitment letters, joinder agreements, indentures or credit agreements or similar agreements entered into in connection therewith or relating thereto and (b) each such Persons’ Affiliates, officers, directors, employees and representatives, advisors, counsels and consultants and their successors and assigns.

“FLSA” means the Fair Labor Standards Act, as amended.

“Fundamental Representations” means (a) with respect to the Seller Parties, the representations and warranties of the Seller Parties set forth in Section 4.1 through Section 4.3, Section 4.4(b), Section 4.6 and Section 4.23 and the corresponding representations and warranties given in the certificates delivered by the Seller Parties at Closing pursuant to Section 10.2(g), (b) with respect to Purchaser, the representations and warranties of Purchaser set forth in Section 5.1 through Section 5.3 and Section 5.7 and the corresponding representations and warranties given in the certificate delivered by Purchaser at Closing pursuant to Section 10.3(i), and (c) the representations and warranties of Purchaser Parent set forth in Section 6.1 through Section 6.3 and Section 6.5 and the corresponding representations and warranties given in the certificate delivered by Purchaser at Closing pursuant to Section 10.3(i).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribal, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “hazardous waste”, “hazardous substance” or “hazardous material” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damages or liability under, any applicable Environmental Law including hazardous substances under CERCLA.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including hydrocarbons or securities, to which any Seller or the Oil and Gas Properties are bound.

“Hire Date” is defined in Section 8.18(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements and imbalances under gathering or transportation agreements.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indemnified Person” is defined in Section 13.6(a).

“Indemnifying Party” is defined in Section 13.6(a).

“Individual Defect Threshold” means an amount equal to Fifty Thousand Dollars ($50,000.00).

“Individual Indemnification Threshold” means an amount equal to Twenty-Five Thousand Dollars ($25,000.00).

“Initial NPI Sellers” is defined in the introductory paragraph hereof.

“Insolvent” means, with respect to a Person, that (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total debt, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Invasive Activity” is defined in Section 8.1(a).

“Knowledge” means, with respect to the Seller Parties, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of those Persons named on Schedule 1.1(d).

“Lands” is defined in subsection (a) of the definition of “Assets”.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Leases” is defined in subsection (a) of the definition of “Assets”.

“Lien” means any lien, mortgage, pledge, collateral assignment or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Lock-Up Period” is defined in Section 8.21(a).

“Material Contract” means, to the extent binding on the Oil and Gas Properties or Purchaser’s ownership thereof after Closing, any Contract which is one or more of the following types:

(a) Contracts that can reasonably be expected to result in gross revenue to Sellers (in the aggregate) per fiscal year in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), net to the aggregate interests of the Seller Parties;

(b) Contracts that can reasonably be expected to result in expenditures from Sellers (in the aggregate) per fiscal year in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), net to the aggregate interests of the Seller Parties;

(c) Contracts with any Affiliate of any of the Seller Parties that will not be terminated at or prior to Closing;

(d) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties that are not cancelable without penalty to the Sellers Parties or any of their permitted successors and assigns, on at least ninety (90) days prior written notice;

(e) Contracts that are participation agreements, exploration agreements, development agreements, joint operating agreements, unitization agreements, pooling agreements, communitization agreements or similar agreements;

(f) To the extent any obligations are currently pending, Contracts of any Seller Party to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Oil and Gas Properties, but excluding right of reassignment upon intent to abandon any such Oil and Gas Property;

(g) Contracts with any remaining drilling or development obligations on the part of a Seller;

(h) Contracts containing any area of mutual interest agreements or similar provisions;

(i) Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons (A) guaranteed with minimum throughput, minimum volume or similar requirements or (B) that are not cancellable without penalty on ninety (90) days or less prior written notice;

(j) Contracts that are commitments to generate, develop, share or trade seismic data or similar agreements;

(k) Contracts for the lease or rental to any Seller Party of personal property that are not cancellable without penalty on ninety (90) days or less prior written notice;

(l) Contracts that contain a non-compete agreement or otherwise purport to limit or prohibit the manner in which, or the locations in which, a Seller Party may conduct its business; and

(m) Contracts providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof.

“MMBtu” means one million BTU.

“Net Mineral Acre” means, as to each Undeveloped Lease, the product of (a) the number of surface acres of land that are described in such Undeveloped Lease (i.e. gross acres), multiplied by (b) the Undivided Interests in the fee minerals, non-executive interests and other mineral fee interests in the lands covered by such Undeveloped Lease, multiplied by (c) Sellers’ aggregate Working Interest in such Undeveloped Lease (provided, however, if item (a), (b) or (c) of this definition vary as to different areas within any tracts or parcels burdened by such Lease or with any of the depths set forth on Exhibit A-1 for such Undeveloped Lease, a separate calculation shall be performed with respect to each such area or depth).

“Net Mineral Acre Price” means, with respect to each Undeveloped Lease, the value set forth in Schedule 2.8 for each Net Mineral Acre burdened by such Undeveloped Lease.

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property, after giving effect to all Royalties.

“Non-Compete Period” is defined in Section 8.23(a).

“Non-Fundamental Representations” means (a) with respect to the Seller Parties, all representations and warranties of the Seller Parties set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the certificates delivered by the Seller Parties at Closing pursuant to Section 10.2(g)), excepting and excluding any and all Fundamental Representations of the Seller Parties, (b) with respect to Purchaser, all representations and warranties of Purchaser set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the certificate delivered by Purchaser at Closing pursuant to Section 10.3(i)), excepting and excluding any and all Fundamental Representations of Purchaser and (c) with respect to Purchaser Parent, all representations and warranties of Purchaser Parent set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the certificate delivered by Purchaser at Closing pursuant to Section 10.3(i)), excepting and excluding any and all Fundamental Representations of Purchaser Parent.

“NORM” means naturally occurring radioactive material, radon gas and asbestos.

“Notice” is defined in Section 14.1.

“NYSE” means the New York Stock Exchange, LLC.

“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets”.

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Permitted Encumbrances” means any or all of the following:

(a) all Royalties if the net cumulative effect of such burdens would not, individually or in the aggregate, be reasonably likely to (i) reduce Sellers’ aggregate Net Revenue Interest in any Undeveloped Lease or Well below that shown in Exhibit A-1 or Exhibit A-2, as applicable, or (ii) impair or have an adverse effect on the ownership, operation or reasonably foreseeable, as of the Execution Date, development of the affected Asset;

(b) the terms of all Contracts and Leases, if the net cumulative effect thereof would not, individually or in the aggregate, be reasonably likely to (i) decrease the Sellers’ aggregate Net Revenue Interest with respect to any Well or Undeveloped Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Undeveloped Lease, (ii) obligate Sellers to bear in the aggregate a Working Interest with respect to any Well or Undeveloped Lease in an amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Lease (unless the Sellers’ aggregate Net Revenue Interest for such Well or Undeveloped Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest) or (iii) impair or have an adverse effect on the ownership, operation or reasonably foreseeable, as of the Execution Date, development of the affected Asset;

(c) all (i) rights of first refusal, preferential purchase rights and similar rights with respect to the Assets, (ii) Consents, Required Consents and Customary Consents; or (iii) consent requirements and similar restrictions, in each case of clauses (i) through (iii) that are not applicable to the sale of the Assets contemplated by this Agreement;

(d) inchoate Liens created under the terms of the Leases, Rights of Way or the Contracts, inchoate Liens for current period Taxes, inchoate materialman’s and other similar inchoate Liens arising in the ordinary course of business that, in each case, secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by Law) or being contested in good faith by appropriate actions as described on Schedule 1.1(b);

(e) to the extent not triggered, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f) any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, if the net cumulative effect thereof would not, individually or in the aggregate, be reasonably likely to (i) decrease the Sellers’ aggregate Net Revenue Interest with respect to any Well or Undeveloped Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Undeveloped Lease, (ii) obligate Sellers to bear in the aggregate a Working Interest with respect to any Well or Lease in an amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Undeveloped Lease (unless the Sellers’ aggregate Net Revenue Interest for such Well or Undeveloped Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest) or (iii) impair or have an adverse effect on the ownership, operation or reasonably foreseeable, as of the Execution Date, development of the affected Asset;

(g) all applicable Laws and rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner;

(h) rights of any common owner of any interest in Rights of Way currently held by any Seller and such common owner as tenants in common or through common ownership with respect to such Rights of Way if the net cumulative effect thereof do not (i) decrease the Sellers’ aggregate Net Revenue Interest with respect to any Well or Undeveloped Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Undeveloped Lease, (ii) obligate Sellers (and Purchaser as of the Closing Date) to bear in the aggregate a Working Interest with respect to any Well or Undeveloped Lease in an amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Undeveloped Lease (unless the Sellers’ aggregate Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest) or (iii) impair or have an adverse effect on the ownership, operation or reasonably foreseeable development of the affected Asset;

(i) any other Liens, defects, burdens or irregularities which are based solely on a lack of information in Sellers’ files or of record;

(j) Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust or similar instruments have been expressly subordinated to the applicable Seller’s rights under such Lease or post-date the creation of the applicable Lease;

(k) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;

(l) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and has resulted in another party’s competing claim of title to the Assets;

(m) any defect that is cured, released or waived by applicable Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than twenty (20) years and no affirmative evidence shows that another Person has asserted a competing claim of title to the Assets directly related to any such defect;

(n) any defect arising from prior oil and gas leases relating to the lands burdened by the Leases that are terminated but are not surrendered or released of record;

(o) any Lien on or affecting the Assets that is discharged by the Seller Parties at or prior to Closing; or

(p) all other Liens, charges, encumbrances, defects or irregularities that would not, individually or in the aggregate, be reasonably likely to detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby, which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties similar to the Assets, and which do not (i) decrease the Sellers’ aggregate Net Revenue Interest with respect to any Well or Undeveloped Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or

Undeveloped Lease, (ii) obligate Sellers (and Purchaser as of the Closing Date) to bear in the aggregate a Working Interest with respect to any Well or Undeveloped Lease in an amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Undeveloped Lease (unless the Sellers’ aggregate Net Revenue Interest for such Well or Undeveloped Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest) or (iii) impair or have an adverse effect on the ownership, operation or reasonably foreseeable, as of the Execution Date, development of the affected Asset.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Phase I” is defined in Section 8.1(a).

“Phase II” is defined in Section 8.1(a).

“Phase II Guidelines” means the following rules: (a) all Invasive Activities shall be performed by environmental consultants and labs selected by Purchaser and approved by the Seller Representative (such approval not to be unreasonably withheld, conditioned or delayed), (b) Purchaser and Purchaser’s Representatives shall complete Invasive Activities prior to the Defect Deadline, (c) prior to conducting any Invasive Activities, Purchaser shall furnish for Sellers Representative’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities, and, if any of the Invasive Activities are likely to unreasonably interfere with normal operation of the Assets, the Seller Representative may request an appropriate modification of the proposed Invasive Activity, (d) except in connection with any dispute under Article 3, Purchaser shall maintain and shall cause the Purchaser’s Representatives to maintain all information obtained by Purchaser and Purchaser’s Representatives pursuant to any Invasive Activity as strictly confidential until the Closing occurs, (e) after completing any Invasive Activity, Purchaser shall at its sole cost and expense restore the Assets to their condition prior to the commencement of such Invasive Activity and, if this Agreement is terminated pursuant to Article 12 without the consummation of the transactions contemplated hereby, Purchaser shall promptly dispose of all drill cuttings, corings or other investigative-derived waters generated in the course of such Invasive Activity, (f) Purchaser shall provide the Seller Representative with a copy of the final draft of all environmental reports prepared by or on behalf of Purchaser with respect to any Invasive Activity conducted on the Assets, and (g) in the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Invasive Activity, Purchaser agrees that Sellers shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities provided that if Sellers fail to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure such Person shall have the right to fully comply with such legal obligation.

“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells and Equipment located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Rights of Way and Contracts.

“Preliminary Settlement Statement” is defined in Section 2.5(a).

“Property Costs” means all direct operating and production expenses and capital expenditures, in each case, paid or payable to Third Parties, incurred in the ownership and operation of the Assets (which, notwithstanding the fact that War Horse Services, LLC is not a Third Party, shall be deemed to include any expenses paid or payable to War Horse Services, LLC for services provided to the Seller Parties with respect to the Assets to the extent the same are permitted costs and expenses paid to affiliates of an operator that are chargeable under COPAS to the applicable joint account) and any Third Party overhead costs under any applicable Contracts; provided, however, that Property Costs do not include any costs, expenses or liabilities arising out of or constituting: (i) personal injury, illness or death, property damage, torts, breach of contract or non-compliance or violation of any Law, (ii) Remediation obligations or any other obligations relating to the Plugging and Abandonment or decommissioning of any of the Assets, (iii) Environmental Liabilities, (iv) obligations with respect to Imbalances, (v) obligations to pay Royalties, including Suspense Funds and Escheat Funds, (vi) obligations with respect to Hedge Contracts, (vii) any Asset Taxes, Income Taxes or Transfer Taxes, (viii) any overhead costs, fees or expenses that are paid or payable to Sellers or any Affiliate of Sellers or charged or chargeable by a Seller or any Affiliate of Sellers, (ix) any costs or expenses incurred in connection with the cure (or attempted cure) of any Title Defect, Environmental Defect, environmental conditions or matters or title claims (including claims that Leases have terminated), (x) costs and expenses incurred in connection with any Casualty Loss between the Effective Time and the Closing (including any repair or restoration costs related thereto), (xi) any Damages or liabilities that constitute Retained Liabilities or for which Sellers have agreed hereunder or under any other Transaction Document to indemnify, defend or hold harmless any member of the Purchaser Group or (xii) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (xi), whether such claims are made pursuant to contract or otherwise. For the avoidance of doubt, “Property Costs” shall not include any Asset Taxes, Income Taxes or Transfer Taxes.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Group” is defined in Section 13.3.

“Purchaser Guarantied Obligations” is defined in Section 14.16(a).

“Purchaser Parent” is defined in the introductory paragraph hereof.

“Purchaser Parent Common Stock” is defined in Section 2.2(b)(ii).

“Purchaser Parent Material Adverse Effect” means one or more events, occurrences or matters that individually or in the aggregate would reasonably be expected to result in a material adverse effect on (a) the business, results of operations, financial condition or assets of the Purchaser Parent or its subsidiaries, taken as a whole, or (b) the ability of Purchaser or Purchaser Parent to consummate the transactions contemplated hereunder, excluding any effect resulting from the following:

(a) Changes in Hydrocarbon prices;

(b) Any change affecting the oil and gas industry generally, including any increase in operating costs or capital expenses or any reduction in drilling activity or production;

(c) Any change in the economy or the financial, capital or energy markets generally in the United States or elsewhere in the world, including changes generally in supply, demand, price levels or interest or exchange rates;

(d) Any change in accounting requirements or principles imposed by any change in GAAP or the interpretation thereof;

(e) Any change in Law or the interpretation thereof by any Governmental Authority;

(f) Any change in general regulatory or political conditions, including acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade;

(g) The announcement of the execution, or the pendency, of this Agreement or the performance of obligations under this Agreement;

(h) Any reclassification or recalculation of reserves in the ordinary course of business;

(i) Any failure to meet any projections, forecasts or estimates of financial metrics for any period;

(j) Any natural disasters or acts of God; or

(k) Any actions or inactions of Purchaser or Purchaser Parent taken in compliance with this Agreement or consented to by the Seller Representative.

For the avoidance of doubt, (x) except with respect to the representation and warranty of Purchaser Parent in Section 6.8, the exclusions listed above in this definition shall not override or modify the phrasing of any particular representation or warranty that includes the defined term “Purchaser Parent Material Adverse Effect” and (y) the sole functions of such exclusions are (i) to modify the representation and warranty of Purchaser Parent in Section 6.8 and (ii) for the purpose of determining the satisfaction of the condition to Closing set forth in Section 9.1(a)(ii).

“Purchaser Parent Reports” is defined in Section 6.6(a).

“Purchaser Related Parties” is defined in Section 12.2(f).

“Purchaser’s Auditor” is defined in Section 8.19(b).

“Purchaser’s Representatives” is defined in Section 8.1(a).

“Records” means all books, records, files, data, information, drawings and maps to the extent related to the Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), hazard data and surveys, production records, engineering files and environmental records, together with all personnel records of Transferred Employees (to the extent such records may be transferred under applicable Law); but excluding, however, in each case, the Excluded Records.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning, emptying, abandoning, discarding or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Reliance Energy” is defined in the introductory paragraph hereof.

“Reliance Exploration” is defined in the introductory paragraph hereof.

“Reliance-GF” is defined in the introductory paragraph hereof.

“Reliance Guarantied Obligations” is defined in Section 14.17(a).

“Reliance Seller Subsidiary” is defined in the introductory paragraph hereof.

“Reliance-WA” is defined in the introductory paragraph hereof.

“Remediate” mean any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, or other corrective actions required under applicable Environmental Laws to address a violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain, control or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or lechate collection systems, when any of the foregoing non-permanent remedies are consistent with the continued safe and prudent long-term operation of the Oil and Gas Properties. The term “Remediation” shall have its correlative meaning.

“Required Consent” means any Consent for which (a) the failure to obtain such Consent would cause any of the Assets or the assignment of the Assets affected thereby to Purchaser to be void or voidable, (b) the failure to obtain such Consent would cause the termination of a Lease or Contract under the express terms thereof, (c) the failure to obtain such Consent would be reasonably likely to result in any material liability or material Damages that are liquidated in amount to Purchaser after Closing, or (d) the failure to obtain such Consent would materially impair the value, use, operation, to the extent reasonably foreseeable as of the Execution Date, development or operation of the applicable Oil and Gas Properties.

“Restricted Opportunity” is defined in Section 8.23(b).

“Restricted Person” is defined in Section 8.23(a).

“Retained Employee-Related Liabilities” means all liabilities of the Seller Parties and their respective Affiliates that are attributable to, associated with or related to, or that arise out of or in connection with (a) any Seller Benefit Plan or any other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by any Seller Party or any of its ERISA Affiliates or to which any Seller Party or any of its ERISA Affiliates was obligated to contribute at any time on or prior to the Closing, including all Controlled Group Liabilities; (b) the employment or engagement of any individual who does not become a Transferred Employee, including all liabilities arising from or relating to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof arising at any time; and (c) the employment or engagement of a Transferred Employee to the extent existing or arising on or prior to such Transferred Employee’s Hire Date.

“Retained Liabilities” means any Damages, obligations or liabilities related to or arising out of any of the following:

(a) any Third Party claims related to any death or physical injury to any Person, to the extent related to or arising out of the ownership or operation of the Assets by Sellers or their Affiliates and arising from events occurring prior to the Closing Date;

(b) any Third Party claims related to any disposal at off-site disposal facilities of Hazardous Substances related to or arising out of the ownership or operation of the Assets by Sellers or their Affiliates prior to the Closing Date;

(c) any Third Party claims related to any property damage of any Third Party, to the extent related to or arising out of the ownership or operation of the Assets by Sellers or their Affiliates and arising from events occurring prior to the Closing Date (but excluding any and all Remediation costs and expenses with respect to any Assets);

(d) any Third Party claims related to any payment, nonpayment or mispayment of Royalties attributable to Sellers’ and their Affiliates’ ownership of the Assets prior to the Effective Time;

(e) any Third Party claims related to any acts or omissions of gross negligence or willful misconduct of any member of the Sellers Group related to or arising out of the Sellers Group’s ownership or operation of the Assets prior to the Closing Date;

(f) any (A) civil or administrative fines or penalties imposed or assessed as a result of any pre-Closing Date violation of Law and (B) any criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law, in each case, related to or arising out of the ownership or operation of the Assets by the Seller and their Affiliates prior to the Closing Date;

(g) any actions, suits or proceedings that are pending before a Governmental Authority as of the Closing Date related to or arising out of Sellers’ or their Affiliates’ ownership or operation of the Assets;

(h) any Escheat Funds;

(i) until two (2) years after the Closing Date, any Property Costs attributable to Sellers’ and their Affiliates’ ownership of the Assets prior to the Effective Time;

(j) any Seller Taxes;

(k) any Retained Employee-Related Liabilities;

(l) any Seller NPI Related Liabilities; or

(m) the Excluded Assets.

“Rights of Way” is defined in subsection (e) of the definition of “Assets”.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties.

“SEC” is defined in Section 5.11.

“Securities Act” is defined in Section 4.23.

“Securities Laws” is defined in Section 6.6(a).

“Seller Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (b) each equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (a) above, in each case, sponsored, maintained or contributed to by any Seller Party or any of its Affiliates or with respect to which any Seller Party or any of its Affiliates has, or would reasonably be expected to have, any direct or indirect liability.

“Seller Material Adverse Effect” means any events, changes or circumstances that individually would be reasonably likely to result in a material adverse effect on (a) the value, ownership, operation or financial condition of the Assets as currently owned and operated or (b) performance of any Reliance Seller Subsidiary’s obligations and covenants hereunder that are to be performed prior to, at or after Closing, excluding any effect resulting from the following:

(a) Changes in Hydrocarbon prices;

(b) Any change affecting the oil and gas industry generally, including any increase in operating costs or capital expenses or any reduction in drilling activity or production;

(c) Any change in the economy or the financial, capital or energy markets generally in the United States or elsewhere in the world, including changes generally in supply, demand, price levels or interest or exchange rates;

(d) Any change in accounting requirements or principles imposed by any change in GAAP or the interpretation thereof;

(e) Any change in Law or the interpretation thereof by any Governmental Authority;

(f) Any change in general regulatory or political conditions, including acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade;

(g) The announcement of the execution, or the pendency, of this Agreement or the performance of obligations under this Agreement;

(h) Any reclassification or recalculation of reserves in the ordinary course of business;

(i) Any failure to meet any projections, forecasts or estimates of financial metrics for any period;

(j) Any natural disasters or acts of God; or

(k) Any actions or inactions of any Seller Party taken in compliance with this Agreement or consented to by Purchaser or Purchaser Parent.

For the avoidance of doubt, (x) the exclusions listed above in this definition shall not override or modify the phrasing of any particular representation or warranty that includes the defined term “Seller Material Adverse Effect” and (y) the sole function of such exclusions is for the purpose of determining the satisfaction of the condition to Closing set forth in Section 9.2(a)(ii).

“Seller NPI” means any net profits interest, net profits royalty interest, net profits overriding royalty interest or similar interest granted or conveyed by any Seller or any Affiliate of any Seller, including those interests described on Schedule 1.1(c), that burdens or is carved out of any interests in the Oil and Gas Properties.

“Seller NPI Holder” means each Person that is a grantee or holder (or assignee or successor in interest of a grantee or holder) of a Seller NPI.

“Seller NPI Related Liabilities” is defined in Section 14.14(d).

“Seller Party” is defined in the introductory paragraph hereof.

“Seller Representative” is defined in Section 14.14(b).

“Seller Taxes” means (a) all Income Taxes imposed by any applicable Law on any Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) all Asset Taxes allocable to Sellers pursuant to Section 11.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers as a result of the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4 or Section 2.5 as applicable) and (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of any Seller that is not part of the Assets.

“Sellers” is defined in the introductory paragraph hereof.

“Sellers Group” is defined in Section 13.2.

“Share Price” means $123.1519, which is the volume weighted average share price taken to four decimal places of shares of Purchaser Parent Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the twenty (20) consecutive trading Business Days ending on and including the first (1st) trading Business Day preceding the Execution Date.

“Stock Option” is defined in Section 2.2(b).

“Stock Purchase Price” is defined in Section 2.2(b)(ii).

“Straddle Period” means any Tax period beginning before and ending on or after the date that includes the Effective Time.

“Suspense Funds” means any and all Royalties held in suspense by Sellers at the Closing, and any interest accrued in escrow accounts for such suspended funds, but excluding any Escheat Funds.

“Tag-Along” means the right or option of any Person under any Contract, Lease or other instrument binding on a Seller, any Affiliate of a Seller or the Assets to require and cause a Seller, any Affiliate of a Seller or Purchaser to purchase, acquire and receive an assignment of any interest in any Wells, Leases, Units or other Assets.

“Target Closing Date” is defined in Section 10.1.

“Tax Return” means any tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other taxes, (b) unclaimed property and escheat obligations, (c) any interest, fine, penalty or addition to tax imposed by a Governmental Authority in connection with any item described in clause (a) or (b), above, and (d) any liability in respect of any item described in clauses (a) through (c), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group).

“Termination Date” is defined in Section 12.1.

“Third Party” means any Person other than the Seller Parties, Purchaser or any of their respective Affiliates.

“Third Party Claim” is defined in Section 13.6(b).

“Title Benefit” means any right, circumstance or condition that operates to (a) with respect to all depths expressly set forth on Exhibit A-1 or Exhibit A-2, as applicable, increase the aggregate Net Revenue Interest of Sellers as of the Effective Time and the Defect Deadline in any of the Wells or Undeveloped Leases above that shown in the applicable Exhibit for such Wells or Undeveloped Lease (without at least a proportionate increase in the Sellers’ aggregate Working Interest in such Wells or Undeveloped Lease) or (b) with respect to all depths expressly set forth on Exhibit A-1 or Exhibit A-2, as applicable, in the case of the Undeveloped Leases, increase the Net Mineral Acres to which Sellers are entitled for such Undeveloped Lease above that shown on Exhibit A-1 for such Undeveloped Lease.

“Title Benefit Amount” is defined in Section 3.2(f)(ii).

“Title Benefit Notice” is defined in Section 3.2(f)(i).

“Title Benefit Property” is defined in Section 3.2(f)(i).

“Title Defect” means any Lien, obligation, burden or defect, including a discrepancy in Net Revenue Interest, Working Interest or Net Mineral Acres that results in the failure of Sellers, in the aggregate, to have Defensible Title to any Well or Undeveloped Lease; provided, however, that none of the following shall be considered a Title Defect for any purpose: (a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission would reasonably be expected to result in another Person’s superior claim of title to the relevant Asset; (b) defects based on a gap in Sellers’ chain of title in the state’s records as to state Leases, or in the federal government’s records as to federal Leases, unless such gap is affirmatively shown to exist in such records by a runsheet, lease ownership report or an abstract of title or a title opinion prepared by an independent attorney, which documents shall be included in the applicable Title Defect Notice; (c) defects affecting any depths or formations other than the depths or formations identified on Exhibit A-1 or Exhibit A-2, as applicable, for the applicable Well or Undeveloped Lease; or (d) defects that are solely the result of (x) the existence of the Seller NPIs held by the Seller NPI Holders listed held on Schedule 1.1(c) or (y) the failure of a Seller NPI Holder listed on Schedule 1.1(c) to ratify and join this Agreement prior to the Closing (for the avoidance of doubt, in the case of clause (x) or (y), such matters described in this subsection (d) shall be handled exclusively pursuant Section 8.7).

“Title Referee” is defined in Section 3.2(g)(i).

“Transaction Documents” means (a) this Agreement, (b) any Transition Agreements, (c) the Conveyances, (d) the Escrow Agreement, and (e) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transfer Taxes” is defined in Section 11.2.

“Transferred Employees” is defined in Section 8.18(b).

“Transition Agreements” is defined in Section 8.25.

“Unadjusted Purchase Price” is defined in Section 2.2(a).

“Undeveloped Lease” means each Lease described on Exhibit A-1.

“Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in the applicable properties and assets (whether tangible or intangible, real or personal).

“Units” is defined in subsection (a) of the definition of “Assets”.

“Wells” is defined in subsection (b) of the definition of “Assets”.

“Working Interest” means, with respect to any Oil and Gas Property, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property required to be borne with respect thereto, but without regard to the effect of any Royalties.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means, unless specifically provided otherwise, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit thereto; (g) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided, however, that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person and (o) any requirement that a Party use “commercially reasonable efforts” hereunder shall not be construed to include any requirement of such Party or any of its Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. On the terms and conditions contained in this Agreement, the Seller Parties jointly and severally agree that the Sellers will sell to Purchaser and Purchaser and Purchaser Parent jointly and severally agree that Purchaser will accept and pay for the Assets, including by assumption of the Assumed Obligations.

Section 2.2 Purchase Price.

(a) The purchase price for the Assets shall be a cash amount equal to One Billion Six Hundred Twenty-Five Million and No/100 Dollars ($1,625,000,000.00) (the “Unadjusted Purchase Price”). The Unadjusted Purchase Price shall be adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).

(b) On or prior to August 29, 2016, either Purchaser, on behalf of Purchaser and Purchaser Parent, or the Seller Representative, on behalf of Sellers, shall have the right and option (the “Stock Option”) to elect to require that, subject to the terms and adjustments set forth herein, the Unadjusted Purchase Price for the Assets be paid, delivered and issued (i) Four Hundred Eighty-Seven Million Five Hundred Thousand and No/100 Dollars ($487,500,000.00) in the form of Purchaser Parent Common Stock and (ii) the remainder of the Unadjusted Purchase Price in the form of cash, and in such event the “Unadjusted Purchase Price” shall consist of the following:

(i) a cash amount equal to One Billion One Hundred Thirty-Seven Million Five Hundred Thousand and No/100 Dollars ($1,137,500,000.00) (the “Cash Purchase Price”); and

(ii) a number of shares of Purchaser Parent common stock, par value $0.001 per share (“Purchaser Parent Common Stock”), equal to Three Million Nine Hundred Fifty-Eight Thousand Five Hundred Twenty-Six (3,958,526), which number of shares is the quotient of (A) Four Hundred Eighty-Seven Million Five Hundred Thousand and No/100 Dollars ($487,500,000.00) divided by (B) the Share Price (such resulting number of shares of Purchaser Parent Common Stock, the “Stock Purchase Price”). Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Parent Common Stock shall be issued as part of the Stock Purchase Price, no dividend or distribution with respect to Purchaser Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser Parent. In lieu of the issuance of any such fractional share, Purchaser at Closing shall pay to Sellers an amount in cash determined by multiplying (I) the Share Price by (II) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Purchaser Parent Common Stock to which Sellers would otherwise be entitled to receive pursuant hereto.

(c) The Stock Option may be exercised any time on or prior to August 29, 2016, by the delivery of a Notice delivered by the Seller Representative to Purchaser or by Purchaser to the Seller Representative stating that such delivering Party has elected to exercise the Stock Option. Any valid delivery by a Party of a Notice of election to exercise the Stock Option shall constitute the final, binding and irrevocable election to exercise the Stock Option and shall be binding for all purposes as to all of the Parties. In the event that neither Purchaser nor the Seller Representative validly delivers a Notice electing to exercise the Stock Option prior to August 29, 2016, then (i) the Parties shall be deemed to have made an election not to exercise the Stock Option and (ii) the provisions set forth in Section 4.23, Section 8.20 and Section 8.21 and all other obligations of Purchaser Parent hereunder shall be null and void ab initio for all purposes. In the event the Stock Option is validly exercised by the Seller Representative or Purchaser, the Seller Representative shall designate and identify in the Preliminary Settlement Statement delivered under Section 2.5(a) (i) the Sellers and other Persons to receive Purchaser Parent Common Stock at Closing, (ii) the number of shares of Purchaser Parent Common Stock to be issued to each such Person and (iii) such other information about any such Person that is not a Seller that may be reasonably requested by Purchaser; provided, however, in no event shall Purchaser or Purchaser Parent be required to issue or cause to be issued any Purchaser Parent Common Stock to any Person that has not ratified and joined this Agreement as a Seller or executed and delivered a certification, representation and warranty as to the matters set forth in Section 4.23 as to such Person, together with any other applicable information or documents required under applicable Laws. Notwithstanding any provision in this Section 2.2(c) to the contrary, each of the Reliance Selling Subsidiaries and each Initial NPI Seller hereby agrees that, unless otherwise designated by the Seller Representative in the Preliminary Settlement Statement, such Seller will accept a proportionate share of the Stock Purchase Price to be issued hereunder (based on the respective portions of the Unadjusted Purchase Price allocable to the Reliance Selling Subsidiaries and the Initial NPI Sellers).

(d) For the avoidance of doubt, the Stock Purchase Price shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Purchaser Parent Common Stock, or any transaction in which shares of Purchaser Parent Common Stock are converted into other securities or cash, in each case, occurring after the signing of this Agreement and prior to the Closing. For the further avoidance of doubt, any reference in this Agreement to shares of Purchaser Parent Common Stock comprising the Stock Purchase Price that occurs after the signing of this Agreement shall have the corresponding meaning.

Section 2.3 Deposit.

(a) Within two (2) Business Days after the Execution Date, (i) Purchaser and the Seller Representative shall execute and deliver to each other and the Escrow Agent the Escrow Agreement and (ii) Purchaser shall deposit into an escrow account an amount equal to five percent (5%) of the Unadjusted Purchase Price (together with any interest, earnings or other amounts accrued thereon, the “Deposit”), pursuant to the terms of the Escrow Agreement.

(b) In the event that Closing occurs, then on the Closing Date (i) the Deposit shall be applied and credited toward the Escrow Cash, to be held pursuant to the terms hereof and the Escrow Agreement and shall constitute part of the Unadjusted Purchase Price and (ii) the excess (if any) of the Deposit over the Escrow Cash shall be disbursed by the Escrow Agent to Sellers pursuant to joint written instructions executed and delivered by the Seller Representative and Purchaser to the Escrow Agent.

(c) If for any reason this Agreement is terminated in accordance with Section 12.1, then the Deposit shall be disbursed or retained as provided in Section 12.2.

Section 2.4 Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows, but only with respect to matters in the case of Section 2.4(a) for which notice is given on or before the Cut-Off Date:

(a) decreased in accordance with Section 3.2(e) with respect to Defects, Section 8.5 with respect to Required Consents, Section 8.6 with respect to any applicable preferential rights to purchase and Section 8.8 with respect to any applicable Casualty Loss;

(b) decreased by the amount of all Suspense Funds;

(c) adjusted for Asset Taxes, determined by utilizing the most recent information available, as follows:

(i) increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 11.1 but paid by Sellers (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Sellers in connection with a transaction to which Section 2.4(e) applies, and therefore were taken into account in determining the proceeds “received” by Sellers for purposes of applying Section 2.4(e) with respect to such transaction); and

(ii) decreased by the amount of all Asset Taxes allocated to Sellers in accordance with Section 11.1 but paid or otherwise economically borne by Purchaser;

(d) adjusted for Imbalances, inventory, amounts in storage and linefill on the Effective Time as follows:

(i) decreased by the aggregate amount owed by Sellers to Third Parties for Imbalances on the basis of, (A) in the case of gaseous Hydrocarbons, on the basis of $2.67 per MMBtu, (B) in the case of crude oil Hydrocarbons, (x) if produced from or credited to the Oil and Gas Properties identified on Exhibit A-1 or Exhibit A-2 as located in “Gallant Fox”, on the basis of $36.47 per Barrel or (y) if produced from or credited to the Oil and Gas Properties identified on Exhibit A-1 or Exhibit A-2 as located in “War Admiral”, on the basis of $32.90 per Barrel and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of $18.48 per Barrel, as applicable;

(ii) increased by the aggregate amount owed by Third Parties to Sellers Imbalances on the basis of applicable, (A) in the case of gaseous Hydrocarbons, on the basis of $2.67 per MMBtu, (B) in the case of crude oil Hydrocarbons, (x) if produced from or credited to the Oil and Gas Properties identified on Exhibit A-1 or Exhibit A-2 as located in “Gallant Fox”, on the basis of $36.47 per Barrel or (y) if produced from or credited to the Oil and Gas Properties identified on Exhibit A-1 or Exhibit A-2 as located in “War Admiral”, on the basis of $32.90 per Barrel and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of $18.48 per Barrel, as applicable; and

(iii) increased by the aggregate amount equal to Sellers’ share of any merchantable Hydrocarbons produced from or credited to the Oil and Gas Properties or located in tanks or storage facilities included in the Assets to the extent such merchantable Hydrocarbons are located above the bottom of the applicable downstream outlet flange as of the Effective Time based upon the quantities in tanks or storage facilities as of the Effective Time as measured by and reflected in Sellers’ records multiplied by: (A) in the case of gaseous Hydrocarbons, on the basis of $2.67 per MMBtu, (B) in the case of crude oil Hydrocarbons, (x) if produced from or credited to the Oil and Gas Properties identified on Exhibit A-1 or Exhibit A-2 as located in “Gallant Fox”, on the basis of $36.47 per Barrel or (y) if produced from or credited to the Oil and Gas Properties identified on Exhibit A-1 or Exhibit A-2 as located in “War Admiral”, on the basis of $32.90 per Barrel and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of $18.48 per Barrel, as applicable;

(e) without prejudice to any Party’s rights under Article 13, adjusted for proceeds and other income attributable to the Assets, Property Costs and certain other costs attributable to the Assets, and interest as follows:

(i) decreased by an amount equal to the aggregate amount of the following proceeds to the extent received by Sellers:

(A) amounts earned from the sale, during the period from and after the Effective Time, of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period from and after the Effective Time (net of any (1) Royalties, (2) gathering, processing and transportation costs paid in connection with sales of Hydrocarbons and (3) Property Costs that are deducted by the purchaser of production), and

(B) other income earned with respect to the Assets attributable to the periods from and after the Effective Time (provided that for purposes of this Section 2.4(e)(i)(B), no adjustment shall be made for funds received by Sellers for the account of any Third Party and to which Sellers do not become entitled prior to the Cut-Off Date or any reimbursements for overhead costs charged by any Seller Parties in respect of its working interest under the applicable operator or unit agreement and excluding the effects of any Hedges, futures, options, swaps, or other derivatives);

(ii) increased by an amount equal to the amount of all Property Costs, which are incurred in the ownership and operation of the Assets from and after the Effective Time and paid by Sellers through and including the Closing Date, except in each case any costs already deducted in the determination of proceeds in Section 2.4(e)(i); and

(iii) increased by the net amount of all prepaid expenses (including prepaid insurance costs, bonuses, rentals and cash calls to Third Party operators, but excluding any Asset Taxes, Income Taxes or Transfer Taxes) paid by Sellers and attributable to periods from and after the Effective Time;

(f) decreased in accordance with Section 8.7 by the aggregate value specified on Schedule 8.7 for all Seller NPIs (i) for which the applicable Seller NPI Holders do not ratify and join this Agreement prior to the Closing and (ii) are not conveyed and assigned at Closing by Sellers to Purchaser; and

(g) increased by an operating fee equal to Three Hundred Fifty Thousand and No/100 Dollars ($350,000) per month for each month (prorated for any partial month) between the Effective Time and the Closing.

The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.4(e) shall be determined in accordance with GAAP using the accrual method of accounting and COPAS, as consistently applied (the “Accounting Principles”). Notwithstanding anything to the contrary in this Agreement, but subject to any adjustment made (x) at Closing pursuant to Section 3.2(b) for any Title Defect for which the Seller Representative elects to cure after the Closing (which adjustment shall be made to the Cash Purchase Price only) or (y) post-Closing pursuant to Section 2.5(b), in the event the Stock Option is validly exercised, all adjustments to the Unadjusted Purchase Price shall be made between the Cash Purchase Price (the Cash Purchase Price, as adjusted, the “Adjusted Cash Purchase Price”) and the Stock Purchase Price (the Stock Purchase Price, as adjusted, the “Adjusted Stock Purchase Price”) in the same ratio as the cash portion of the Unadjusted Purchase Price bears to the aggregate Share Price attributable to the unadjusted Stock Purchase Price.

Section 2.5 Closing Payment and Post-Closing Adjustments.

(a) Not later than five (5) days prior to the Closing Date, the Seller Representative shall prepare and deliver to Purchaser, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) the Seller Representative’s good faith estimate of the Adjusted Purchase Price for the Assets as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts and amounts of disbursements that Sellers designate and nominate to receive the Closing Payment and the Purchaser Parent Common Stock required to be delivered by Purchaser Parent to or on behalf of Sellers under Section 10.3(c) and (iii) the wiring instructions for all such payments and disbursements. The Seller Representative shall supply to Purchaser reasonable documentation in the possession of any Seller or any of their Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by the Seller Representative, and a brief explanation of any such adjustments and the reasons therefor. Within three (3) days after receipt of the Seller Representative’s draft Preliminary Settlement Statement, Purchaser will deliver to the Seller Representative a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided, however, that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by the Seller Representative will be used to adjust the Unadjusted Purchase Price at Closing; provided further that, if Purchaser disagrees with the Seller Representative’s estimate of any adjustments set forth in Section 2.4(a), then Purchaser’s good faith estimate of such adjustments shall be used in calculating the Adjusted Purchase Price as of the Closing Date for the purpose of determining the Closing Payment.

(b) As soon as reasonably practicable after the Closing but not later than the later of (i) the one hundred eightieth (180th) day following the Closing Date and (ii) five (5) days after the date on which the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 3.2(g), the Seller Representative shall prepare and deliver to Purchaser a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment. The Seller Representative shall make reasonable documentation available to support the final figures. As soon as reasonably practicable but not later than the fifteenth (15th) day following receipt of the Seller Representative’s statement hereunder, Purchaser shall deliver to the Seller Representative a written report containing any changes that Purchaser proposes be made in such statement. The Seller Representative may deliver a written report to Purchaser during this same period reflecting any changes that the Seller Representative proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than thirty (30) days following Purchaser’s receipt of the Seller Representative’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final statement of the Adjusted Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.5 to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and the Seller Representative (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Midland, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 2.5(b). The Accounting Referee’s determination shall be made within fifteen (15) days after submission of the matters in dispute and without limiting Purchaser’s right to indemnity under Section 13.3(c) or the Sellers Parties’ right to indemnity under Section 13.2(c) shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4 and shall be authorized to select only the Adjusted Purchase Price as proposed by the Seller Representative in the final settlement statement (on the one hand) or by Purchaser in its written report to the Seller Representative containing its suggested changes to the Adjusted Purchase Price (on the other hand). The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.5) or penalties to any Party with respect to any matter. The Seller Representative and Purchaser shall each bear its own legal fees and other costs of presenting its case. Sellers shall bear one-half and Purchaser shall bear one-half of the fees, costs and expenses of the Accounting Referee. Within five (5) Business Days after the earlier of (i) the expiration of Purchaser’s fifteen (15) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price, (A) Purchaser shall pay to Sellers the amount by which (1) the Adjusted Purchase Price exceeds (2) the sum of the Closing Payment, plus the product of the Share Price multiplied by the number of shares of Purchaser Parent Common Stock included in the Purchaser Parent Common Stock delivered by Purchaser Parent to or on behalf of Sellers under Section 10.3(c), plus the Escrow Cash, plus the product of the Share Price multiplied by the number of shares of Purchaser Parent Common Stock included in the Escrow Stock or (B) Sellers shall pay to Purchaser the amount by which (1) the sum of the Closing Payment, plus the product of the Share Price multiplied by the number of shares of Purchaser Parent Common Stock included in the Purchaser Parent Common Stock delivered by Purchaser Parent to or on behalf of Sellers under Section 10.3(c), plus the Escrow Cash, plus the product of the Share Price multiplied by the number of shares of Purchaser Parent Common Stock included in the Escrow Stock, exceeds (2) the Adjusted Purchase Price, as applicable.

(c) Purchaser shall assist the Seller Representative in preparation of the final statement of the Adjusted Purchase Price under Section 2.5(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by the Seller Representative to facilitate such process post-Closing.

(d) All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to Sellers to such bank and account as may be specified by the Seller Representative in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.

Section 2.6 Ordinary Course Pre-Effective Time Costs Paid and Revenues Received Post-Closing.

(a) With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid on or after the Effective Time:

(i) Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(d)(iii), Sellers shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Time, of Hydrocarbons produced from, or attributable to, the Oil and Gas Properties, which amounts are received prior to, on or after Closing, and to all other income earned with respect to the Assets up to but excluding the Effective Time and received prior to, on or after Closing.

(ii) Sellers shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred prior to the Effective Time.

(iii) Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(e)(i), Purchaser shall be entitled to all Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time and all proceeds thereof and to all other income earned (excluding, for the avoidance of doubt, any reimbursements for overhead costs charged by any Seller Parties in respect of its working interest in the Oil and Gas Properties under the applicable operating or unit agreement) with respect to the Assets from and after the Effective Time and received prior to, on or after Closing.

(iv) Purchaser shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Time.

(b) Without duplication of any adjustments made pursuant to Section 2.4(e), should any Party or any Affiliate of any Party receive after Closing any proceeds or other income to which another Party is entitled under Section 2.6(a), such Party shall fully disclose, account for, and promptly remit the same to the Party entitled to such proceeds or income.

(c) Without duplication of any adjustments made pursuant to Section 2.4(e), should any Party, or any Affiliate of any Party, pay after Closing any Property Costs for which another Party is responsible under Section 2.6(a), such Party shall be reimbursed by the Party responsible for such Property Costs under Section 2.6(a) promptly after receipt of such Party’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d) Notwithstanding anything to the contrary contained in this Section 2.6, following date that is two (2) years after the Closing, Sellers shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs incurred with respect to the Assets.

Section 2.7 Procedures.

(a) All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.

(b) For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.6, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Sellers shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging or strapping data are not available.

(c) Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Time.

(d) After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible under Section 2.4; provided, however, that Purchaser shall not agree to any adjustments to previously assessed costs for which any Seller is liable, or any compromise of any audit claims to which any Seller would be entitled, without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which Sellers are partially responsible.

(e) “Earned” and “incurred,” as used in Section 2.4(e) and Section 2.6, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.8 Allocation of Purchase Price. Purchaser and the Seller Representative shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price, as adjusted to take into account the amount properly treated as consideration for the Assets for U.S. federal income tax purposes, among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable U.S. federal income tax Law, in a manner consistent with the Allocated Values and this Agreement, within thirty (30) days after the Cut-Off Date (the “Allocation”). If the Seller Representative and Purchaser reach an agreement with respect to the Allocation, (a) Purchaser and the Seller Representative shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the amount treated as consideration for the Assets, and (b) Purchaser and Sellers shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and none of Sellers or Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation

ARTICLE 3

TITLE AND ENVIRONMENTAL MATTERS

Section 3.1 General Disclaimer of Title and Environmental Warranties. Purchaser hereby acknowledges and agrees that except as to (i) any breach of the representations and warranties set forth in Section 4.5, Section 4.9, Section 4.10, Section 4.13, Section 4.14 and Section 4.19 (and the rights of Purchaser with respect thereto under Article 13), (ii) the indemnification obligations of Sellers in respect of the Retained Liabilities and (iii) the special warranty of title set forth in the Conveyances, (a) Article 3 sets forth Purchaser’s sole and exclusive remedy with respect to any Defect and the existence of any Release of Hazardous Substances or any other environmental condition with respect to the Assets and (b) PURCHASER WAIVES, RELEASES, REMISES AND FOREVER DISCHARGES SELLERS FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, LIABILITIES, LOSSES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ATTRIBUTABLE TO ANY PERIODS OF TIME WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY DEFECT THAT IS NOT VALIDLY ASSERTED PURSUANT TO A DEFECT NOTICE IN COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN SECTION 3.2(A) BY THE DEFECT DEADLINE OR THE EXISTENCE OF ANY ENVIRONMENTAL DEFECT, RELEASE OF HAZARDOUS SUBSTANCE OR ANY OTHER ENVIRONMENTAL LIABILITY WITH RESPECT TO THE ASSETS. Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under the special warranty of title provided in the Conveyances for any Title Defect asserted by Purchaser pursuant to a Defect Notice under this Article 3.

Section 3.2 Defects; Adjustments.

(a) Purchaser shall deliver a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect to the Seller Representative on or before 5:00 p.m. Central Standard Time on September 19, 2016 (the “Defect Deadline”). Each Defect Notice shall be in writing and include, as to each alleged Defect alleged therein:

(i) a description of the alleged Defect that is reasonably sufficient for Sellers to determine the basis of the alleged Title Defect;

(ii) the Assets adversely affected by such Defect;

(iii) the Allocated Value, if any, of each Asset adversely affected by the alleged Defect;

(iv) Purchaser’s good faith reasonable estimate of the Defect Amount attributable to such Defect and the computations and information upon which Purchaser’s estimate is based; and

(v) to the extent available, documents and information reasonably necessary for the Sellers (as well as any title attorney, examiner or environmental consultant hired by such Parties) to verify, investigate or be put on notice as to the existence of the alleged Defect.

Subject to Purchaser’s rights with respect to (A) any breach of the representations and warranties set forth in Section 4.5, Section 4.9, Section 4.10, Section 4.13, Section 4.14 and Section 4.19 (and the rights of Purchaser with respect thereto under Article 13), (B) the indemnification obligations of Sellers in respect of the Retained Liabilities and (C) the special warranty of title set forth in the Conveyances, but otherwise notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert any Defects for which a Defect Notice has not been delivered on or before the Defect Deadline.

(b) Option to Cure Defects.

(i) The Seller Representative may notify Purchaser in writing prior to the Closing that Sellers elect to cure or remove any validly asserted Defect. Sellers shall have the right, but not the obligation to attempt, at Sellers’ sole cost, to cure or remove any Defects asserted in a Defect Notice (x) on or prior to the Closing Date, in the case of any Environmental Defect or (y) by the date that is ninety (90) days after the Closing Date, in the case of any Title Defect (each of clauses (x) and (y), the “Cure Deadline”).

(ii) If (A) any asserted Defect is not cured or removed as elected by the Seller Representative (or waived by Purchaser) by the Closing Date or (B) Seller Representative and Purchaser cannot agree as to whether such Defect has been cured or removed, and it is determined by the Title Referee that such Defect is not cured as of the applicable Closing Date, then, at the Closing, then, in each case, subject to Section 3.2(d), the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. In the event that any Title Defect that the Seller Representative elects to cure after the Closing is cured (or partially cured) by the Cure Deadline, then, in the final calculation of Adjusted Purchase Price pursuant to Section 2.5(b), the Adjusted Purchase Price will be adjusted upward by the amount by which the Purchase Price was adjusted downward at the Closing for such Defect (or the portion of such downward adjustment attributable to the cured portion of such affected Asset).

(c) Defect Amounts. The diminution of value of any Asset attributable to any valid Defect that burdens, encumbers or affects such Asset (the “Defect Amount”) shall be determined as follows:

(i) if Purchaser and the Seller Representative agree on the Defect Amount, that amount shall be the Defect Amount;

(ii) if a Title Defect is a Lien which is liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Sellers’ aggregate interest in the affected Assets;

(iii) if a Title Defect as to any Well represents a negative discrepancy between (A) the actual aggregate Net Revenue Interest of Sellers for such Well and (B) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well, then the Defect Amount shall be equal to (1) the product of the Allocated Value of such Oil and Gas Property multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well minus (II) the actual aggregate Net Revenue Interest of Sellers for such Well, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well; provided, however, that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Well throughout its entire productive life, the Defect Amount determined under this Section 3.2(c)(iii) shall be reduced to take into account the applicable time period only;

(iv) if a Title Defect as to any Undeveloped Lease represents a negative discrepancy between (A) the actual aggregate Net Revenue Interest of Sellers for any such Undeveloped Lease and (B) the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Undeveloped Lease, then the Defect Amount shall be equal to (1) the product of the Net Mineral Acre Price, multiplied by (2) the number of Net Mineral Acres of such Undeveloped Lease subject to such Defect multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) the Net Revenue Interest stated in Exhibit A-1 for such Undeveloped Lease minus (II) the actual aggregate Net Revenue Interest of Sellers for such Undeveloped Lease as to such Undeveloped Lease after giving effect to such Title Defect and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-1 for such Undeveloped Lease; provided, however, that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Lease throughout its entire productive life, the Defect Amount determined under this Section 3.2(c)(iv) shall be reduced to take into account the applicable time period only; provided further that, if Sellers’ actual aggregate Net Revenue Interest in any Lease is equal to or less than 70%, then the Defect Amount shall be equal to the Allocated Value of such Lease;

(v) if a Title Defect as to any Undeveloped Lease constitutes a reduction in the number of Net Mineral Acres as to any Undeveloped Lease, then the Defect Amount for such Defect shall be equal to the product of (1) the Net Mineral Acre Price therefor multiplied by (2) the remainder of (x) the number of Net Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit A-1 minus (y) the actual number of Net Mineral Acres included in such Undeveloped Lease after giving effect to such Defect;

(vi) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Assets of a type not described in Section 3.2(c)(i) through (v), the Defect Amount therefor shall be determined by taking into account the Allocated Value of the Assets so affected, the portion of Sellers’ aggregate interest in the Assets affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the affected Assets, the values placed upon the Title Defect by Purchaser and the Seller Representative, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Sellers’ aggregate Working Interest and other interests therein, and such other factors as are necessary to make an evaluation and determination of such value;

(vii) if a Defect is an Environmental Defect, the Defect Amount shall be equal to the estimated present value (discounted seven percent (7%)) of the costs and expenses (as of the Closing Date) to Remediate the Assets subject to such Environmental Defect in the lowest-cost effective manner available, consistent with applicable Environmental Laws taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, lechate collection systems, and the like) may be the most cost-manner, consistent with the continued safe and prudent long-term operation of the affected Asset reasonably available and, where applicable, to the satisfaction of the applicable Governmental Authorities;

(viii) notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Title Defect Amounts attributable to Title Defects upon any Asset shall not exceed the Allocated Value of such Asset (after giving effect to any applicable adjustments due to prior Title Defects and reductions to the Adjusted Purchase Price under Section 8.7 with respect any Seller NPIs that are deemed to constitute Excluded Assets thereunder); provided, however, the foregoing limitations shall in no event apply to Environmental Defect Amounts with respect to Environmental Defects;

(ix) the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in any other Defect Amount hereunder or of any amounts for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price pursuant to Section 2.4(a) or Section 2.5(b) and shall be calculated in a manner that is net to Sellers’ interest in the applicable affected Assets; and

(x) If a single Defect burdens or affects more than one Asset (e.g., failure to obtain one permit that affects several Wells), then the Defect Amount with respect to such Defect shall equal the aggregate amount of all Defect Amounts attributable to such Defect, as determined in accordance with this Section 3.2(c); provided, however, that in no case will the aggregation contemplated by this Section 3.2(c)(x) apply in the event of any Environmental Defect that is a physical condition (e.g., soil or groundwater contamination).

(xi) Notwithstanding anything herein to the contrary, any discrepancy that is solely the result of (x) the existence of the Seller NPIs held by the Seller NPI Holders listed held on Schedule 1.1(c) or (y) the failure of a Seller NPI Holder listed on Schedule 1.1(c) to ratify and join this Agreement prior to the Closing will be handled exclusively pursuant to Section 8.7, and not this Article 3.

(d) Individual Defect Threshold and Aggregate Defect Deductibles. Notwithstanding anything to the contrary in this Agreement:

(i) There shall be no Unadjusted Purchase Price adjustments or other remedies available to Purchaser under this Article 3, including those remedies set forth in Section 3.2(e)(iii) and Section 3.2(e)(iv), for any Defect to the extent the Defect Amount attributable to such Defect is less than the Individual Defect Threshold; and

(ii) Except as otherwise provided in and Section 3.2(e)(iv), with respect to all valid Title Defects and Environmental Defects where the Defect Amounts thereof exceeds the Individual Defect Threshold (excluding any Defects that have been cured by Sellers or waived in writing by Purchaser), there shall be no adjustment to the Unadjusted Purchase Price or other remedies available to Purchaser under this Article 3, including those remedies set forth in Section 3.2(e)(iii), with respect to any and all such Defects unless and until the aggregate Defect Amounts thereof exceed the Aggregate Defect Deductible, and then only to the extent and in the amount by which such aggregate amount exceeds the Aggregate Defect Deductible.

(e) Remedies for Defects. In the event that any valid Defect is not waived in writing by Purchaser or is not cured on or prior to the Closing Date, then, subject to the Seller Representative’s right to cure (if applicable) or dispute the existence of such Defect and the Defect Amount asserted with respect thereto:

(i) subject to (x) Section 3.2(e)(iii) or (y) any subsequent Unadjusted Purchase Price adjustment attributable to a post-Closing cure (or partial cure) by Sellers pursuant to Section 3.2(b)(ii), with respect to all Title Defects that have not been cured (or have only been partially cured) by the Closing Date and the Defect Amount with respect thereto exceeds the Individual Defect Threshold, the applicable Assets shall be conveyed to Purchaser and the Unadjusted Purchase Price shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Defects, but only to the extent and in the amount by which such aggregate sum with respect to Defects exceeds the Aggregate Defect Deductible;

(ii) subject to Section 3.2(e)(iv), with respect to all Environmental Defects that have not been cured by the Closing Date and the Defect Amount with respect thereto exceeds the Individual Defect Threshold, the applicable Assets shall be conveyed to Purchaser and the Unadjusted Purchase Price shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Environmental Defects, but only to the extent and in the amount by which such aggregate sum with respect to Defects exceeds the Aggregate Defect Deductible;

(iii) notwithstanding anything herein to the contrary, in the event that the Defect Amount in respect of a Title Defect of the type described in Section 3.2(c)(iv) for any Undeveloped Lease equals or exceeds the Allocated Value of such Asset, in lieu of the remedy for Title Defects set forth in Section 3.2(e)(i), either Purchaser or the Seller Representative shall have the right, but not the obligation, to elect in writing delivered to the other Party prior to the Closing, to exclude the Undeveloped Lease subject to such Title Defect (along with any other Assets reasonably necessary for the ownership or operation of such Assets) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A attached hereto and (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a); and

(iv) notwithstanding anything herein to the contrary, in the event that any Defect Amount in respect of an Environmental Defect for any Asset equals or exceeds the Allocated Value of such Asset, in lieu of the remedy for Environmental Defects set forth in Section 3.2(e)(ii), either Purchaser or the Seller Representative shall have the right, but not the obligation, to elect in writing delivered to the other Party prior to the Closing, to exclude the Asset subject to such Environmental Defect (along with any other Assets reasonably necessary for the ownership or operation of such Assets; provided, however, that if the Asset so excluded does not have an Allocated Value, no Assets that have an Allocated Value (other than any Asset that would reasonably be expected to be adversely affected by such excluded Asset) shall be excluded in connection with such exclusion) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets (and without regard to the Aggregate Defect Deductible), (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A attached hereto and (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a).

(f) Title Benefits.

(i) Sellers have the right, but not the obligation, to deliver to Purchaser on or before the Defect Deadline with respect to each Title Benefit discovered by Sellers a notice (a “Title Benefit Notice”) in writing and including (A) a description of the alleged Title Benefit that is reasonably sufficient for Purchaser to determine the basis of the alleged Title Benefit, (B) identification of each Asset affected by such Title Benefit (each, a

“Title Benefit Property”), (C) the Allocated Value, if any, of each Title Benefit Property, (D) to the extent available, documents reasonably necessary for Purchaser (as well as any title attorney, examiner or consultant hired by Purchaser) to verify, investigate or be put on notice as to the existence of the alleged Title Benefit and (E) Seller Representative’s good faith reasonable estimate of the amount by which the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit and the computations and information upon which Seller Representative’s estimate is based. Sellers shall be deemed to have waived their right to assert any Title Benefits for which a Title Benefit Notice has not been delivered on or before the Defect Deadline.

(ii) With respect to each Title Benefit Property affected by Title Benefits reported under Section 3.2(f)(i), any reduction to the Unadjusted Purchase Price pursuant to Section 3.2(e)(i) or Section 3.2(e)(ii) will be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property as the result of such Title Benefit as determined as follows:

(A) if Purchaser and the Seller Representative agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(B) if the Title Benefit Amount for any Title Benefit for a Well or Undeveloped Lease represents an increase between (I) the actual aggregate Net Revenue Interest of Sellers for such Well or Undeveloped Lease and (II) the “Net Revenue Interest” percentage stated on Exhibit A-1 or Exhibit A-2, as applicable for such Well or Lease, then the Title Benefit Amount shall be an amount equal to the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and the denominator of which is the Net Revenue Interest stated in the applicable Exhibit for such Title Benefit Property; provided, however, that, if the Title Benefit does not affect the “Net Revenue Interest” percentage stated in the applicable Exhibit for such Title Benefit Property for the entire productive life of such Title Benefit Property, the Title Benefit Amount determined under this Section 3.2(f)(ii)(B) shall be reduced to taken into account the applicable time period only; and

(C) if a Title Benefit as to any Undeveloped Lease constitutes an increase in the number of Net Mineral Acres as to any Undeveloped Lease, then the Title Benefit Amount for such Title Benefit shall be equal to the product of (1) the Net Mineral Acre Price therefor multiplied by (2) the remainder of (x) the actual number of Net Mineral Acres included in such Undeveloped Lease minus (y) the number of Net Mineral Acres for such Undeveloped Lease as set forth on Exhibit A-1.

(iii) Any offset for Title Benefits as provided in Section 3.2(f)(ii) shall be made and accounted for in the final calculation of the Adjusted Purchase Price pursuant to Section 2.5(b).

(iv) Notwithstanding anything to the contrary in this Agreement, the Title Benefit Amount for any Title Benefit shall be included only in the calculation of the offset to the Unadjusted Purchase Price in Section 3.2(f)(ii) if such Title Benefit Amount is equal to or exceeds the Individual Defect Threshold.

(v) If Sellers and Purchaser cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the Closing, the provisions of Section 3.2(g) shall apply.

(g) Disputed Defects.

(i) The Seller Representative and Purchaser shall use good faith efforts to agree on the interpretation and effect of this Article 3 and the validity and determination of all Defects and Defect Amounts (or the cure thereof) and Title Benefits and Title Benefit Amounts. If the Seller Representative and Purchaser are unable to agree on the scope, interpretation and effect of this Article 3 the existence, cure or amount of any Defect or Defect Amount by the Closing Date, then, subject to Section 3.2(c), Purchaser’s good faith estimate shall be used to determine the Closing Payment pursuant to Section 2.5(a). If the Seller Representative and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure or amount of any Defect or Defect Amount, the presence or absences of wells or leases on Exhibit A (including Exhibit A-1 and Exhibit A-2), the Allocated Value of any Asset or any other matter related to title to the Assets by the date that is seventy-five (75) days after the Cure Deadline for the applicable Defect, or the Closing Date for any Title Benefit, then, subject to Section 3.2(d) and Section 3.2(e), such disputed interpretations and effect of this Article 3, all Defects and Defect Amounts, the presence or absences of wells or leases on Exhibit A (including Exhibit A-1 and Exhibit A-2), the Allocated Value of any Asset or any other matter related to title to the Assets in dispute shall be exclusively and finally resolved pursuant to this Section 3.2(g). During the ten (10) Business Day period following the date that is seventy-five (75) days after the Cure Deadline for the applicable Defect, or the Closing Date for any Title Benefit, as the case may be (A) disputes as to the interpretation and effect of this Article 3 and all Defects or Defect Amounts in dispute with respect to Title Defects and Title Benefits or Title Benefit Amounts in dispute shall be submitted to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of Purchaser and the Seller Representative or absent such agreement during the ten (10) Business Day period, by the Houston office of the American Arbitration Association (the “Title Referee”) and (B) Defect or Defect Amounts in dispute with respect to Environmental Defects shall be submitted to a nationally recognized independent environmental consulting firm mutually acceptable to the Seller Representative and Purchaser or absent such agreement during the ten (10) Business Day period, by the Houston office of the American Arbitration Association (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). The Defect Referee shall not have worked as an employee or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the outcome of the dispute.

(ii) Within ten (10) Business Days after the selection of the applicable Defect Referee, the Parties shall provide to the applicable Defect Referee only the documents and materials described in this Section 3.2(g)(ii), as applicable (it being the intention of the Parties that any Party submitting a Defect Notice or Title Benefit Notice shall only be able to submit to the applicable Defect Referee the information, reports, opinions and materials included with or provided as part of such Defect Notice or Title Benefit Notice):

(A) Purchaser’s Defect Notice and all documentation provided therewith with respect to each disputed Defect or the Seller Representative’s Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;

(B) such evidence as each Party deems appropriate to explain and dispute the existence, amount, waiver and cure or each disputed Defect or Title Benefit or Defect Amount or Title Benefit Amount assigned thereto by Purchaser or the Seller Representative, together with such Party’s good faith estimate of the Defect Amount or Title Benefit Amount, if any, with respect to each such disputed Defect or Title Benefit; and

(C) this Article 3, Exhibit A (including Exhibits A-1 and Exhibit A-2) and Schedule 2.8, together with any definitions of terms used in this Article 3 and such Exhibits and Schedule, but no other provisions of this Agreement.

(iii) The arbitration proceeding shall be held in Midland, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.2(g). The applicable Defect Referee’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making a determination, the applicable Defect or Title Benefit, the Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect, Defect Amount, Title Benefit or Title Benefit Amount, Purchaser may not submit any evidence, records, materials, data or information that was not included in a valid Defect Notice delivered to the Seller Representative by the Defect Deadline and the Seller Representative may not submit any evidence, records, materials, data or information that was not included in a valid Title Benefit Notice delivered to Purchaser by the Defect Deadline, as applicable. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers and environmental consultants.

(iv) The Defect Referee shall be authorized to select only the Defect Amount with respect to any Defect or Title Benefit Amount with respect to any Title Benefit, that was proposed by the Seller Representative in its submissions pursuant to Section 3.2(g)(ii) (with respect to Defects) or in the applicable Title Benefit Notice (with respect to Title Benefits) (on the one hand) or Purchaser in the applicable Defect Notice (with respect to Defects) or in its submissions pursuant to Section 3.2(g)(ii) (with respect to Title Benefits) (on the other hand). Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Article 3 or any disputed Defect, Defect Amount, Title Benefit and Title Benefit Amount and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 14.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 and any and all specific disputed Defect Amounts and Title Benefit Amount submitted by any Party and may not award any damages, interest or penalties to any Party with respect to any matter. The Seller Representative, on the one hand, and Purchaser, on the other, shall each bear their own legal fees and other costs of presenting their case. Purchaser shall bear and be responsible for one-half of the fees, costs and expenses of the applicable Defect Referee, and Sellers shall bear and be responsible for the remaining one-half of the fees, costs and expenses of the applicable Defect Referee.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party represents and warrants to Purchaser and Purchaser Parent on the Execution Date and as of the Closing Date the matters set out in this Article 4.

Section 4.1 Existence and Qualification.

(a) Reliance Energy is a corporation, duly incorporated, validly existing and in good standing under the laws of the state where it is incorporated (as set forth in the preamble) and is duly qualified to carry on its business in the states where the Assets are located.

(b) Reliance Exploration is a limited partnership, duly formed, validly existing and in good standing under the laws of the state where it is formed (as set forth in the preamble) and is duly qualified to carry on its business in the states where the Assets are located.

(c) Each Seller that is not a natural person is a corporation, limited liability company, limited partnership, trust or partnership, duly incorporated, organized or formed, validly existing and in good standing under the laws of the state where it is formed and is duly qualified to carry on its business in the states where the Assets are located.

Section 4.2 Power. Reliance Energy, Reliance Exploration and each Seller that is not a natural person has the corporate, limited liability company, partnership or trust power to enter into and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited liability company, partnership or trust action, as applicable, on the part of Reliance Energy, Reliance Exploration and each Seller that is not a natural person. This Agreement has been duly executed and delivered by each Seller Party (and all other Transaction Documents required to be executed and delivered by the Seller Parties at Closing shall be duly executed and delivered by the Seller Parties) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of each Seller Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4 No Conflicts. Except for (i) Customary Consents and other Consents required under the Leases that are not Required Consents, (ii) those Required Consents, preferential rights to purchase, Drag-Alongs and Tag-Alongs set forth on Schedules 4.12(a),

4.12(b) and 4.12(c) and (iii) compliance with the HSR Act, and except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller Parties, and the consummation of the transactions contemplated by this Agreement and thereby shall not (a) violate any provision of the articles of incorporation, organizational, partnership or other governing documents of any Seller Party or any agreement or instrument to which a Seller Party is a party or by which any Seller Party is bound, (b) result in the creation of any material Lien on the Assets, (c) result in any material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which a Seller Party is a party or by which it is bound (which shall not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (d) violate any judgment, order, ruling, or decree applicable to a Seller Party as a party in interest or (e) violate in any material respect any Laws applicable to the Seller Parties; except any matters in clause (d) above that would not be reasonably likely to result in a Seller Material Adverse Effect.

Section 4.5 Litigation. Except as set forth on Schedule 4.5, there are no claims, demands, actions, suits, arbitrations, mediations or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority, arbitrator or mediator against any Seller Party (i) relating to any Asset operated by a Seller Party or, to the Sellers’ Knowledge, relating to any other Asset, or relating to a Seller Party’s ownership or operation of any Asset or (ii) seeking to prevent the consummation of the transactions contemplated hereby or (b) to Sellers’ Knowledge, threatened in writing within twenty-four (24) months prior to the Execution Date by any Third Party or Governmental Authority against a Seller Party (i) relating to any Asset operated by a Seller Party or, to the Sellers’ Knowledge, relating to any other Asset, or relating to or a Seller Party’s ownership or operation of any Asset or (ii) seeking to prevent the consummation of the transactions contemplated hereby.

Section 4.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the Knowledge of Sellers, threatened in writing against, any Seller Party. The Seller Parties, together with all of their respective subsidiaries on a consolidated basis, are not, and after giving effect to the consummation of the transactions contemplated by this Agreement, will not be, Insolvent. The transfer of the Assets by the Seller Parties hereunder, and each Seller Party’s commitment to their respective obligations under the Transaction Documents executed and delivered hereunder, are not being made by any Seller Party with actual intent to hinder, delay or defraud any current or former creditors of any Seller Party. The Seller Parties are receiving reasonably equivalent value and fair consideration for its Assets transferred hereunder.

Section 4.7 Taxes. Except as set forth on Schedule 4.7:

(a) all Asset Taxes that have become due and payable have been duly and timely paid in full, and all Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed;

(b) there are no Liens on any of the Assets attributable to Taxes other than statutory Liens for Taxes that are not yet due and payable;

(c) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and no Seller Party has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to Sellers’ Knowledge, no such claim has been threatened; and

(d) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.8 Compliance with Laws. Except as set forth on Schedule 4.8, during the past four (4) years, the Seller Parties’ ownership and operation of the Assets has been in compliance in all material respects with all applicable Laws.

Section 4.9 Material Contracts.

(a) Schedule 4.9(a) sets forth a complete and accurate list of all Material Contracts.

(b) Except as set forth on Schedule 4.9(b), (i) each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Seller Party that is party to such Contract and, to the Knowledge of Sellers, each other party thereto; (ii) neither the Seller Parties nor any Affiliate of any Seller Party has received from any other party to a Material Contract any written notice of termination or intention to terminate any Material Contract that remains unresolved as of the Effective Time and, to the Knowledge of Sellers, no event has occurred which (with notice or lapse of time, or both) would constitute a material default under any Material Contract or give a Seller Party or any other party to any Material Contract the right to terminate any Material Contract; and (iii) no Seller Party is and, to the Knowledge of Sellers, no other party to any Material Contract is, in material breach of the terms, provisions or conditions of the Material Contracts.

(c) Complete and accurate copies of all Material Contracts (including any and all amendments and supplements thereto) have been provided to Purchaser prior to the Execution Date.

(d) None of the Material Contracts are oral contracts or agreements.

Section 4.10 Payments for Production. Except as set forth on Schedule 4.10, no Seller Party is obligated by virtue of a take or pay payment, advance payment, production payment or other similar payment or commitment, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Seller Parties’ aggregate interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.11 Production Imbalances. Except as set forth on Schedule 4.11 or for which the Unadjusted Purchase Price shall be adjusted under Section 2.4(d), there are no material Imbalances as of the date set forth on Schedule 4.11.

Section 4.12 Required Consents, Preferential Purchase Rights, Drag-Alongs and Tag-Alongs.

(a) Except as set forth on Schedule 4.12(a), there are no Required Consents that are required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of any Asset, or any interest therein by the Seller Parties as contemplated by this Agreement.

(b) Except as set forth on Schedule 4.12(b), there are no preferential rights applicable to the sale of Assets by the Seller Parties as contemplated by this Agreement.

(c) Except as set forth on Schedule 4.12(c), there are no Drag-Alongs or Tag-Alongs applicable to the sale of Assets by the Seller Parties as contemplated by this Agreement.

Section 4.13 Leases.

(a) Neither any Seller Party nor any Affiliate of a Seller Party has received from any other party to a Lease any written notice from a lessor seeking to terminate any Lease and, to the Knowledge of Sellers, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any Lease or give a Seller Party or any other party to any Lease the right to terminate or modify any Lease. No Seller Party is, and to the Knowledge of Sellers, no other party to any Lease is, in material breach of the terms, provisions or conditions of the Leases.

(b) Except as set forth on Schedule 4.9(a) or Schedule 4.13(b), none of the Leases or Wells (i) are subject to any surface waivers or similar restrictions on drilling or location of drill sites, or other restrictions on the ingress and egress to from and the Leases, for purposes of drilling and other operations, in each case, that would, individually or in the aggregate, be reasonably likely to materially impair or have a material and adverse effect on the reasonably foreseeable, as of the Execution Date, development of Assets or (ii) are subject to an outstanding drilling commitment or outstanding condition to drill a well or wells during the primary term thereof.

(c) Schedule 4.13(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

(d) The Seller Parties have, and the Assets include, a legal right of access to all of the Leases and Wells.

Section 4.14 Wells.

(a) There is no Well operated by a Seller Party and, to Sellers’ Knowledge, there is no Well that is operated by a Third Party, that has been drilled and completed in a manner that is not within the limits permitted by all applicable Leases, Contracts and permits with a Governmental Authority.

(b) Except as described on Schedule 4.14(b), with respect to Oil and Gas Properties operated by any Seller Party and, to Sellers’ Knowledge, Oil and Gas Properties operated by any Third Party, and other than Wells that have been Plugged and Abandoned in accordance with all applicable Laws, there are no dry holes, or shut in or otherwise inactive wells that are located on the Leases or the Lands that any Seller Party is currently obligated by applicable Law to Plug and Abandon.

(c) To Sellers’ Knowledge, Schedule 4.14(c) sets forth the payout balances (net to the aggregate Working Interest of Sellers) as of the date set forth on such Schedule, for each Well listed on Exhibit A-2 that is subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 4.15 Equipment and Personal Property.

(a) The Seller Parties have, and the Assets include, all easements, rights of way, licenses and authorizations, from Governmental Authorities necessary to access, construct, operate, maintain and repair the Wells and equipment included in the Assets in the ordinary course of business as currently conducted by the Seller Parties and in compliance with all Laws, except where the failure to have or include such rights would not be reasonably likely to result in a Seller Material Adverse Effect.

(b) To the Knowledge of Sellers, the Equipment includes all of the material personal tangible property employed by the Seller Parties in their current ownership and operation of the Assets.

Section 4.16 Royalties. To Sellers Knowledge, during the past two (2) years and except as set forth on Schedule 4.16, all material Royalties with respect to the Assets have been or will be properly and timely paid (or constitute Suspense Funds), or if not paid, are being contested in good faith in the normal course of business.

Section 4.17 Current Commitments, Advances, Expenses. Schedule 4.17 sets forth, as of the date of the Execution Date, all unexpired authorities for expenditures (“AFEs”) relating to the Assets to drill or conduct other operations as to any wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Effective Time and which Sellers reasonably anticipate will individually require expenditures by the owner of the Assets attributable to periods on or after the Effective Time in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) (net to Sellers’ collective Working Interests).

Section 4.18 Credit Support Obligations. Schedule 4.18 is a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of any member of the Sellers Group in support of the obligations of a member of Sellers Group to any Governmental Authority, contract counterparty or other Person by such member of the Sellers Group related to the ownership or operation of the Assets (collectively, the “Credit Support”).

Section 4.19 Environmental Matters. Except as set forth on Schedule 4.19, to Sellers’ Knowledge:

(a) during the twenty-four (24) months prior to the Execution Date, no Governmental Authority has provided written notice to any Seller Party alleging or involving any material noncompliance with any Environmental Law with respect to the Assets that remains unresolved as of the Execution Date; and

(b) there are no Environmental Defects affecting the Assets that, individually or in the aggregate, would be reasonably likely to result in a Seller Material Adverse Effect.

Section 4.20 Employment and Employee Benefit Matters.

(a) Schedule 4.20(a) sets forth the name of each individual employed or engaged by any Seller Party or its Affiliates and whose work duties primarily involve providing services with respect to the Assets (each such individual, a “Business Employee”) and, with respect to each such Business Employee, his or her: (i) employing or engaging entity; (ii) job title; (iii) base salary or hourly rate of pay; (iv) status as exempt or non-exempt under the FLSA; (v) bonus compensation paid in 2015 and target bonus opportunity for 2016; (vi) hire date and service date (if different); (vii) leave status (including nature and, if known, expected duration of any leave); (viii) details of any visa; and (ix) primary office location. The Business Employees represent the entirety of the individuals whose employment with any Seller Party or its Affiliates primarily involves providing or performing services with respect to the Assets.

(b) No Business Employee is represented by a labor union or other similar representative of employees and no Seller Party nor any of their Affiliates is a party to, subject to, or bound by a collective bargaining agreement or any other contract, agreement or understanding with a labor union or similar representative of employees with respect to the Business Employees or the Assets. There are no strikes, lockouts or work stoppages existing or, to Sellers’ Knowledge, threatened, with respect to any Business Employees. There have been no union certification or representation petitions or demands with respect to the Assets or a Business Employee and, to Sellers’ Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Assets or a Business Employee. To Sellers’ Knowledge, except as set forth on Schedule 4.20(b), there is no material employment or labor related claim, charge, dispute, grievance or arbitration proceeding pending or threatened by or with respect to any Business Employee. Except as would not reasonably be expected to result in a material Liability to Purchaser or its Affiliates, the Seller Parties and each of their Affiliates have complied with all Laws with respect to the employment or engagement of each Business Employee (including the FLSA and all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration, and safety).

(c) Schedule 4.20(c) includes a true and correct list of each of the material Seller Benefit Plans in which any Business Employee is an active participant. Prior to the Execution Date, the Seller Parties have provided to Purchaser a copy of each Seller Benefit Plan or a summary of the material terms and conditions thereof, to the extent such a document exists. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of any Seller Party or any ERISA Affiliate that would be, or would reasonably be expected to become, a liability following the Closing Date of Purchaser or any of its Affiliates. In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under the Seller Benefit Plans that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exception contained in Section 280G(b)(4) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

Section 4.21 Regulatory Matters. No Seller Party (a) is a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has operated, or provided services, using any of the Assets in a manner that subjects it, any third party operator of the Assets or any future owner of the Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. No Seller Party is a gas utility, common carrier or public utility subject to the jurisdiction of the State of Texas and no Seller Party acquired any of the Assets through the use or threatened use of eminent domain or condemnation.

Section 4.22 Adverse Changes. Except as set forth on Schedule 4.22, from the Effective Time to the Execution Date, no Seller Party has taken any action which, if such action (or the failure to take any action) would have occurred after the Execution Date, would be prohibited by, or require the consent of Purchaser pursuant to, Section 8.2.

Section 4.23 No Distribution. Each Seller is an experienced and knowledgeable investor, each Seller is able to bear the economic risks of its acquisition and ownership of the Purchaser Parent Common Stock comprising the Stock Purchase Price, and each Seller is capable of evaluating (and has evaluated) the merits and risks of investing in the Purchaser Parent Common Stock and each Seller’s acquisition and ownership thereof. Each Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”), and is acquiring the Purchaser Parent Common Stock for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Each Seller acknowledges and understands that (a) the acquisition of the Purchaser Parent Common Stock comprising the Stock Purchase Price has not been registered under the Securities Act in reliance on an exemption therefrom and (b) that the Purchaser Parent Common Stock comprising the Stock Purchase Price will, upon its acquisition by Sellers, be characterized as “restricted securities” under state and federal securities Laws. Each Seller agrees that the Purchaser Parent Common Stock comprising the Stock Purchase Price may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

Section 4.24 Books and Records. The books of account and Records of the Seller Parties relating to the Properties have been maintained in all material respects in accordance with commercially reasonable business practices comparable to similarly situated companies in the industry, consistently applied.

Section 4.25 No Other Assets. Other than the Excluded Assets listed on Schedule 1.1(a), no Affiliate of Reliance Energy, Reliance Exploration, the Reliance Selling Subsidiaries or the Initial NPI Sellers owns any interest in any of the Leases or Wells set forth on Exhibit A-1 and Exhibit A-2, as applicable.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller Parties as of the Execution Date and the Closing Date the matters set out in this Article 5.

Section 5.1 Existence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state where it is organized (as set forth in the preamble) and is duly qualified to carry on its business in states where the Assets are located.

Section 5.2 Power. Purchaser has the limited liability company power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all other Transaction Documents shall be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4 No Conflicts. Except for compliance with the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated by this Agreement and thereby shall not (a) violate any provision of the organizational or governing documents of Purchaser or any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (b) result in the creation of any material Lien on Purchaser’s assets, (c) result in any material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (d) violate any judgment, order, ruling, or decree applicable to Purchaser as a party in interest or (e) violate in any material respect any Laws applicable to Purchaser; except any matters in clause (d) above that would not be reasonably likely to result in a Purchaser Parent Material Adverse Effect.

Section 5.5 Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party.

Section 5.6 Litigation. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 5.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party). Purchaser, together with all of its subsidiaries on a consolidated basis, is not, and after giving effect to the consummation of the transactions contemplated by this Agreement, will not be, Insolvent. The payment of the consideration by Purchaser hereunder, and Purchaser’s commitment to its obligations under the Transaction Documents executed and delivered hereunder, are not being made by Purchaser with actual intent to hinder, delay or defraud any current or former creditors of Purchaser. Purchaser is receiving reasonably equivalent value and fair consideration for the Adjusted Purchase Price transferred hereunder.

Section 5.8 Financing. Purchaser has, or will have as of the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds (in United States Dollars) to enable Purchaser to (a) fund the Deposit within two (2) Business Days after the Execution Date, (b) pay at Closing the Closing Payment to or on behalf of Sellers and the portions of the Escrow Cash required to be delivered by Purchaser to the Escrow Agent and (c) pay and perform all other obligations of Purchaser hereunder and under the other Transaction Documents.

Section 5.9 Investment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.

Section 5.10 Qualification. Purchaser is, or as of the Closing will be, qualified under all applicable Laws to own and operate the Oil and Gas Properties.

Section 5.11 Independent Evaluation. Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction. Except for the representations and warranties expressly made by Seller Parties in Article 4 of this Agreement or the special warranty of title set forth in the Conveyances, Purchaser acknowledges that no member of Sellers Group or any other Person has made, and Purchaser has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the Assets. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission (the “SEC”) nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARENT

Purchaser Parent represents and warrants to the Seller Parties as of the Execution Date and the Closing Date the matters set forth in this Article 6.

Section 6.1 Existence and Qualification. Purchaser Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state where it is incorporated (as set forth in the preamble) and is duly qualified to carry on its business in states where the Assets are located.

Section 6.2 Power. Purchaser Parent has the corporate power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser Parent. This Agreement has been duly executed and delivered by Purchaser Parent (and all other Transaction Documents shall be duly executed and delivered by Purchaser Parent) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Purchaser Parent, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts. Except for compliance with the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser Parent, and the consummation of the transactions contemplated by this Agreement and thereby shall not (a) violate any provision of the organizational or governing documents of Purchaser Parent or any agreement or instrument to which Purchaser Parent is a party or by which Purchaser Parent is bound, (b) result in the creation of any material Lien on Purchaser Parent’s assets, (c) result in any material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser Parent is a party or by which it is bound, (d) violate any judgment, order, ruling, or decree applicable to Purchaser Parent as a party in interest or (e) violate in any material respect any Laws applicable to Purchaser Parent; except any matters in clause (d) above that would not be reasonably likely to result in a Purchaser Parent Material Adverse Effect.

Section 6.5 Purchaser Parent Common Stock. The shares of Purchaser Parent Common Stock to be issued as the Stock Purchase Price (as adjusted and including the Escrow Stock) at the Closing have been duly authorized by Purchaser Parent and, when issued and delivered at the Closing in accordance with the terms of this Agreement, (x) will be validly issued, fully paid and non-assessable, (y) will be issued free and clear of any Lien (excluding any Liens created by any Seller) and (z) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any shares of Purchaser Parent Common Stock. In addition, all actions required to be taken by Purchaser Parent and Purchaser to cause the Adjusted Stock Purchase Price (including the Escrow Stock) to be issued at the Closing as contemplated in this Agreement have been taken. As of the Execution Date, Purchaser Parent is a “well-known seasoned issuer” (as such term is defined in Rule 405 promulgated under the Securities Act) and is entitled to file an “automatic shelf registration statement” (as such term in defined in Rule 405 promulgated under the Securities Act) that becomes effective upon filing with the SEC in accordance with Rule 462(e).

Section 6.6 SEC Documents; Financial Statements.

(a) Purchaser Parent has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the SEC since January 1, 2015 (collectively, the “Purchaser Parent Reports”). As of their respective dates (or, if amended, as of the date of such amendment), the Purchaser Parent Reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act and the rules and regulations thereunder (the Exchange Act, together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) and complied in all material respects with applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Purchaser Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Parent Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Purchaser Parent and its wholly-owned subsidiaries as of its applicable date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Purchaser Parent Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Purchaser Parent and its wholly-owned subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as are permitted by Form 10-Q of the SEC and (ii) normal year-end audit adjustments which have not been and are not reasonably expected to be material), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c) There were no liabilities or obligations of Purchaser Parent or any of its wholly-owned subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Purchaser Parent or in the notes thereto prepared in accordance with GAAP as of June 30, 2016, other than liabilities or obligations to the extent (i) (A) reflected or reserved against on the consolidated balance sheet of Purchaser Parent as of June 30, 2016 or (B) readily apparent in the notes thereto, in each case included in the Purchaser Parent Reports, (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2016 or (iii) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Parent Material Adverse Effect.

Section 6.7 Litigation. There are no (a) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Purchaser Parent, threatened against Purchaser Parent or any of its subsidiaries or their respective assets, or any director or officer of Purchaser Parent or any of its subsidiaries, in each case, for whom Purchaser Parent or any of its subsidiaries may be liable, or (b) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Purchaser Parent, threatened before any Governmental Authority against Purchaser Parent or any of its subsidiaries or their respective assets, or any director or officer of Purchaser Parent or any of its subsidiaries, in each case, for whom Purchaser Parent or any of its subsidiaries may be liable, except in the case of either clause (a) or (b), for those that would not, individually or in the aggregate, if determined adversely to Purchaser Parent or any of its subsidiaries or their respective assets or any director or officer of Purchaser Parent or any of its subsidiaries, reasonably be expected to result in a Purchaser Parent Material Adverse Effect. None of Purchaser Parent or any of its subsidiaries or their respective assets, or any director or officer of Purchaser Parent or any of its subsidiaries, in each case, for whom Purchaser Parent or any of its subsidiaries may be liable, is a party to or subject to the provisions of any order, writ, injunction, decree or award of any Governmental Authority which would, individually or in the aggregate, if determined adversely to Purchaser Parent or any of its subsidiaries or their respective assets or any director or officer of Purchaser Parent or any of its subsidiaries, reasonably be expected to result in a Purchaser Parent Material Adverse Effect.

Section 6.8 Absence of Certain Changes. Since June 30, 2016, there has not been any Purchaser Parent Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Purchaser Parent Material Adverse Effect.

Section 6.9 Controls and Procedures. Since the enactment of the Sarbanes-Oxley Act of 2002, (a) Purchaser Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and (b) Purchaser Parent has not received any notice from the NYSE of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the NYSE.

ARTICLE 7

DISCLAIMERS AND ACKNOWLEDGEMENTS

Section 7.1 General Disclaimers.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4, THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(G) OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS AND EXCEPT FOR SELLERS’ SPECIAL WARRANTY OF TITLE IN THE CONVEYANCES, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (A) NO SELLER PARTY MAKES, THE SELLER PARTIES EXPRESSLY DISCLAIM, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP OR PURCHASER’S REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 8.1), (IV) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (V) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (VI) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VII) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (VIII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS AND (B) THE SELLER PARTIES FURTHER DISCLAIM, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT, SUBJECT TO SELLERS’ PERFORMANCE OF THE COVENANTS SET FORTH IN SECTION 8.1, PURCHASER HAS (OR WILL HAVE AS OF THE CLOSING) MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 4.19 OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(G), THE SELLER PARTIES HAVE NOT AND WILL NOT MAKE, AND EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS (INCLUDING PERMITS REQUIRED UNDER ENVIRONMENTAL LAWS), THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF OCCUPATIONAL HEALTH, WORKPLACE, SAFETY OR NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND, EXCEPT AS SET FORTH IN SECTION 4.19 OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(G), NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 7.2 Environmental Disclaimers. PURCHASER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, GATHERING AND TRANSPORTATION OF HYDROCARBONS AND THERE MAY BE HYDROCARBONS, PRODUCED WATER, WASTES, SCALE, NORM, HAZARDOUS SUBSTANCES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

Section 7.3 Changes in Prices; Well Events. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 7.4 CONSPICUOUSNESS. THE SELLER PARTIES AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 8

COVENANTS OF THE PARTIES

Section 8.1 Access.

(a) Upon execution of this Agreement until the Defect Deadline, the Seller Parties shall give Purchaser, its Affiliates and each of their respective officers, employees, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) access to Assets operated by any Seller Party and the Records in any Seller Party’s possession during the Seller Parties’ normal business hours, for the purpose of conducting a confirmatory review of the Assets, to the extent that a Seller Party has authority to grant such access without breaching any restriction binding on such Seller Party, but only to the extent that Seller Parties may do so without (i) violating applicable Laws, (ii) waiving any legal privilege of any Seller Party, any of its Affiliates or its counselors, attorneys, accountants or consultants or (iii) violating any obligations to any Third Party, provided, however, that the Seller Parties shall use their commercially reasonable efforts to, upon Purchaser’s written request, request from any Third Party operator any consents or waivers necessary for Purchaser’s Representatives to gain access to the Assets not operated by any Seller Party as contemplated in this Section 8.1. Such access shall be granted to Purchaser (A) in the offices of the Seller Representative located in Midland, Texas and (B) on the premises of the Oil and Gas Properties operated by any Seller Party (or for which Seller Parties have received the consent referenced in the preceding sentence). All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. The Seller Parties or their designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted and collect split test samples if any are collected. Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the business of the Seller Parties or co-owners thereof and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) (“Phase I”). Purchaser shall not be entitled to conduct any Phase II Environmental Site Assessments in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-

11) (“Phase II”) or any invasive or intrusive testing, or sampling on or relating to the Assets (collectively, the (“Invasive Activity”) without the prior written consent of the Seller Representative, such consent to be granted, conditioned or withheld at the sole discretion of the Seller Representative; provided, however, in the event that (x) Purchaser’s Phase I has identified a Recognized Environmental Concern (as determined under A.S.T.M. Publication Designation: E1527-13) and Purchaser reasonably concludes that it is necessary to conduct a Phase II on an Asset prior to the Closing in order for Purchaser to ascertain whether such Recognized Environmental Concern is an Environmental Defect, (y) Purchaser has delivered a written notice to the Seller Representative, requesting the Seller Representative’s consent to conduct such a Phase II (including the corresponding portions of the Phase I on which Purchaser has based its reasonable conclusions) and (z) the Seller Representative fails to grant such consent within five (5) days of the Seller Representative’s receipt of such request, then Purchaser shall have the right to exclude the Assets subject to such written request (along with any other Assets reasonably necessary for the ownership or operation of such Assets) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value, if any, of such excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A (including Exhibit A-1 and Exhibit A-2) attached hereto, (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a) and (D) Purchaser shall have no rights or obligations hereunder with respect to such Excluded Assets. Purchaser shall obtain all permits necessary to conduct any approved invasive activities from any applicable Governmental Authorities; provided that Sellers shall provide Purchaser with assistance as reasonably requested by Purchaser that may be necessary to secure such permits. If the Seller Representative consents to any requested Invasive Activity, all such activities will be performed by Purchaser’s Representatives in accordance with the Phase II Guidelines.

(b) Purchaser (i) waives and releases all claims against the Sellers Group and any Third Party operators arising in any way in connection with Purchaser and Purchaser’s Representatives’ rights of access, examination and inspection under this Section 8.1 and (ii) agrees to indemnify, defend and hold harmless each member of the Sellers Group, the other owners of interests in the Oil and Gas Properties, and all such Persons’ stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, damages, obligations, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, damages, obligations, liabilities, losses, costs and expenses attributable to, arising out of or relating to access to the Records, any offices of the Seller Parties, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLERS GROUP, BUT EXCLUDING IN EACH CASE OF THE FOREGOING CLAUSES (I) AND (II), (X) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY SELLER OR OTHER MEMBER OF THE SELLERS GROUP AND (Y) ANY LIABILITIES ATTRIBUTABLE TO ANY PREVIOUSLY EXISTING CONDITION OF THE ASSETS UNCOVERED OR DISCOVERED BY PURCHASER OR ANY OF PURCHASER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH INSPECTION OF THE ASSETS.

Section 8.2 Operation of Business.

(a) From and after the Execution Date until the Closing, except as (x) described on Schedule 4.17 or Schedule 8.2, (y) required by applicable Law or any Governmental Authority, or (z) consented to by Purchaser in writing, the Seller Parties shall:

(i) operate the Assets operated by any Seller Party as a reasonably prudent operator, in material compliance with all applicable Laws and otherwise in the usual, regular and ordinary manner as operated by Seller Parties consistent with Seller Parties’ past practices;

(ii) maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of the Seller Parties;

(iii) not transfer, sell, hypothecate, encumber, novate or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business and (B) sales and dispositions of equipment and materials that are surplus, obsolete or replaced;

(iv) not voluntarily terminate (other than terminations of based on the expiration without any affirmative action by Sellers), novate, materially amend, execute or extend any Contracts, other than the execution or extension of a contract for the sale or exchange of Hydrocarbons terminable on ninety (90) days or shorter notice;

(v) not approve any individual authorization for expenditure or similar request or invoice for funding or participation under any Contract which are reasonably estimated to require expenditures net to Sellers’ collective Working Interest in excess of One Hundred Fifty Thousand Dollars ($150,000.00);

(vi) maintain all material governmental permits and approvals affecting the Assets;

(vii) not enter into any Contract that, if entered into on or prior to the Execution Date, would constitute a Material Contract, or materially amend any Lease;

(viii) keep Purchaser reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by a Seller Party with respect to the Assets;

(ix) not (A) enter into any collective bargaining agreement or other contract, agreement or understanding with any labor union or representative of any employees that relates to any Business Employee or the Assets; (B) increase, accelerate or provide additional rights with respect to the compensation or benefits (or potential compensation or benefits) of any Business Employee; (C) transfer the employment of any Business Employee to a status such that he or she ceases to provide services primarily related to the Assets, other than in the ordinary course of business; (D) terminate the employment of any Business Employee other than for cause; or (E) hire or retain any individual who would be a Business Employee unless necessary to replace a Business Employee whose employment has ended as permitted hereunder;

(x) not elect to go non-consent as to any proposed operation on any of the Leases or Wells;

(xi) not voluntarily relinquish its position as operator to anyone other than Purchaser with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(xii) maintain in full force and effect all Leases that are presently producing in paying quantities or otherwise held by shut-in payments or other payments in lieu of production or drilling operations;

(xiii) maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and coverages and of the types presently in force;

(xiv) not incur any indebtedness secured by a Lien on any Assets, take or fail to take any action that would cause a Lien to arise or exist on any Assets or otherwise consent to any Lien attaching to or encumbering the Assets (in each case other than a Permitted Encumbrance);

(xv) not waive, compromise or settle any material right or material claim with respect to any of the Assets; and

(xvi) not commit or enter into an agreement with respect to any matter that is prohibited by the foregoing.

(b) Subject to applicable Laws, Purchaser’s approval of any action restricted by Section 8.2(a) shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Seller Representative’s notice) of the Seller Representative’s notice to Purchaser requesting such consent unless Purchaser notifies the Seller Representative to the contrary during that period. Notwithstanding the foregoing provisions of this Section 8.2, in the event of an emergency or risk of loss, damage or injury to any person, property or the environment, the Seller Parties may take such action as reasonably necessary and the Seller Representative shall notify Purchaser of such action promptly thereafter. Requests for approval of any action restricted by this Section 8.2 shall be delivered to the person designated in Section 14.1 to receive notices on behalf of Purchaser whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

(c) With respect to Assets for which a Seller Party is not designated as the operator under applicable Laws or Contracts, the Seller Party’s obligations under this Section 8.2 with respect to the operation of such Assets shall be limited to voting Sellers’ collective Working Interests or other voting interests in a manner consistent with the requirements set forth in this Section 8.2.

Section 8.3 Operatorship of the Assets. While Purchaser desires to succeed the Seller Parties as operator of those Assets or portions thereof that any Seller Party may presently operate, Purchaser acknowledges and agrees that the Seller Parties cannot and do not covenant or warrant that Purchaser shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. the Seller Parties agree, however, that as to the Assets any of them operate, the Seller Parties shall use their commercially reasonable efforts to support Purchaser’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Purchaser as successor operator of such Assets effective as of Closing.

Section 8.4 Notice to Holders of Consents and Preferential Purchase Rights. Promptly after the Execution Date and in any event no later than ten (10) days after the Execution Date, the Seller Representative shall prepare and send, or cause to be prepared and sent, on forms reasonably satisfactory to Purchaser, (a) notices to the holders of any Consents, (other than Customary Consents), including those set forth on Schedule 4.12(a), requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any applicable preferential rights to purchase or similar rights triggered by the transactions contemplated by this Agreement, in compliance with the terms of such rights and requesting waivers of such rights. Sellers shall use commercially reasonable efforts to (x) cause any such Consents required to be obtained and delivered prior to Closing and (y) cause all such preferential rights to purchase to be waived prior to Closing; provided, however, that Sellers shall not be required to make payments or undertake obligations to obtain any Consents or waivers of preferential purchase rights. If prior to Closing, Purchaser discovers any Consents or preferential rights to purchase or similar rights that are not set forth on Schedule 4.12(a) or Schedule 4.12(b) or for which notices have not been sent in compliance with the first sentence hereof, and which are applicable to the Assets, Purchaser shall promptly provide written notice to Sellers of such Consents and preferential rights, whereupon Sellers shall promptly thereafter comply with such Consents and preferential rights in accordance with this Section 8.4, Section 8.5 and Section 8.6, as applicable.

Section 8.5 Consents to Assignment.

(a) In no event shall there be transferred at Closing any Asset for which a Required Consent has not been satisfied or obtained.

(b) In cases in which the Asset subject to such an unobtained Required Consent is an Asset other than an Oil and Gas Property, and Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates at Closing, but such Asset is not transferred to Purchaser due to the unwaived Required Consent requirement, the Parties shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Purchaser upon receipt of the Required Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Sellers for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Required Consent is obtained.

(c) In cases in which the Asset subject to such a Required Consent requirement is an Oil and Gas Property and the Required Consent is not obtained by Closing, Purchaser may elect to exclude the Oil and Gas Property subject to such Required Consent from the Assets conveyed at Closing and (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value, if any, of such Oil and Gas Property, (ii) such Oil and Gas Property shall be deemed to be deleted from Exhibit A (including Exhibit A-1 and Exhibit A-2) and added to Schedule 1.1(a) and (iii) such Oil and Gas Property shall constitute an Excluded Asset for all purposes hereunder. If any such Required Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under pursuant to the immediately preceding sentence is subsequently satisfied prior to the Cut-Off Date, (A) Sellers shall, promptly after such Required Consent requirement is satisfied, convey the applicable Oil and Gas Property to Purchaser, using the form of Conveyance attached hereto as Exhibit B-1, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Oil and Gas Properties at Closing, (C) Purchaser shall, simultaneously with the conveyance of the applicable Oil and Gas Property, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Oil and Gas Properties under Section 2.4) to Sellers and (D) such Oil and Gas Property shall no longer be deemed to be (1) deleted from Exhibit A (including Exhibit A-1 and Exhibit A-2), (2) added to Schedule 1.1(a) or (3) an Excluded Asset for any purposes hereunder.

Section 8.6 Preferential Rights.

(a) Any preferential purchase right triggered by the transactions contemplated by this Agreement must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 10 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b) If any preferential right to purchase any Asset (i) is validly and timely exercised prior to Closing, (ii) is not exercised or waived prior to the Closing but the time for exercise or waiver of such preferential right has not yet expired or (iii) the holder of such preferential right has disputed in writing the validity or terms of the notice delivered by Sellers with respect to such right, then in each case, at the Closing, (A) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Oil and Gas Property, (B) such Oil and Gas Property shall be deemed to be deleted from Exhibit A (including Exhibit A-1 and Exhibit A-2) and added to Schedule 1.1(a), and (iii) such Oil and Gas Property shall constitute an Excluded Asset for all purposes hereunder; provided, however, in the event (x) the holder of any preferential right to purchase any Asset validly exercises such preferential right prior to Closing but refuses or fails to consummate the purchase of such Asset as of the Cut-Off Date or (y) the time for exercise or waiver of a preferential right expires after the Closing without exercise thereof, Sellers shall convey such Asset to Purchaser effective as of the Effective Time pursuant to a Conveyance and, simultaneously with such conveyance, Purchaser shall pay to Sellers the Allocated Value of such Assets (subject to all other applicable adjustments with respect to such Oil and Gas Properties under Section 2.4), and such Asset shall no longer be deemed to be (1) deleted from Exhibit A (including Exhibit A-1 and Exhibit A-2), (2) added to Schedule 1.1(a) or (3) an Excluded Asset for any purposes hereunder.

Section 8.7 Drag-Alongs and Tag-Alongs.

(a) Promptly after the Execution Date and in any event no later five (5) days after the Execution Date, the Seller Representative shall prepare and send, or cause to be prepared and sent, on forms reasonably satisfactory to Purchaser, (a) notices to the holders of any Tag-Alongs, including those set forth on Schedule 4.12(c), in compliance with the terms of such Tag-Alongs and (b) notices to the holders of any Drag-Alongs, including those set forth on Schedule 4.12(c), in compliance with the terms of such Drag-Alongs notifying the Persons subject to such Drag-Alongs that Sellers (and Purchaser) have elected to exercise such Drag-Along in connection with the transactions contemplated under this Agreement. Sellers shall use commercially reasonable efforts to cause all such Tag-Alongs and Drag-Alongs to be exercised prior to Closing; provided, however, that, except as expressly contemplated by this Agreement, Sellers shall not be required to make payments or undertake obligations to obtain any exercise of Tag-Alongs and Drag-Alongs.

(b) Sellers shall comply with the provisions of any Tag-Alongs and Drag-Alongs set forth on Schedule 4.12(c) and execute and deliver all agreements and instruments required to be executed and delivered by Sellers under the respective terms of such Tag-Alongs and Drag Alongs. If prior to Closing, Purchaser discovers any Tag-Alongs or Drag-Alongs or similar rights that are not set forth on Schedule 4.12(c) and that are applicable to the Assets, Purchaser shall provide written notice to Sellers of such Tag-Alongs and Drag-Alongs, whereupon Sellers shall promptly thereafter comply with such Tag-Alongs or Drag-Alongs in accordance with this Section 8.7.

(i) With respect to any Seller NPI Holder that, as a result of a Tag-Along, Drag-Along or otherwise, agrees to ratify and join this Agreement as a Seller, then upon the execution and delivery to Purchaser by such Seller NPI Holder (and if such Seller NPI Holder is a natural Person, by such Person’s spouse) of a ratification and joinder agreement substantially in the form attached hereto as Exhibit F, such Seller NPI Holder’s right, title and interests in the Seller NPIs shall be included in the Assets conveyed to Purchaser hereunder and such Seller NPI Holder shall be considered and constitute a Seller hereunder for all purposes (but, for the avoidance of doubt, not an Initial NPI Seller). The portion of the Purchase Price to which a Seller shall be entitled with respect to the Seller NPI owned by such Seller shall be determined in a manner consistent with Schedule 8.7, taking into account the negative capital account for such Seller and the other adjustments to the Purchase Price set forth in this Agreement.

(c) With respect to any Seller NPI Holder that, notwithstanding a Tag-Along, Drag-Along, does not ratify and join this Agreement as a Seller prior to Closing in the manner contemplated in Section 8.7(b), then in either such event (i) the Unadjusted Purchase Price shall be decreased by the value specified for such Seller NPI on Schedule 8.7, (ii) the Seller NPI held by such Seller NPI Holder shall be deemed to be excluded from the definition of Assets and from Exhibit A attached hereto and (iii) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a). For the avoidance of doubt, any Allocated Value with respect to any Asset to which such Seller NPI has an interest shall be adjusted appropriately in order to take into account the fact that such Seller NPI is an Excluded Asset.

(d) If after Closing and prior to the Cut-Off Date (i) any Seller NPI Holder elects to ratify and join this Agreement as to such Seller NPI Holder’s right, title and interest in and to the Seller NPIs or Sellers acquire, or are ready, willing and able to acquire, any interest in any Seller NPIs, then in either such event the Seller Representative shall provide Notice to Purchaser as to the occurrence of such event, and promptly thereafter (A) such Seller NPI Holder shall convey, or such Sellers shall acquire and then convey, the applicable Seller NPI to

Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Seller NPI at Closing, (C) Purchaser shall, simultaneously with the conveyance of the applicable Seller NPI, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Seller NPI under Section 2.4) to Sellers and (D) such Seller NPI shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(a) and (3) an Excluded Asset for any purposes hereunder.

Section 8.8 Casualty Loss. If, after the Execution Date but prior to or on the Closing Date, any portion of the Oil and Gas Properties is destroyed by fire, explosion, wild well, hurricane, storm, weather events, loop currents, civil unrest or similar disorder, terrorist acts, war or any other hostilities or other similar casualty or is expropriated or taken in condemnation or under right of eminent domain (each, excluding any damage as a result of depreciation, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, downhole failure or ordinary course reservoir changes or depletion, a “Casualty Loss”), Purchaser and the Seller Parties shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Article 9, nevertheless be required to proceed with Closing and (except to the extent Sellers have, prior to the Closing, caused the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Seller’s sole cost and expense) the Unadjusted Purchase Price will be reduced at Closing by the lesser of: (a) the aggregate amount necessary to repair or restore the affected Asset(s) to its condition prior to such Casualty Loss and (b) the reduction in value of the affected Asset(s) due solely to such Casualty Loss.

Section 8.9 Closing Efforts and Further Assurances. Each Party agrees that from and after the Execution Date until the Closing Date it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated hereunder, including (a) each Party will use its respective commercially reasonable efforts to cooperate with the other Party to obtain any Consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Authorities or Third Parties that are required in connection with the consummation of the transactions contemplated hereunder; (b) the Parties will use their respective commercially reasonable efforts to cooperate with each other to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereunder; (c) the Parties will use their respective commercially reasonable efforts to defend, and to cooperate with each other in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (d) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 8.10 Notifications. If, prior to Closing, either a Seller Party or Purchaser obtains Knowledge that it has breached a representation, warranty, covenant, obligation or other agreement under this Agreement, then such Party, as applicable, shall promptly inform such other Party (or in the case of Purchaser, inform the Seller Representative) of such breach.

Section 8.11 Amendment of Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of the Seller Parties contained in this Agreement, the Seller Representative shall have the continuing right until the Closing to add, supplement or amend the Disclosure Schedules to the representations and warranties of the Seller Parties with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 9.2 have been fulfilled and the indemnification obligations of the Parties in Article 13, the Disclosure Schedules contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

Section 8.12 Government Reviews. From and after the Execution Date until the Closing, subject to the terms and conditions of this Agreement, each of Purchaser and the Seller Representative shall, and shall cause their respective Affiliates to, undertake commercially reasonable efforts to make or cause to be made promptly (and, in the case of filings required to be made pursuant to the HSR Act, not later than ten (10) days following the Execution Date) the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings; provided, however, that all filing fees relating to filings required to be paid pursuant to the HSR Act shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers. In furtherance and not in limitation of the foregoing, each of Purchaser and Sellers shall, to the extent permissible by Law (including Laws relating to the exchange of information), (a) reasonably cooperate with the other Party(ies) and furnish to the other Party(ies) all information in such Party’s possession that is necessary in connection with such other Party(ies)’s filings, (b) use commercially reasonable efforts to cause the early termination or the expiration of the applicable waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (c) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (d) consult and reasonably cooperate with the other Party(ies) and provide each other with a reasonable opportunity to provide comments in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings, (e) use commercially reasonable efforts to comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (f) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (g) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law. If a Party intends to participate in any communication or face-to-face or telephonic meeting with any Governmental Authority with respect to such filings, it shall give the other Parties reasonable notice of, and to the extent permitted by the Governmental Authority, an opportunity to participate face-to-face in, such meeting or on such communication. Notwithstanding the foregoing, no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to the attorney client privilege, work product doctrine or other similar privilege absent entering into a mutually acceptable joint defense agreement.

Section 8.13 Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the other Party, any Affiliate of such other Party, and all such other Party’s stockholders, members, officers, directors, employees and agents from and against any and all claims, obligations, Damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party prior to or after Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 8.14 Press Releases. From and after the Execution Date:

(a) No Seller Party shall make, and each Seller Party shall cause each of its Affiliates not to make, any press release or disclosure for dissemination to the public regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties hereto, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, the foregoing shall not restrict disclosures by any Seller Party, or any of its Affiliates (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over any Seller Party or Affiliate of any Seller Party, (ii) to Governmental Authorities or any Third Party holding preferential rights to purchase, Consents, Liens, Tag-Alongs, Drag-Alongs or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such Lien Releases, Consents, Tag-Alongs or Drag-Alongs, (iii) that are made in connection with presentations or communications with investors or potential investors of any Seller Party, or (iv) that are consistent with any press release or filings with the SEC made by or on behalf of Purchaser Parent. Each Seller Party shall each be liable for the compliance of such Seller Party’s Affiliates with the terms of this Section 8.14.

(b) To the extent Purchaser, Purchaser Parent or any of its Affiliates desire to make any press release regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties hereto without the prior written consent of the Seller Representative, Purchaser shall provide the Seller Representative with prior notice and a copy of such proposed press release and an opportunity to provide comments thereto and will consider any such comments in good faith; provided, however, the foregoing shall not restrict disclosures by Purchaser, Purchaser Parent, or any of their respective Affiliates (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser, Purchaser Parent, or any of their respective Affiliates, (ii) to Governmental Authorities or any Third Party holding preferential rights to purchase, Consents, Tag-Alongs, Drag-Alongs or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such Consents, Tag-Alongs or Drag-Alongs or (iii) that are made in connection with presentations or communications with investors or potential investors of Purchaser, Purchaser Parent, or any of their respective Affiliates.

Section 8.15 Confidentiality.

(a) From the Execution Date until the Closing Date, each Party shall keep confidential the Confidential Information in accordance with the terms of the Confidentiality Agreement, and the first sentence of paragraph 8 of the Confidentiality Agreement he Confidentiality Agreement is hereby amended by replacing “the entering into of a definitive agreement with respect to the Transaction” with “the consummation of a Transaction.” In accordance with paragraph 7 of the Confidentiality Agreement, Reliance Exploration and Reliance Energy hereby consent to any solicitation and hiring of Business Employees that is conducted in accordance with Section 8.18. The parties agree that the provisions of this Section 8.15(a) constitute an agreement in “traditional written agreement format” within the meaning of paragraph 9(b) of the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this Section 8.15(a) shall not restrict disclosures by any Party to the extent necessary to comply with such Party’s obligations under this Agreement. Each Seller Party shall each be liable for the compliance of such Seller Party’s Affiliates with the terms of this Section 8.15.

(b) From and after the Closing until the date two (2) years after Closing, each Seller Party shall keep, to the extent permitted by applicable Law, confidential the Confidential Information, except for (i) such Confidential Information (A) that becomes, through no violation of the provisions of this Section 8.15(b) by such Seller Party or any of its Affiliates or its and their respective members, managers, officers, employees, agents and representatives, part of the public domain by publication or otherwise, (B) which is obtained by such Seller Party or any of its Affiliates from a source that is not known to it to be prohibited from disclosing such Confidential Information to such Person by an obligation of confidentiality to another Party, (C) which is developed independently by such Seller Party or its Affiliates without use of the Confidential Information or (D) as reasonably necessary in order to consummate the transactions contemplated hereunder and under the other Transaction Documents, or (ii) disclosures of Confidential Information (A) in the course of any litigation, mediation or arbitration proceedings involving such Seller Party or its Affiliates or (B) as required by any applicable Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed) or the rules of any applicable national stock exchange, (C) to Governmental Authorities or any Third Party holding preferential rights to purchase, Consents, Liens, Tag-Alongs, Drag-Alongs or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such Lien Releases, Consents, Tag-Alongs or Drag-Alongs or (D) to any Affiliates of such Seller Party. In any such circumstance outlined in clause (ii)(A) above, the disclosing Seller Party will promptly give Purchaser written notice of such required disclosure and disclose only that portion of the Confidential Information as such disclosing Seller Party is advised by counsel that it is reasonably required to disclose and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

Section 8.16 Replacement of Sellers Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 8.16, none of the Credit Support shall be included in or constitute any Assets or transferred to the Purchaser at Closing. Purchaser shall use its commercially reasonable efforts to obtain for Purchaser’s account replacement of the Credit Support described on Schedule 4.18. If Purchaser fails to obtain any replacement Credit Support described on Schedule 4.18 by the time required under this Section 8.16, then, until such time as Purchaser obtains a replacement, (a) Purchaser agrees to reimburse Sellers Group upon request for any damage amounts paid or suffered under any Credit Support after the Closing Date and (b) Purchaser will secure such obligation by providing to Sellers Group back-to-back credit support reasonably acceptable to the Seller Representative for the benefit of Sellers Group with respect to the Credit Support that remains in place at such time. If, after the Closing, either the Seller Representative or Purchaser identifies any additional Credit Support that has not been released, then such Party shall promptly notify the other and promptly thereafter Purchaser shall use commercially reasonable efforts to replace or obtain its own Credit Support in lieu of such Credit Support, and until such replacement is obtained will comply with clauses (a) and (b) of the previous sentence with regards to such newly discovered Credit Support.

Section 8.17 Seller Indebtedness. The Seller Parties shall use their best efforts to negotiate and obtain on or prior to the Closing Date (a) releases of all Liens securing borrowed monies or payment obligations incurred by a Seller Party or its Affiliates under any Debt Instrument that are secured by the Assets, (b) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Liens on the Assets securing due and payable obligations under Debt Instruments, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Purchaser to effect and file of record the release of all Liens in connection therewith.

Section 8.18 Employee Matters.

(a) Beginning on the Execution Date, the Seller Parties shall make available to Purchaser each of the Business Employees to discuss potential employment with Purchaser or an Affiliate of Purchaser. Purchaser shall provide the Seller Representative, in writing, not later than ten (10) calendar days prior to the Closing Date, a list of those Business Employees to whom Purchaser or one of its Affiliates intends to make offers of employment (collectively, the “Designated Employees”), and such list shall include information regarding the terms and conditions of such offer (e.g., compensation, employee benefits, job duties) reasonably requested by the Seller Representative. Such offers shall be for employment as of the Closing Date or, if later, such date on which the applicable Designated Employee returns from a leave of absence (so long as such return occurs within ninety (90) days after the Closing or such later time as may be required by applicable Law). Such offers of employment shall be on terms and conditions determined by Purchaser or its applicable Affiliate in its discretion. Each such employment offer shall be subject to and conditioned upon the occurrence of the Closing and the satisfaction of Purchaser’s or its applicable Affiliate’s applicable pre-employment screening processes. The Seller Parties and their Affiliates shall not take any action intended to interfere with any such employment offer or negotiations by Purchaser or its Affiliates to employ any Designated Employee or take any action intended to discourage any Designated Employee from accepting employment with Purchaser or its Affiliates. The date of a Designated Employee’s commencement of active employment with Purchaser or its Affiliate is referred to herein as his or her “Hire Date.”

(b) For purposes of this Agreement, a “Transferred Employee” is a Designated Employee who accepts an offer of employment made pursuant to Section 8.18(a), passes Purchaser’s or its Affiliate’s applicable pre-employment screening processes, and becomes employed by Purchaser or one of its Affiliates pursuant to the process set forth in Section 8.18(a) above. With respect to each Transferred Employee and effective as of the time immediately prior to such Transferred Employee’s Hire Date, the Seller Parties or their Affiliates shall (i) terminate the employment of such Transferred Employee and (ii) waive and release any confidentiality, non-competition, non-disclosure or other agreements between any Seller Party or any of their Affiliates and such Transferred Employee that would restrict or encumber such Transferred Employee’s ability to perform any of his or her duties as an employee of Purchaser or its Affiliate, but only to the extent necessary to allow such Transferred Employees to provide services to Purchaser and its Affiliates.

(c) On or before the Hire Date of each Transferred Employee, the Seller Parties or their Affiliates shall (i) take any necessary action to fully vest as of such date such Transferred Employee’s account balances and other benefits under all Seller Benefit Plans, if any, that (A) are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA), or (B) provide equity-based awards, and (ii) take such actions, if and to the extent permitted by the Seller Benefit Plans, as may be necessary to permit the continuation of loan repayments after such date by the Transferred Employee if he or she has an outstanding loan from any Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Such loan repayments shall be made directly by the Transferred Employee to the applicable Seller Benefit Plan, and shall be permitted so long as the Transferred Employee remains employed by Purchaser or any of its Affiliates.

(d) The provisions of this Section 8.18 are solely for the benefit of the parties hereto and nothing in this Section 8.18, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 8.18, express or implied, shall be (i) deemed an amendment of any Seller Benefit Plan, or (ii) construed to prevent Purchaser or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser or its Affiliates may establish or maintain.

Section 8.19 Audits and Filings.

(a) From and after the Execution Date until the first (1st) anniversary thereof, The Seller Parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to, make available to Purchaser and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in any Seller’s or any of their Affiliates’ possession or control if reasonably required by Purchaser Parent, its Affiliates and their agents and representatives in order to prepare for Purchaser Parent or its Affiliates, if required, in connection with such filings, financial statements relating to the Assets or to the Seller Parties or their Affiliates meeting the requirements of Regulation S-X promulgated by the SEC, along with any documentation attributable to or relating to the Assets required to complete any audit associated with such financial statements.

(b) Without limiting the generality of Section 8.19(a), from and after the Execution Date until the first (1st) anniversary thereof, the Seller Parties shall, and shall use their reasonable best efforts to cause their Affiliates to, cooperate with the independent auditors chosen by Purchaser Parent (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements relating to the Assets or of any Seller or any of their Affiliates that Purchaser Parent or any of its Affiliates requires to comply with the requirements of the Securities Laws or other Tax, financial or reporting requirements. Such cooperation will include (i) reasonable access to the Seller Parties’ officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from the Seller Parties to Purchaser’s Auditor that are reasonably requested by Purchaser Parent to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Purchaser’s Auditor with respect to an audit or review of those financial records required pursuant to this Section 8.19(b) and (iii) using reasonable best efforts to obtain the consent of the independent auditor of the Seller Parties that conducted any audit of such financial statements to be named as an expert in any report filed by Purchaser Parent with the SEC. Purchaser Parent will reimburse the Seller Parties, within ten (10) Business Days after receipt of demand in writing therefor, for any reasonable out-of-pocket costs incurred by the Seller Parties or their Affiliates in complying with the provisions of this Section 8.19(b). Notwithstanding the foregoing, nothing herein shall expand the Seller Parties’ representations, warranties, covenants, or agreements set forth in this Agreement or give Purchaser, its Affiliates, or any third Person any rights to which it is not entitled hereunder.

(c) Without limiting the generality of Section 14.12, for a period of three (3) years following the Closing Date, the Seller Parties shall, and shall cause their respective Affiliates to, retain all books, records, information and documents in their or their Affiliates’ possession that are necessary to prepare and audit financial statements with respect to the Assets or otherwise relating to the Seller Parties or their respective Affiliates, except to the extent originals or copies thereof are transferred to Purchaser in connection with Closing. Purchaser Parent shall indemnify and hold harmless the Sellers Group from and against any and all damages suffered or incurred by them arising from any claims by Third Parties or Governmental Authorities against them in connection with any action taken by them at the request of Purchaser Parent pursuant to this Section 8.19(c) or in connection with the arrangement of any financings or securities offerings and any filing made pursuant to the Securities Laws or other disclosures in connection with any such financings or securities offerings, except to the extent such damages arise as a result of the gross negligence or intentional misconduct of any member of the Sellers Group.

Section 8.20 Resale Registration Statement; NYSE Listing.

(a) In the event the Stock Option is validly exercised, promptly following the Closing, but in any event within two (2) Business Days following the Closing, Purchaser Parent shall use its commercially reasonable efforts to file with the SEC a registration statement that registers under the Securities Act the sale from time to time pursuant to Rule 415 promulgated under the Securities Act by Sellers of the Purchaser Parent Common Stock comprising the Stock Purchase Price. Purchaser Parent shall further use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as promptly thereafter as possible, including by filing an “automatic shelf registration statement” (as such term in defined in Rule 405 promulgated under the Securities Act) that becomes effective upon filing with the SEC in accordance with Rule 462(e) to the extent Purchaser Parent is then a “well-known seasoned issuer” (as such term is defined in Rule 405 promulgated under the Securities Act). Purchaser Parent shall use its reasonable best efforts to keep such registration statement effective continuously until the earlier to occur of (x) the six (6) month anniversary of the Closing and (y) the date the Purchaser Parent Common Stock is no longer registered under Section 12 of the Exchange Act. Purchaser Parent shall use its best efforts not take any action, or fail to take any action, in each case prior to the effectiveness of the shelf registration statement described in this Section 8.20(a), which action or failure would reasonably be expected to cause Purchaser Parent to no longer be qualified as a “well-known seasoned issuer” or to be ineligible to file a registration statement under the Securities Act on Form S-3 (or any successor form). Notwithstanding the foregoing, Purchaser Parent shall have the right to (i) delay the effectiveness of any registration statement for a period of up to four (4) consecutive weeks (including by delaying the initial filing of an automatic shelf registration statement), or (ii) suspend the use by Sellers of any registration statement for a period of up to four (4) consecutive weeks, to the extent, in the case of either clause (i) or (ii), Purchaser Parent is then in possession of material non-public information that would be detrimental to Purchaser Parent to disclose at such time; provided, however, if Purchaser Parent determines in good faith that the material non-public information would, if disclosed, reasonably be expected to have a material and adverse effect on the trading price of the Purchaser Parent Common Stock, references in this sentence to “four (4) consecutive weeks” shall instead be to “two (2) consecutive weeks”. The costs of preparing and filing any such registration statement shall be borne by Purchaser Parent, though any selling expenses or commissions incurred in connection with any sale pursuant to such registration statement shall be borne by the Seller that is disposing of its shares pursuant to such sale. Any such registration statement shall be in such form, and shall contain a plan of distribution requested by the Seller Representative, which shall be in compliance with applicable Law and acceptable to Purchaser Parent in its reasonable judgment; provided, however, in no event shall Purchaser Parent be obligated to participate in any “road show” or other marketing efforts by Seller pursuant to such registration statement. After the six (6) month anniversary of the Closing Date, upon request by or on behalf of Sellers in connection with any proposed sale of any shares of Purchaser Parent Common Stock issued to Sellers hereunder, Purchaser shall cause its transfer agent to promptly issue new certificates without legends to any transferees of such shares at no cost to Sellers for legal opinions or any other mechanics. Prior to the one (1) year anniversary of the Closing Date, Purchaser Parent will use its best efforts to comply with the current public information requirements of Rule 144(c) under the Securities Act. Upon the one (1) year anniversary of the Closing Date, Purchaser shall cause Purchaser Parent’s transfer agent to issue new certificates representing the Purchaser Parent Common Stock issued to Sellers hereunder without any restrictive legends, at no cost to Sellers for legal opinions or any other mechanics, subject only to receipt of the original stock certificates from Sellers.

(b) In the event the Stock Option is validly exercised, Purchaser Parent shall use its commercially reasonable efforts to have the Purchaser Parent Common Stock comprising the Stock Purchase Price listed on the NYSE prior to the Closing, subject to official notice of issuance of such shares.

Section 8.21 Lock-Up.

(a) Sellers hereby irrevocably agree that, without the prior written consent of Purchaser Parent, Sellers will not, directly or indirectly, for a period commencing on the Execution Date and ending on and including the thirtieth (30th) day after the Closing Date (such thirty (30) day period, the “Lock-Up Period”), (i) offer for sale, sell or otherwise dispose of (or enter into any transaction or device that is designed to, or would reasonably be expected to, result in the disposition by any Person at any time in the future of), or, in the case of the Reliance Seller Subsidiaries and the Initial NPI Sellers, pledge, in each case of the foregoing any shares of Purchaser Parent Common Stock issued pursuant to this Agreement, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Purchaser Parent Common Stock issued pursuant to this Agreement, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Purchaser Parent Common Stock or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Purchaser Parent Common Stock issued pursuant to this Agreement or securities convertible into or exercisable or exchangeable for Purchaser Parent Common Stock or any other securities of the Purchaser Parent issued pursuant to this Agreement, or (iv) publicly disclose the intention to do any of the foregoing.

(b) The foregoing Section 8.21(a) shall not apply to (i) bona fide gifts, sales or other dispositions of shares of any class of Purchaser Parent Common Stock issued pursuant to this Agreement, in each case that are made exclusively between and among the undersigned or members of the undersigned’s family, or Affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); provided, however, that, it shall be a condition to any transfer pursuant to this clause (i) that (x) the transferee/donee agrees to be bound by the terms of this Section 8.21 (including the restrictions set forth in Section 8.21(a)) to the same extent as if the transferee/donee were a party hereto; and (y) each party (donor, donee, transferor or transferee) shall not be required by law (including, without limitation, the disclosure requirements of the Securities Laws) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period; (ii) distributions of Purchaser Parent Common Stock issued pursuant to this Agreement to members or limited partners of the undersigned who agree to be bound by the terms of this Section 8.21; and (iii) bona fide pledges by any Additional NPI Seller to financial institutions if and to the extent required under financing arrangements existing on the Execution Date.

Section 8.22 Non-Negotiation. From and after the Execution Date up to and including the Closing Date (or earlier termination of this Agreement), the Seller Parties shall not, and the Seller Parties shall direct their respective Affiliates and each of their respective directors, officers, employees, representatives, advisors, brokers or agents not to, directly or indirectly, (a) actively market any material portion of the Assets to any Person other than Purchaser or its Affiliates (an “Acquisition Transaction”), (b) solicit or initiate negotiations, submissions of proposals or offers in respect to any Acquisition Transaction, or (c) permit any Person (other than Purchaser) to conduct any on-site diligence with respect to the Assets.

Section 8.23 Non-Competition.

(a) The Seller Parties acknowledge that Purchaser is entering into this Agreement and assuming the Assumed Obligations, in contemplation of undertaking substantial further development of the Assets, which development is intended to permit Purchaser to satisfy such Assumed Obligations. As a material inducement to Purchaser to enter into this Agreement, from and after Closing each Seller Party shall not, and shall ensure and cause each Affiliate of such Seller Party (each, a “Restricted Person”) not to, directly or indirectly, acquire in any capacity during the period from and after the Execution Date and ending on the date that is one (1) year after the Closing Date (the “Non-Compete Period”), any interest in any Restricted Opportunity, whether alone or as a partner, joint venturer or equity interest holder of any Person acquiring such interest.

(b) As used herein “Restricted Opportunity” means any opportunity for, including an opportunity to finance, the leasing, acquisition, farm-in, exploration, development, production, gathering or marketing or any combination of the foregoing, of oil, gas or other Hydrocarbons leases, Hydrocarbon interests, royalty interests, overriding royalty interests, Hydrocarbon interests payable out of production, production payments or any other rights to acquire any of the foregoing interests in the Development Area; provided that a Restricted Opportunity shall not (i) include any transaction where the assets involved that are located in the Development Area include less than ten percent (10%) of the assets involved (either as to the number of acres or wells subject thereto or the value of such assets) in the transaction, and any assets in the area described above that are acquired as described in this provision shall be exempted from the restrictions in this Section 8.23, (ii) in the case of the Seller Parties other than any Additional NPI Sellers, the assets and interests described on Schedule 1.1(a), or (iii) in the case of any Additional NPI Sellers, any Additional NPI Seller Excluded Interests owned by any Additional NPI Seller in the Development Area as of the Closing Date; provided further that, if any Seller Party or its Affiliates acquires any assets in the Development Area, such Seller Party or such Affiliate, as applicable shall not subsequently acquire any additional oil and gas leases or mineral interests in production of Hydrocarbons in the Development Area during the Non-Compete Period, except as permitted pursuant to this Section 8.23(b).

(c) The Parties agree that the limitations contained in this Section 8.23 with respect to time, geographical area and scope of activity are reasonable in all respects and necessary to preserve the value of the goodwill and Assets being conveyed by Sellers pursuant hereto. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 8.23 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(d) The Parties hereto recognize that, because of the nature and subject matter of this Section 8.23, it would be impractical and extremely difficult to determine Purchaser’s actual damages in the event of a breach of its obligations under this Section 8.23. Without prejudice to the rights and remedies otherwise available to Purchaser hereunder, the Seller Parties agree that money damages would not be an adequate remedy for breach of this Section 8.23 by the Seller Parties or any of their respective Affiliates and that if any Seller Party or its Affiliate commits a breach, or threatens to commit a breach, of this Section 8.23, Purchaser shall have the right to have the provisions of this Section 8.23 specifically enforced by any court having jurisdiction, it being acknowledged and agreed by the Seller Parties that any such breach or threatened breach will cause irreparable injury to Purchaser and that an injunction may be issued against the applicable Seller Party and any Affiliate of any Seller Party to stop or prevent any such breach or threatened breach. The remedies set forth in the preceding sentence shall be in addition to all other remedies available to Purchaser at law or in equity. In the event that an action shall be instituted to specifically enforce any obligations of any Seller Party or any Affiliate of any Seller Party under this Section 8.23, the Seller Parties agree to waive, and shall cause their Affiliates to waive, the defense that Purchaser has an adequate remedy at law. Provided that the Closing occurs, from and after Closing until the end of the Non-Compete Period, each Seller Party shall enforce, and cause any of such Seller Party’s existing or future Affiliates to enforce, the terms of agreements with their respective employees, independent contractors, consultants, representatives and agents to the extent such terms restrict or prohibit the direct or indirect acquisition of any Restricted Opportunity by any such Person.

Section 8.24 Expenses; Filings, Certain Governmental Approvals; Records and Removal of Names.

(a) Except as otherwise expressly provided in this Agreement, all expenses incurred by the Seller Parties in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by the Seller Parties, shall be borne solely and entirely by the Seller Parties, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

(b) After the Closing, Purchaser shall record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authority and shall be responsible for all costs and fees associated therewith. As soon as practicable after recording, Purchaser shall furnish Seller Representative with all recording data and evidence of all required filings with appropriate counties. Purchaser shall also be responsible for using commercially reasonable efforts to obtain Customary Consents and all costs and fees associated therewith.

(c) As soon as practicable, but in no event later than thirty (30) days after the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser the original Records that are in the possession of Sellers or any of their Affiliates; provided, however, that Sellers shall deliver or cause to be delivered to Purchaser electronic records constituting customary Lease and Royalty ownership and deck information with respect to the Assets on or before the day on which the Closing occurs;

(d) Upon the occurrence of Closing, as promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the names “Reliance” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

Section 8.25 Transition Services. At the Closing, Purchaser (on the one hand) and Reliance Energy, Reliance Exploration or the Reliance Subsidiaries or their Affiliates (on the other) shall enter into agreements, on terms and conditions to be mutually agreed upon by such Parties, for (a) the joint ownership and/or access of certain Equipment, Rights Of Ways and other Assets and the Excluded Assets as between such Parties and (b) the provision of certain transition services with respect to the Assets and Excluded Assets, in each case on commercially reasonable terms that take into account the nature and duration of the services and other benefits to be provided to and by each Party under such agreements (any such agreements, the “Transition Agreements”).

Section 8.26 Right Of Way Exhibit. Within five (5) Business Days prior to the Closing, the Seller Parties shall deliver to Purchaser the exhibit to the Conveyances which lists the Assets that constitute the Rights of Way.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1 Conditions of the Seller Parties to Closing. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement (except for the obligations of the Seller Parties to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of the Seller Parties to consummate the Closing, are subject to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.1, unless waived in writing by the Seller Representative:

(a) Representations.

(i) Each of the Fundamental Representations of Purchaser (and of Purchaser Parent in the event the Stock Option is validly exercised) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Execution Date and as of the Closing Date; and

(ii) Each of the Non-Fundamental Representations of Purchaser (and of Purchaser Parent in the event the Stock Option is validly exercised) shall be true and correct in all respects (without regard to any Purchaser Parent Material Adverse Effect or other materiality qualifier set forth therein) as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except to the extent the failure of any such representation or warranty to be true and correct would not be reasonably likely to result in a Purchaser Parent Material Adverse Effect;

(b) Performance. Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised) shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser (or Purchaser Parent in the event the Stock Option is validly exercised, as applicable) under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force;

(d) Governmental Consents. All material consents and approvals of and notices to any Governmental Authority required to be obtained by Purchaser for the transfer of the Assets from Sellers to Purchaser (and the issuance of the Stock Purchase Price from Purchaser Parent to Sellers in the event the Stock Option is validly exercised) as contemplated under this Agreement, except Customary Consents, shall have been granted (or delivered in the case of notices) and the applicable HSR Act waiting period shall have expired or early termination of the HSR Act waiting period shall have been granted;

(e) NYSE Listing. In the event the Stock Option is validly exercised, the Purchaser Parent Common Stock comprising the Stock Purchase Price shall have been approved for listing on the NYSE subject to official notice of issuance;

(f) Adjustments. The aggregate adjustments to the Unadjusted Purchase Price under Section 2.4(a) does not equal or exceed an amount equal to twenty percent (20%) of the Unadjusted Purchase Price; and

(g) Closing Deliverables. Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised) shall (i) have delivered to the Seller Representative the officer’s certificate described in Section 10.3(i) and (ii) be ready, willing and able to deliver to Sellers at the Closing the other documents and items required to be delivered by Purchaser under Section 10.3.

Section 9.2 Conditions of Purchaser and Purchaser Parent to Closing. The obligations of Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised) to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised) to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised) to consummate the Closing, are subject to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.2, unless waived in writing by Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised):

(a) Representations.

(i) Each of the Fundamental Representations of the Seller Parties shall be true and correct in all respects (except for de minimis inaccuracies) as of the Execution Date and of the Closing Date; and

(ii) Each of the Non-Fundamental Representations of the Seller Parties shall be true and correct in all respects (without regard to any Seller Material Adverse Effect or other materiality qualifier set forth therein) as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except to the extent the failure of any such representation or warranty to be true and correct as of the Closing Date would not be reasonably likely to result in a Seller Material Adverse Effect;

(b) Performance. The Seller Parties shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by the Seller Parties under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force;

(d) Governmental Consents. All material consents and approvals of, and notices to, any Governmental Authority required to be obtained by Sellers for the transfer of the Assets from Sellers to Purchaser (and the issuance of the Stock Purchase Price from Purchaser Parent to Sellers in the event the Stock Option is validly exercised) contemplated under this Agreement, except Customary Consents, shall have been granted (or delivered in the case of notices) and the applicable HSR Act waiting period shall have expired or early termination of the HSR Act waiting period shall have been granted;

(e) Adjustments. The aggregate adjustment to the Unadjusted Purchase Price under Section 2.4(a) and Section 2.4(f) (but excluding any adjustments under Section 2.4(f) in respect of the Seller NPIs listed on Schedule 9.2(e)) does not equal or exceed an amount equal to twenty percent (20%) of the Unadjusted Purchase Price; and

(f) Closing Deliverables. The Seller Parties shall (i) have delivered to Purchaser the officer’s certificate described in Section 10.2(g) and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by the Seller Parties under Section 10.2.

ARTICLE 10

CLOSING

Section 10.1 Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller Representative, take place at the offices of Purchaser located at One Concho Center, 600 W. Illinois Avenue, Midland, Texas 79701 at 10:00 a.m., local time, on September 30, 2016 (the “Target Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived (excluding any conditions that by their nature are to be satisfied at the Closing), as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 12. The date on which the Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 10.2 Obligations of the Seller Parties at the Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, the Seller Parties shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a) The Preliminary Settlement Statement, executed by the Seller Representative;

(b) Conveyances of the Assets in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Conveyances”), duly executed by Sellers, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;

(c) Assignments in form required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties, duly executed by the Sellers, in sufficient duplicate originals to allow recording in all appropriate offices;

(d) Designation of operator forms or any other forms or filing required by any Governmental Authority with respect to the Assets and Wells, duly executed by the applicable Seller Party, designating Purchaser (or such Third Party as may be the operator under any applicable Contract) as operator of such Wells;

(e) A certificate of non-foreign status in the form attached hereto as Exhibit C that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2), duly executed by each applicable Seller (or, if a Seller is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, by such Person);

(f) Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Sellers in the form attached hereto as Exhibit D;

(g) A certificate duly executed by an authorized officer of Seller Representative, dated as of the Closing, certifying on behalf of Sellers that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(h) The Transition Agreements, duly executed by an officer of each applicable Seller Party;

(i) Releases of all Liens securing borrowed monies incurred by any Seller or any of their Affiliates under any Debt Instrument that are burdening the Asset, (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release all such Liens on the Assets securing due and payable obligations under Debt Instruments, and (iii) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Purchaser to effect and file of record the release of all Liens in connection therewith;

(j) If the Stock Option is exercised, the Seller Representative shall deliver to the Escrow Agent joint written instructions, duly executed by the Seller Representative, for the disbursement to Sellers from the Escrow Account of an amount equal to the remainder of (i) the Deposit minus (ii) the Escrow Cash; and

(k) All other documents and instruments reasonably requested by Purchaser from Sellers that are necessary to transfer the Assets to Purchaser.

Section 10.3 Obligations of Purchaser and Purchaser Parent at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Seller Parties of their obligations pursuant to Section 10.2, Purchaser (or Purchaser Parent in the event the Stock Option is validly exercised, as applicable), as applicable, shall deliver or cause to be delivered to the Seller Representative, among other things, the following:

(a) Purchaser shall deliver the Preliminary Settlement Statement, executed by Purchaser;

(b) Purchaser shall deliver to the Persons and accounts designated in the Preliminary Settlement Statement a wire transfer in same-day funds of an amount equal to the Closing Payment;

(c) In the event the Stock Option is validly exercised, Purchaser Parent shall issue and deliver to the Persons and in the amounts designated in the Preliminary Settlement Statement such number of shares of Purchaser Parent Common Stock equal to the remainder of (i) the Stock Purchase Price minus (ii) the Escrow Stock;

(d) In the event the Stock Option is validly exercised, Purchaser Parent shall issue and deliver to the Escrow Agent the Escrow Stock;

(e) Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;

(f) Assignments, duly executed by Purchaser, in form required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(g) Designation of operator forms or any other forms or filings required by any Governmental Authority with respect to the Assets and Wells, duly executed by Purchaser, and designating Purchaser (or such Third Party as may be the operator under any applicable Contract) as operator of such Wells;

(h) Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Purchaser in the form attached hereto as Exhibit D;

(i) A certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(j) Evidence of release or replacement of all Credit Support to the extent required pursuant to Section 8.16, and evidence of the filing by or on behalf of Purchaser of any reports or filing, and the issuance to Purchaser of an operator number by the applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for Purchaser to own the Assets;

(k) The Transition Agreements, duly executed by an officer of Purchaser;

(l) If the Stock Option is exercised, Purchaser shall deliver to the Escrow Agent joint written instructions, duly executed by Purchaser, for the disbursement to Sellers from the Escrow Account of an amount equal to the remainder of (i) the Deposit minus (ii) the Escrow Cash; and

(m) All other documents and instruments reasonably requested by the Seller Representative from Purchaser that are necessary to transfer the Assets to Purchaser.

ARTICLE 11

TAX MATTERS

Section 11.1 Asset Taxes.

(a) Sellers shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b) For purposes of determining the allocations described in Section 11.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

Section 11.2 Transfer Taxes and Recording Fees. Purchaser, on the one hand, and Sellers, on the other, shall each bear and pay 50% of any sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”) and Purchaser shall pay all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Purchaser. Sellers and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 11.3 Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Sellers such amounts as may be required to be deducted or withheld therefrom under any applicable Laws; provided, however, that Purchaser shall notify the applicable Sellers of its intention to do so, and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction or withholding. To the extent such amounts are so deducted or withheld, and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Party to whom such amounts would otherwise have been paid absent such deduction or withholding.

Section 11.4 Tax-Deferred Exchange. Purchaser and Sellers agree that any or all of Sellers and Purchaser may elect, by notifying the other Parties in writing of its intention at least five (5) days prior to Closing, to treat the acquisition or sale of the Assets as part of an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided, however, that the Closing shall not be delayed by reason of such election. By making such an election, any of Sellers or Purchaser shall have the right prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities or obligations (including indemnity obligations) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with such an Exchange. Any Party electing to treat the acquisition or sale of the Assets as part of an Exchange shall be obligated to pay all costs incurred by the other Parties in connection with the Exchange and to indemnify and hold the other Parties, their Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all loss, cost or damage (including any Taxes) arising out of, based upon, attributable to or resulting from such an Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election. Provided the electing Party satisfies its obligations hereunder, the other Parties shall use reasonable efforts to cooperate with the electing Party’s requests in connection with such an Exchange.

Section 11.5 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Sellers and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

ARTICLE 12

TERMINATION AND AMENDMENT

Section 12.1 Termination. This Agreement may be terminated (the date of any permitted termination of this Agreement under this Section 12.1, the “Termination Date”) at any time prior to Closing:

(a) by the mutual prior written consent of the Seller Representative and Purchaser;

(b) by the Seller Representative or Purchaser upon written notice to the other Parties, if Closing has not occurred on or before the date thirty (30) days after the Target Closing Date;

(c) automatically, if Closing has not occurred on or before the date ninety (90) days after the Target Closing Date; or

(d) by the Seller Representative upon written notice to the other Parties, if Purchaser has not deposited with the Escrow Agent the Deposit within two (2) Business Days after the Execution Date;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 12.1(b) or 12.1(c) if the Closing has failed to occur as a result of such Party’s breach of any representations or warranties set forth herein or such Party’s failure to perform or observe in any material respect such Party’s covenants and agreements hereunder (including the failure to perform the obligations of such Party to with respect to Closing the transactions contemplated hereunder if and when required).

Section 12.2 Effect of Termination.

(a) Subject to Sections 12.2(b) through (f), if this Agreement is terminated pursuant to Section 12.1 (i) this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Section 8.1(b), Section 8.13 Section 8.14, Section 8.15, Section 8.24(a), this Article 12 and Section 14.1 through Section 14.15, all of which shall survive and continue in full force and effect indefinitely) and (ii) there shall be no liability under this Agreement on the part of Purchaser, Purchaser Parent or the Seller Parties or any of their respective Affiliates, officers, shareholders, members, officers, directors, employees or agents, except as expressly set forth in this Section 12.2 or the Confidentiality Agreement.

(b) In the event that (i) all conditions precedent to the obligations of the Seller Parties set forth in Section 9.1 have been satisfied or waived by the Seller Representative (except for those conditions that by their nature are to be satisfied at the Closing) and (ii) the Closing has not occurred as a result of the material breach or failure of any Seller Party’s representations, warranties or covenants hereunder, including, if and when required, such Seller Party’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled to elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Sellers Group for the failure to consummate the transactions contemplated hereunder at the Closing (A) in lieu of terminating this Agreement, seek specific performance by the Seller Parties of this Agreement or (B) terminate this Agreement, in which event Purchaser shall be entitled to receive the entirety of the Deposit for the sole account and use of Purchaser, plus the Seller Parties shall pay to Purchaser an aggregate amount equal to five percent (5%) of the Unadjusted Purchase Price as liquidated damages hereunder. The Seller Parties, Purchaser and Purchaser Parent acknowledge and agree that (1) Purchaser’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (2) the foregoing amount of damages is a fair and reasonable estimate by the Parties of such aggregate actual damages of Purchaser and (3) such liquidated damages do not constitute a penalty.

(c) In the event that (i) all conditions precedent to the obligations of Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised ) set forth in Section 9.2 have been satisfied or waived by Purchaser (and Purchaser Parent in the event the Stock Option is validly exercised) (except for those conditions that by their nature are to be satisfied at the Closing) and (ii) the Closing has not occurred as a result of the breach or failure of any of Purchaser’s (or Purchaser Parent’s in the event the Stock Option is validly exercised) representations, warranties or covenants hereunder, including, if and when required, Purchaser’s (or Purchaser Parent’s in the event the Stock Option is validly exercised) obligations to consummate the transactions contemplated hereunder at Closing, then the Seller Representative shall be entitled to elect in writing, as the sole and exclusive remedy of the Sellers Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, (A) in lieu of terminating this Agreement, seek specific performance by Purchaser and Purchaser Parent of this Agreement or (B) to terminate this Agreement and retain the entirety of the Deposit for the sole account and use of the Seller Parties as liquidated damages hereunder. The Seller Parties, Purchaser and Purchaser Parent acknowledge and agree that (1) the Seller Parties’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (2) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of the Seller Parties and (3) such liquidated damages do not constitute a penalty.

(d) In the event the Closing does not occur and this Agreement is terminated under Section 12.1 for any reason other than as provided in Section 12.2(c), Purchaser shall be entitled to receive a return of the Deposit, and the Parties will have no further obligation or liability to one another hereunder other than as set forth in this Section 12.2.

(e) In the event that this Agreement is terminated under Section 12.1, the Parties shall promptly (but in no event later than three (3) Business Days after the Termination Date) execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the entirety of the Deposit to the Party entitled to receive the Deposit under this Section 12.2.

(f) WITHOUT LIMITING THE GENERALITY OF SECTION 14.12, THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF THE SELLER PARTIES AND THEIR AFFILIATES AGAINST PURCHASER, THE FINANCING SOURCES, AND ANY OF THEIR RESPECTIVE PARTNERS, EQUITYHOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, PURCHASER REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LENDERS, ADVISORS, REPRESENTATIVES, ACCOUNTANTS, ATTORNEYS AND CONSULTANTS OF ANY OF THE FOREGOING (COLLECTIVELY, THE “PURCHASER RELATED PARTIES”) ARISING FROM OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING FOR ANY FAILURE OF PURCHASER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST PURCHASER EXPRESSLY DESCRIBED IN THIS ARTICLE 12. EXCEPT FOR THE RIGHTS AND REMEDIES AGAINST PURCHASER AND PURCHASER PARENT DESCRIBED IN THIS ARTICLE 12, IN FURTHERANCE OF THE FOREGOING, IF AND ONLY IF THE CLOSING DOES NOT OCCUR AND THIS AGREEMENT IS TERMINATED PURSUANT TO THIS ARTICLE 12, EACH SELLER PARTY HEREBY RELEASES THE PURCHASER RELATED PARTIES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY LOSS SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, OBLIGATION, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH.

ARTICLE 13

INDEMNIFICATION; LIMITATIONS

Section 13.1 Assumption. Without limiting Purchaser Group’s rights to indemnity under this Article 13, from and after the Closing Date, Purchaser assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations, liabilities and Damages, known or unknown, with respect to the ownership, use or operation of the Assets, regardless of whether such Damages, obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time or the Closing Date, including all Asset Taxes allocable to Purchaser under Section 11.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Purchaser as a result of adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4 or Section 2.5, as applicable), and all Environmental Liabilities (subject to the exclusions of the proviso immediately below, herein being referred to as the “Assumed Obligations”); provided, however, that the Assumed Obligations shall expressly exclude any Retained Liabilities.

Section 13.2 Sellers’ Indemnification Rights. Subject to the terms hereof and notwithstanding any investigation or Knowledge of any Person, from and after the Closing Date Purchaser shall be responsible for, shall pay and shall indemnify, defend and hold harmless each Seller Party, each Affiliate of each Seller Party, and each of such Person’s respective shareholders, members, officers, directors, employees and agents (“Sellers Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a) Purchaser’s (or Purchaser Parent’s in the event the Stock Option is validly exercised) breach of any of Purchaser’s (or Purchaser Parent’s in the event the Stock Option is validly exercised) covenants or agreements contained in this Agreement or in any other Transaction Documents;

(b) any breach of any representation or warranty made by Purchaser contained in Article 5 or, in the event the Stock Option is validly exercised, Purchaser Parent contained in Article 6, or in the certificate delivered at Closing pursuant to Section 10.3(i); or

(c) any or all of the Assumed Obligations, subject to any rights to indemnification with respect to any obligations, liabilities, claims, causes of action or Damages to which any member of the Purchaser Group is entitled to indemnification under Section 13.3.

Section 13.3 Purchaser’s Indemnification Rights. Subject to the terms hereof and notwithstanding any investigation or Knowledge of any Person, from and after the Closing Date each Seller shall jointly and severally be responsible for, shall pay and shall indemnify, defend and hold harmless Purchaser, the Affiliates of Purchaser and each of such Person’s respective shareholders, members, officers, directors, employees and agents (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of any Seller Party’s covenants or agreements contained in this Agreement or any other Transaction Document;

(b) any failure or breach of any representation or warranty made by any Seller Party contained in Article 4 of this Agreement, or in the certificate delivered at Closing pursuant to Section 10.2(g); or

(c) any or all of the Retained Liabilities.

Section 13.4 Survival; Limitation on Actions.

(a) Subject to Section 13.4(b) and Section 13.4(c): (i) the Non-Fundamental Representations of each Seller Party shall survive Closing and terminate on the date that is twelve (12) months after the Closing Date (other than (x) the representations and warranties set forth in Section 4.7, which shall survive the Closing and terminate thirty (30) days following the expiration of the applicable statutes of limitations and (y) the representations and warranties set forth in Section 4.16, which shall terminate upon the Closing); (ii) the Fundamental Representations of each Seller Party shall survive the Closing and terminate on the date that is six (6) years after the Closing Date; (iii) the covenants and agreements of each Seller Party to be performed prior to Closing shall each survive the Closing and terminate on the date that is twelve (12) months after the Closing Date; (iv) the indemnification obligations of each Seller pursuant to Section 13.3(c) shall survive the Closing and, with respect to the Retained Liabilities in (A) clause (a) and clause (c) of the definition of “Retained Liabilities”, terminate on the date that is twenty-six (26) months after the Closing Date, (B) clause (d) of the definition of “Retained Liabilities”, terminate on the date that is four (4) years plus sixty (60) days after the Closing Date, (C) clause (i) of the definition of “Retained Liabilities”, terminate two (2) years after the Closing Date, (D) clause (j) of the definition of “Retained Liabilities”, terminate thirty (30) days following the expiration of the applicable statutes of limitations, and (E) clauses (b), (e), (f), (g), (h), (k), (l) and (m) of the definition of “Retained Liabilities”, survive indefinitely; (v) the covenants and agreements of each Seller Party to be performed on or after Closing shall survive the Closing indefinitely (other than the covenants set forth in Article 11, which shall survive the Closing and terminate thirty (30) days following the expiration of the applicable statutes of limitations) unless such covenant sets for the express date (if any) such covenant are required to be fully performed, in which case such covenant shall terminate on such date; (vi) the Non-Fundamental Representations of Purchaser and Purchaser Parent shall survive Closing and terminate on the date that is twelve (12) months after the Closing Date; (vii) the Fundamental Representations of Purchaser and Purchaser Parent shall survive the Closing and terminate on the date that is six (6) years after the Closing Date; (viii) the covenants and agreements of Purchaser and Purchaser Parent set forth in this Agreement, shall survive the Closing indefinitely (unless any covenant sets for the express date (if any) such covenant are required to be fully performed, in which case such covenant and corresponding obligations under Section 13.2(a) shall terminate on such date); and (ix) the representations, warranties, covenants and agreements of each Party set forth in this Agreement and in any other agreement, instrument or document delivered in connection herewith shall be of no further force and effect, and such Party shall not have any obligations hereunder, after the applicable date of their expiration; provided, however, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the expiration or termination date of the applicable survival period thereof.

(b) All rights of each member of the Sellers Group under Section 13.2(a) and Section 13.2(b) and each member of the Purchaser Group under Section 13.3(a) and Section 13.3(b) shall terminate and expire as of the termination date of each respective representation, warranty, covenant or agreement of each Seller or Purchaser (or Purchaser Parent in the event the Stock Option is validly exercised), as applicable, that is subject to indemnification, except in each case as to matters for which a specific written Claim Notice has been validly delivered to any Seller or Purchaser, as applicable, on or before the earlier of such termination date or the date otherwise required to be delivered hereunder. All rights of each member of the Purchaser Group under Section 13.3(c) as it relates to Seller Taxes shall survive the Closing and terminate thirty (30) days following the expiration of the applicable statutes of limitations.

(c) Subject to Section 14.12 and notwithstanding anything to the contrary contained elsewhere in this Agreement, Sellers shall not have any liability or be required to indemnify Purchaser (i) under Section 13.3(b) as to any breach of representations or warranties of any Seller Party that do not constitute either Fundamental Representations of Sellers or the representations and warranties set forth in Section 4.7, unless the amount of such Damages exceeds the Individual Indemnification Threshold, and (ii) under Section 13.3(b) as to any breach of representations or warranties of any Seller Party that do not constitute either Fundamental Representations of the Seller Parties or the representations and warranties set forth in Section 4.7 for any and all Damages unless the aggregate amount of all such Damages as a result of all such breaches of all Sellers exceed Twenty-Four Million Three Hundred and Seventy-Five Thousand Dollars ($24,375,000.00) and then only to the extent such liability exceeds Twenty-Four Million Three Hundred and Seventy-Five Thousand Dollars ($24,375,000.00).

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Sellers shall not be required to indemnify the Purchaser Group under Section 13.3(b) for aggregate Damages in excess of twenty percent (20%) of the Unadjusted Purchase Price; provided, however, that the foregoing shall not be applicable to breaches of the Fundamental Representations of the Seller Parties or of Section 4.7. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Sellers shall not be required to indemnify the Purchaser Group under Section 13.3(a) and Section 13.3(b) for aggregate Damages in excess of the Unadjusted Purchase Price.

(e) Each Seller Party and Purchaser each acknowledge and agree that except as expressly set forth in Article 12, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser and each Seller Party hereby waives any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of any other Party to perform its obligations required to be performed after Closing.

(f) Notwithstanding anything to the contrary in this Agreement, if there has been a breach of any representations and warranties contained in this Agreement for which an Indemnified Party is entitled to indemnification under this Article 13, for the purposes of determining the amount of any Damages in connection therewith, any dollar, materiality, material adverse effect, Seller Material Adverse Effect or Purchaser Parent Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

Section 13.5 Exclusive Remedy and Certain Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Purchaser’s sole and exclusive remedy against the Seller Parties with respect to the ownership and operation of the Assets, the Retained Liabilities and any breach of the representations and warranties or covenants of any Seller Party set forth herein and the affirmations of such representations and warranties contained in the certificates delivered by or on behalf of the Seller Parties at Closing pursuant to Section 10.2(g) are the rights set forth in this Article 13, as limited by the terms hereof and (ii) each Seller Party’s sole and exclusive remedy against the Purchaser Group with respect to the ownership and operation of the Assets, the Assumed Obligations and any breach of the representations and warranties or covenants of Purchaser (or Purchaser Parent in the event the Stock Option is validly exercised) set forth herein and the affirmations of such representations and warranties contained in the certificates delivered by or on behalf of Purchaser at Closing pursuant to Section 10.3(i) are the rights set forth in this Article 13, as limited by the terms hereof. Notwithstanding anything stated herein to the contrary, no Party will have any liability to another Party or such other Party’s Indemnified Persons under this Article 13 with respect to any item for which a specific adjustment has already been made to the Unadjusted Purchase Price or a payment has been made under the terms of this Agreement, in each case to the extent of such adjustment or payment, it being agreed by all Parties that it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under this Agreement, and this Agreement shall be construed accordingly.

(b) “Damages” for purposes of this Article 13, means the amount of any actual loss, cost, costs of settlement (but only to the extent the Indemnified Person complied with the terms of Section 13.6), damage, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity. Notwithstanding the foregoing, neither Purchaser nor the Seller Parties shall be entitled to Damages in connection with this Agreement (including pursuant to any claim of indemnification under this Article 13) for loss of profits, whether actual or consequential, or other consequential damages suffered by any Party (whether on its own behalf or on behalf of any member of the Sellers Group or Purchaser Group, as applicable), or any punitive, special, indirect or exemplary damages (other than loss of profits, consequential damages or punitive, special, indirect or exemplary damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms of this Agreement).

(c) Any claim for indemnity under this Article 13 by any current or former member of the Purchaser Group or Sellers Group must be brought and administered by Purchaser or the Seller Representative. No Indemnified Person other than Seller Parties and Purchaser shall have any rights against either the Seller Parties or Purchaser under the terms of this Article 13 except as may be exercised on its behalf by Purchaser or the Seller Representative, as applicable, pursuant to this Article 13. The Seller Representative and Purchaser may elect to exercise or not exercise indemnification rights hereunder on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction hereunder

(d) The representations, warranties and covenants of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the transactions contemplated hereby. In order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing. The right to indemnification or other remedy based on any of the representations, warranties, covenants or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

(e) The Parties shall treat, for U.S. federal and applicable state income Tax purposes, any amounts paid or received under this Article 13 as an adjustment to the Adjusted Purchase Price, except as otherwise required by applicable Law.

(f) Except to the extent of claims and rights expressly included as part of the Assets, nothing in this Agreement is intended to limit or otherwise waive any recourse, rights, defenses or causes of action that any Seller Party or Purchaser may have against any Third Party for any Damages, obligations or liabilities that may be incurred with respect to the Assumed Obligations, Retained Liabilities or the ownership or operation of the Assets.

(g) To the extent of the indemnification obligations in this Agreement, Purchaser and Sellers hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(h) Except as set forth in Section 14.17 but otherwise notwithstanding anything herein to the contrary, (i) no Seller Party will have any indemnification obligation or otherwise be liable with respect to any breach or inaccuracy of a representation or warranty in Section 4.1, Section 4.2, Section 4.3 or Section 4.4 made by any other Seller that is an Additional NPI Seller, or any breach of any covenant or other agreement hereunder made by any such other Seller that is an Additional NPI Seller and (ii) no Additional NPI Seller shall have any indemnification obligation or otherwise be liable with respect to any breach or inaccuracy of a representation or warranty in Section 4.1, Section 4.2, Section 4.3 or Section 4.4 made by any other Seller.

Section 13.6 Indemnification Actions. All claims for indemnification under Article 13 shall be asserted and resolved as follows:

(a) For purposes of this Article 13, the term “Indemnifying Party” when used in connection with particular Damages means the Person(s) having an obligation to indemnify another Person(s) with respect to such Damages pursuant to this Article 13, and the term “Indemnified Person” when used in connection with particular Damages means a Person(s) having the right to be indemnified with respect to such Damages pursuant to this Article 13.

(b) Upon receiving notice of an audit, proceeding or claim by a Third Party (a “Third Party Claim”) that could give rise to a claim for indemnification or reimbursement against an Indemnifying Party under this Article 13, an Indemnified Person shall notify the Indemnifying Party (or if a member of the Purchaser Group is the Indemnified Party, Purchaser shall notify the Seller Representative) regarding the specific details thereof (including supporting documentation of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and the specific basis under this Agreement for its claim (the “Claim Notice”).

(c) The Indemnified Person shall provide its Claim Notice with respect to a Third Party Claim promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 13.6 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.

(d) In the case of a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it desires to defend the Indemnified Person against such Third Party Claim under this Article 13. The Indemnified Person is authorized, prior to receiving notice from the Indemnifying Party of its intention to defend during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party desires to defend the Indemnified Person, then until such date as the Indemnifying Party admits or it is finally determined by an non-appealable judgment that such obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e) If the Indemnifying Party notifies the Indemnified Person that it desires to defend the Indemnified Person against such a Third Party Claim within the time period and as otherwise set forth above, then such Indemnifying Party shall have the right and obligation to diligently prosecute and control the defense, at its sole cost and expense, subject to the conditions on compromise or settlement set forth below. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.6(e), provided that the Indemnified Person may file initial pleadings as described in the second to the last sentence of clause (d) above if required by court or procedural rules to do so within the thirty (30) day period in paragraph (d) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(f) Except to the extent an Indemnifying Party is entitled to control the defense of a Third Party Claim as set forth above, the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party is not controlling the defense of a Third Party Claim, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement of such Third Party Claim and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(g) In the case of a claim for indemnification not based upon an Third Party Claim, (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed obligated to provide indemnification hereunder with respect to such Direct Claim.

(h) From and after Closing, each Party agrees to use commercially reasonable efforts to cooperate with the other Parties in connection with each Party’s defense and other actions relating to or arising out of any matters for with such Party is required to indemnify any Person hereunder.

Section 13.7 Escrow Amount.

(a) If the Closing occurs, the Escrow Amount shall be held by the Escrow Agent in escrow in accordance with the terms of the Escrow Agreement. Upon the final determination of the amount of any Damages payable to Purchaser pursuant to this Article 13, the Seller Representative and Purchaser shall promptly (and in any event within three (3) Business Days after such final determination), deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse to Purchaser from the Escrow Amount an amount equal to all or a stipulated amount of such alleged Damages to which it has been finally determined that Purchaser is entitled.

(b) Promptly after the Escrow Deadline (but in no event more than three (3) Business Days thereafter), each of Purchaser and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Seller Representative, on behalf of Sellers, from the Escrow Amount an amount equal to the remainder, if any, of (i) the Escrow Amount and all interest accrued thereon, minus (ii) all amounts to which Purchaser is entitled as set forth in any joint written instructions delivered by Purchaser and the Seller Representative pursuant to Section 13.7(a) that have not yet been released by the Escrow Agent to Purchaser, minus (iii) all undisbursed or unpaid alleged Damages for which Purchaser has made a timely claim for indemnification pursuant to this Article 13 and which claim has not been finally determined. In the event any portion of the Escrow Amount is not released to the Seller Representative as set forth in the immediately preceding sentence as a result of Damages for which Purchaser has made a timely claim for indemnification pursuant to this Article 13 and which claim has not been finally determined, Purchaser and Seller Representative shall, within three (3) Business Days following the final determination of any such outstanding claims, instruct the Escrow Agent to disburse (A) any amounts to which Purchaser is entitled based upon the final determination of such claim to Purchaser and (B) after giving effect to clause (A), the then-remaining balance of the Escrow Account to the Seller Representative, to be disbursed to Sellers.

(c) In the event the Stock Option is validly exercised and the Closing occurs, for the purpose of determining the amounts and type (Escrow Cash or Escrow Stock) to be disbursed from the Escrow Amount to any applicable Party (either as reimbursement and indemnity for Damages or otherwise), such disbursements shall be made pro rata on the basis of the ratio of the unadjusted Cash Purchase Price to the aggregate Share Price of the unadjusted Stock Purchase Price, it being understood for the purpose of providing any member of the Purchaser Group indemnity or reimbursement for any Damages owed to such Person by Sellers hereunder, each share of Purchaser Parent Common Stock shall be valued at the Share Price.

(d) At any time the Parties may execute join written instructions instructing the Escrow Agent to disburse all or any portion of the Escrow Amount pursuant to such Persons and in such amounts as mutually agreed upon by the Parties.

(e) The Parties agree and acknowledge that, the Escrow Amount shall not be deemed a limitation on any rights, remedies or obligations of the Parties hereunder, including the rights and obligations under Section 13.3. To the extent that Sellers are obligated hereunder to indemnify or owe hereunder any member of the Purchaser Group aggregate Damages in excess of the Escrow Amount, then, subject to the other terms and limitations set forth herein, Sellers shall be liable for, and Purchaser may pursue, payment for any such Damages.

Section 13.8 EXPRESS NEGLIGENCE/CONSPICUOUS MANNER. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 13 COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLERS GROUP.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt or mailed by certified mail, postage prepaid and return receipt requested, as follows:

To the Seller Representative on behalf of the Seller Parties:	c/o Reliance Energy, Inc. 300 North Marienfield, Suite 1100 Midland, TX 79701 Attn: Denzil West Fax: (432) 682-1250 Email: dwest@reimid.com

with a copy (that shall not constitute Notice) to	c/o Reliance Energy, Inc. 2801 Via Fortuna, Suite 600 Austin, TX 78746 Attn: Jason Henderson Email: jhenderson@reimid.com

with a copy (that shall not constitute Notice) to:	Sidley Austin LLP 1000 Louisiana St, Suite 6000 Houston, Texas 77008 Attn: J. Mark Metts Email: mmetts@sidley.com

To Purchaser or Purchaser Parent:	COG Operating LLC c/o Concho Resources Inc. One Concho Center 600 W. Illinois Avenue Midland, Texas 79701 Attn: Will Giraud Email: WGiraud@concho.com

with a copy (that shall not constitute Notice) to:	COG Operating LLC c/o Concho Resources Inc. One Concho Center Midland, Texas 79701 600 W. Illinois Avenue Attn: Travis L. Counts Email: TCounts@concho.com

with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan Edward Loocke Email: bloocke@velaw.com Attn: W. Matthew Strock Email: mstrock@velaw.com

Notice given by personal delivery, courier, mail or email shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 14.2 Governing Law. Subject to Section 14.12, this Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

Section 14.3 Forum Selection; Waiver of Jury Trial. Subject to Section 14.12:

(a) Except as to any dispute, controversy, matters or claim arising out of or in relation to or in connection with the adjustments to the Unadjusted Purchase Price pursuant to Section 2.4 or Section 2.5 (which shall be resolved exclusively in accordance with Section 2.5(b)), or the scope, interpretation and effect of Article 3, the validity, existence, cure or amount of any Defect or Defect Amount by the Closing Date, the presence or absences of wells or leases on Exhibit A (including Exhibit A-1 and Exhibit A-2), the Allocated Value of any Asset or any other matter regarding title to any Assets (which all shall be resolved exclusively in accordance with Section 3.2(g)), any dispute, controversy, matter or claim between Purchaser, on the one hand, and the Seller Parties, on the other, with respect to any Transaction Document (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas in and for Midland County or the United States District Court or the Texas State District Court located in Midland, Texas and each Party hereby irrevocably consents to the exclusive jurisdiction and venue in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes among any the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Midland County or the United States District Court or the Texas State District Court located in Midland, Texas. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts.

(b) To the extent that any Party or any of its Affiliates has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of State of Texas in and for Midland County or the United States District Court or the Texas State District Court located in Midland, Texas with the same force and effect as if such service had been made within the State of Texas in and for Midland County or the United States District Court or the Texas State District Court located in Midland, Texas.

(c) The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

(d) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 14.4 Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. The Seller Parties, Purchaser and Purchaser Parent have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transactions contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 14.5 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof of by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the party of any Party or their respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 14.6 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.7 Assignment. Except as otherwise provided in Section 11.4, no Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of (i) in the case of any transfer by Purchaser or Purchaser Parent, the Seller Representative, and (ii) in the case of any transfer by a Seller Party, Purchaser, and any transfer or delegation made without such consent shall be null and void; provided, however, that (a) in the event of a Person succeeding to all or substantially all of the assets of a Party (whether by merger, consolidation, sale of assets or otherwise), assignment, transfer or delegation by a Party to such Person (or its Affiliates) of such Party’s rights or duties under this Agreement shall not require the prior written consent of the other Party and (b) this Agreement may be amended without the consent of any Parties to the extent a NPI

Holder ratifies and joins this Agreement in accordance with the terms of Section 8.7. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully jointly and severally liable with such assignee to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 14.8 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.8.

Section 14.9 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Purchaser, Purchaser Parent and the Seller Representative and expressly identified as an amendment or modification; provided, however, (a) notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 12.2(f) and Section 14.12 (and the defined terms used therein) may not be amended, modified or altered in a manner adverse to the interests of the Financing Sources without the prior written consent of the Financing Sources affected thereby (it being understood that the consent of any Person described in clause (b) of the definition of “Financing Source” shall not be required) and (b) this Agreement may be amended without the consent of any Parties pursuant to and in accordance with the execution and delivery to Purchaser, Purchaser Parent and the Seller Representative of a ratification and joinder agreement to the extent a NPI Holder ratifies and joins this Agreement in accordance with the terms of Section 8.7 and Section 14.14(c).

Section 14.10 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser, Purchaser Parent and the Seller Parties to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 8.1(b) and Article 13, in each case, only to the extent such rights are exercised or pursued, if at all, by the Seller Representative or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder); provided, however, notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person that is not a Party hereto (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 13.5(c) and (c) the Financing Sources shall be deemed third party beneficiaries of the provisions set forth in Section 12.2(f) and Section 14.12, each of which shall be enforceable by each Financing Source and none of which shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.

Section 14.11 Limitation on Damages. Notwithstanding anything to the contrary contained herein, NO PERSON SHALL BE ENTITLED TO (A) LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND EACH SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLERS GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, other than (i) in the case of Section 14.11(a) to the extent such lost profits or damages are suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof.

Section 14.12 No Financing Source Liability.

(a) None of the Financing Sources will have any liability to any member of the Sellers Group relating to or arising out of this Agreement, the Financing or otherwise in connection with the transactions contemplated hereunder, whether at law or in equity, in contract, in tort, or otherwise, and none of the Sellers Group will have any rights or claims against any of the Financing Sources hereunder or thereunder in connection with the transactions contemplated hereunder. Each Party hereby agrees that it will not bring or support any action, claim, cause of action or similar claims or assertions of any kind or description arising out of or relating to this Agreement, whether at law or in equity, whether in contract or tort or otherwise, against the Financing Sources with respect to any dispute arising out of or relating in any way to the Financing contemplated hereby or the performance thereof.

(b) Each Party agrees that (i) it will not, and will not permit its controlled Affiliates to, bring or support any action, claim, cause of action or similar claims or assertions of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York (or any appellate court having jurisdiction over any such court) and (ii) any such action, claim, cause of action or similar claims or assertions of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Financing Sources will be instituted exclusively in the courts of the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York (or any appellate court having jurisdiction over any such court) and each Party hereby irrevocably consents to the exclusive jurisdiction and venue in connection with any such action, claim, cause of action or similar claims or assertions and waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any such litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of New York with the same force and effect as if such service had been made within the State of New York.

(c) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH ANY ACTION, CLAIM, PROCEEDING, CAUSE OF ACTION OR SIMILAR CLAIMS OR ASSERTIONS OF ANY KIND OR DESCRIPTION REFERRED TO IN THIS SECTION 14.12.

Section 14.13 Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.14 Certain Seller Matters.

(a) Joint and Several Liability. Except as expressly set forth in Section 13.5(h), each Seller shall be jointly and severally liable for the duties and obligations of each other Seller under this Agreement and any other Transaction Documents.

(b) Appointment of Seller Representative. Each other Seller Party hereby irrevocably constitutes and appoints Reliance Energy (the “Seller Representative”) as such Seller Party’s true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to the Seller Parties, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by the Seller Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of the Seller Representatives duties under this Agreement; (ii) receiving and forwarding of Notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the Seller Parties or any Seller Party, any and all consents, waivers and amendments deemed by the Seller Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of any Seller Party relative to any amounts to be received by any Seller

Party under this Agreement or any agreements contemplated hereby, or any claim made by Purchaser under this Agreement, (B) negotiating and compromising, on behalf of each Seller Party, any dispute, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (C) executing, on behalf of each Seller Party, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller Party on the one hand and the Seller Representative on the other hand; and (v) performing those actions or exercising those powers otherwise specifically provided to the Seller Representative pursuant to the terms of this Agreement; provided, however, that, in each case, the Seller Representative shall not take any action adverse to any Seller Party unless such action is also taken proportionately with respect to all the Seller Parties. Notices and communications to or from the Seller Representative shall constitute Notice to or from each of the Seller Parties. Any decision, act, consent or instruction of the Seller Representative (acting in its capacity as the Seller Representative) shall constitute a decision of all Seller Parties and shall be final, binding and conclusive upon each Seller Party, and Purchaser and Purchaser Parent may rely upon any such decision, act, consent or instruction. Each Seller Party hereby agrees that: (i) in all matters in which action by the Seller Representative is required or permitted, the Seller Representative is authorized to act on behalf of such Seller Party, notwithstanding any dispute or disagreement among the Seller Parties, and each member of the Purchaser Group shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without any liability to, or obligation to inquire of, any Seller Party, notwithstanding any knowledge on the part of any member of the Purchaser Group of any such dispute or disagreement; and (ii) the appointment of the Seller Representative is coupled with an interest and shall be irrevocable by each Seller Party in any manner or for any reason.

(c) Additional Sellers. The Seller Representative shall have the right, from time to time, upon Notice to Purchaser to cause any Person that is a Seller NPI Holder to ratify and become party to this Agreement as a Seller effective as of the Execution Date by causing such Seller NPI Holder (and if such Seller NPI Holder is a natural Person, such Person’s spouse) to execute and deliver to Purchaser a ratification and joinder agreement substantially in the form attached hereto as Exhibit F, subject to such modification as may be mutually agreed upon in writing by Purchaser, Purchaser Parent and the Seller Representative, in which event Appendix A shall be deemed to be automatically amended to include such Person as a “Seller” for all purposes hereunder, without any other action by any Person (with each such Person being referred to as an “Additional NPI Seller”). For the avoidance of doubt, any such additional Seller that actually joins in the execution of this Agreement after the Execution Date (notwithstanding that such Seller is deemed to become a Seller effective as of the Execution Date) shall not be deemed an Initial NPI Seller.

(d) Seller NPI Related Liabilities. Each Seller hereby waives, releases and discharges, agrees to indemnify, defend and hold harmless, each member of the Purchaser Group from and against any and all Damages, obligations, claim and liabilities related to or arising out of the relationships, disputes, claims, causes of action or other among, or any proposed, contemplated or consummated transactions related to or arising out of, (i) the apportionment of the Unadjusted Purchase Price or Adjusted Purchase Price amongst the Sellers, the Seller NPI Holders, the Assets or any of the Seller NPIs or (ii) the performance, attempted performance or non-performance of any Seller’s obligations under (A) Section 8.7 or (B) the Tag-Alongs or the Drag-Alongs in connection with the transactions contemplated hereunder (collectively, the “Seller NPI Related Liabilities”).

Section 14.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 14.16 Purchaser Parent Guaranty.

(a) Subject to the conditions and limitations as set forth below, Purchaser Parent hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to the Seller Parties their successors and assigns, the due and punctual payment and the full, complete and punctual performance of all monetary obligations of Purchaser (and any successor or permitted assignee thereof) to the Seller Parties and the Sellers Group pursuant to this Agreement (the guaranty obligations under this Section 14.16, collectively, the “Purchaser Guarantied Obligations”).

(b) Purchaser Parent guarantees that the Purchaser Guarantied Obligations will be duly and punctually paid and fully and completely performed, as if Purchaser Parent were the primary obligor in accordance with the terms of this Agreement. If for any reason Purchaser shall fail or be unable duly and punctually to pay or fully and completely to perform any Purchaser Guarantied Obligation as and when the same shall become due or otherwise required, then Purchaser Parent shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay or fully and completely perform such Purchaser Guarantied Obligation (in the case of performance, as if Purchaser Parent was the primary obligor). Purchaser Parent further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Purchaser. Purchaser Parent’s liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i) any lack of validity or enforceability of this Agreement as a result of (A) the application of any applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, or (B) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief, in each case, regardless of whether enforceability is considered in a proceeding at law or in equity;

(ii) any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by Purchaser; or

(iii) any action or inaction by the Seller Parties under or in respect of this Agreement, any failure, lack of diligence, omission or delay on the part of any Seller Party to enforce, assert or exercise any right, power or remedy conferred on any Seller Party in this Agreement.

(c) Purchaser Parent hereby unconditionally waives (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Purchaser Guarantied Obligations and this Agreement, (ii) any presentment, demand, performance, protest, notice of nonpayment as the same pertains to Purchaser, suit or the taking of other action by the Seller Parties against, and any other notice to, Purchaser, Purchaser Parent or others with respect to any of the Purchaser Guarantied Obligations, (iii) any right to require the Seller Parties to proceed against Purchaser or to exhaust any security held by the Seller Parties or to pursue any other remedy with respect to any of the Purchaser Guarantied Obligations, (iv) any defense based upon an election of remedies by the Seller Parties, unless the same would excuse performance by Purchaser under this Agreement with respect to any of the Purchaser Guarantied Obligations and (v) any duty of the Seller Parties to advise Purchaser Parent of any information known to the Seller Parties regarding Purchaser or its ability to perform under this Agreement with respect to any of the Purchaser Guarantied Obligations. The Seller Representative’s may at any time and from time to time without notice to or consent of the Purchaser Parent and without impairing or releasing the obligations of Purchaser Parent hereunder, with respect to any of the Purchaser Guarantied Obligations, (A) agree with Purchaser to make any change in the terms of the Purchaser Guarantied Obligations, (B) take or fail to take any action of any kind in respect of any security for the Purchaser Guarantied Obligations, (C) exercise or refrain from exercising any rights against Purchaser or others, or (D) compromise or subordinate the Purchaser Guarantied Obligations, including any security therefor. Any other suretyship defenses are hereby waived by Purchaser Parent with respect to any of the Purchaser Guarantied Obligations.

(d) The provisions of this Section 14.16 shall continue to be effective or be reinstated, as the case may be, if at any time and to the extent that any payment of any of the Purchaser Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of Purchaser or Purchaser Parent, all as though such payment had not been made.

Section 14.17 Reliance Guaranty.

(a) Subject to the conditions and limitations as set forth below, Reliance Exploration and Reliance Energy hereby absolutely, irrevocably and unconditionally guarantee, as principals and not as sureties, to Purchaser, Purchaser Parent and the Purchaser Group and their respective successors and assigns, the due and punctual payment and the full, complete and punctual performance of all monetary obligations of the Reliance Selling Subsidiaries and the Initial NPI Sellers (and any permitted assignee thereof) to Purchaser, Purchaser Parent and the Purchaser Group pursuant to this Agreement (the guaranty obligations under this Section 14.17, collectively, the “Reliance Guarantied Obligations”).

(b) Reliance Exploration and Reliance Energy guarantee that the Reliance Guarantied Obligations will be duly and punctually paid and fully and completely performed, as if Reliance Exploration and Reliance Energy were the primary obligors in accordance with the terms of this Agreement. If for any reason the Reliance Selling Subsidiaries or any of the Initial NPI Sellers shall fail or be unable duly and punctually to pay or fully and completely to perform any Reliance Guarantied Obligation as and when the same shall become due or otherwise required, then Reliance Exploration and Reliance Energy shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay or fully and completely perform such Reliance Guarantied Obligation (in the case of performance, as if Reliance Exploration and Reliance Energy were each joint and several primary obligors). Reliance Exploration and Reliance Energy further agree that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from the Reliance Selling Subsidiaries or any of the Initial NPI Sellers. Reliance Exploration and Reliance Energy’s liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i) any lack of validity or enforceability of this Agreement as a result of (A) the application of any applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, or (B) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief, in each case, regardless of whether enforceability is considered in a proceeding at law or in equity;

(ii) any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by the Reliance Selling Subsidiaries or any of the Initial NPI Sellers; or

(iii) any action or inaction by the Reliance Selling Subsidiaries or any of the Initial NPI Sellers under or in respect of this Agreement, any failure, lack of diligence, omission or delay on the part of Purchaser, Purchaser Parent or any member of the Purchaser Group to enforce, assert or exercise any right, power or remedy conferred on such Persons in this Agreement.

(c) Reliance Exploration and Reliance Energy hereby unconditionally waive (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Reliance Guarantied Obligations and this Agreement, (ii) any presentment, demand, performance, protest, notice of nonpayment as the same pertains to the Reliance Selling Subsidiaries and the Initial NPI Sellers, suit or the taking of other action by Purchaser against, and any other notice to, the Reliance Selling Subsidiaries, the Initial NPI Sellers, Reliance Exploration, Reliance Energy or others with respect to any of the Reliance Guarantied Obligations, (iii) any right to require Purchaser to proceed against the Reliance Selling Subsidiaries or any of the Initial NPI Sellers or to exhaust any security held by Purchaser or to pursue any other remedy with respect to any of the Reliance Guarantied Obligations, (iv) any defense based upon an election of remedies by Purchaser, unless the same would excuse performance by the Reliance Selling Subsidiaries or any of the Initial NPI Sellers under this Agreement with respect to any of the Reliance Guarantied Obligations and (v) any duty of Purchaser to advise Reliance Exploration and Reliance Energy of any information known to Purchaser regarding the Reliance Selling Subsidiaries and the Initial NPI Sellers or their ability to perform under this Agreement with respect to any of the Reliance Guarantied Obligations. Purchaser may at any time and from time to time without notice to or consent of the Reliance Exploration or Reliance Energy and without impairing or releasing the obligations of Reliance Exploration or Reliance Energy hereunder, with respect to any of the Reliance

Guarantied Obligations, (A) agree with the Reliance Selling Subsidiaries and the Initial NPI Sellers to make any change in the terms of the Reliance Guarantied Obligations, (B) take or fail to take any action of any kind in respect of any security for the Reliance Guarantied Obligations, (C) exercise or refrain from exercising any rights against the Reliance Selling Subsidiaries or any of the Initial NPI Sellers or others, or (D) compromise or subordinate the Reliance Guarantied Obligations, including any security therefor. Any other suretyship defenses are hereby waived by Reliance Exploration and Reliance Energy with respect to any of the Reliance Guarantied Obligations.

(d) The provisions of this Section 14.17 shall continue to be effective or be reinstated, as the case may be, if at any time and to the extent that any payment of any of the Reliance Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of any of the Reliance Selling Subsidiaries, the Initial NPI Sellers, Reliance Exploration or Reliance Energy, all as though such payment had not been made.

[Remainder of Page Intentionally Left Blank. Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER PARTIES:

RELIANCE ENERGY, INC.

By:	/s/ Gary D. McKinney
Gary D. McKinney
Chief Executive Officer

RELIANCE EXPLORATION, LTD.

By:	Reliance Management, L.L.C.,
a Texas limited liability company and its general partner

By:	/s/ Gary D. McKinney
Gary D. McKinney
President, CEO, and Sole Manager

RELIANCE ENERGY - WA, LLC, a Texas limited liability company

By:	Reliance Exploration, Ltd.,
Texas limited partnership and its sole member

	By:	Reliance Management, L.L.C.,
a Texas limited liability company and its general partner

	By:	/s/ Gary D. McKinney
Gary D. McKinney
President, CEO, and Sole Manager

[Signatures continue on next page]

Signature Page

Purchase & Sale Agreement

RELIANCE ENERGY - GF, LLC
a Texas limited liability company

By:	Reliance Exploration, Ltd.,
Texas limited partnership and its sole member

	By:	Reliance Management, L.L.C.,
a Texas limited liability company and its general partner

	By:	/s/ Gary D. McKinney
Gary D. McKinney
President, CEO, and Sole Manager

Signature Page

Purchase & Sale Agreement

INITIAL NPI SELLER:

/s/ SHEILA SIMPSON MCKINNEY
SHEILA SIMPSON MCKINNEY

Signature Page

Purchase & Sale Agreement

INITIAL NPI SELLER:

HANCOCK RESOURCES, LP a Texas limited partnership

By:	Hancock Management, LLC,
a Texas limited liability company and its general partner

By:	/s/ Gerald A. Hancock
Gerald A. Hancock, Manager

By:	/s/ Melinda Gay Hancock
Melinda Gay Hancock, Manager

Signature Page

Purchase & Sale Agreement

INITIAL NPI SELLER:

PATA MINERALS, LTD.

By:	MANNA OIL & GAS, LLC,
its general partner

By:	/s/ B. Jack Reed
B. Jack Reed
Manager

Signature Page

Purchase & Sale Agreement

INITIAL NPI SELLER:

KRTC PARTNERS LP

By:	KRTC Management LLC,
its general partner

By:	/s/ Denzil R. West
Denzil R. West
Manager

Signature Page

Purchase & Sale Agreement

INITIAL NPI SELLER:

OZARK MINERALS, LP, a Texas limited partnership

By:	OZARK MANAGEMENT, LLC,
a Texas limited liability company and its general partner

By:	/s/ J. Michael Party
J. Michael Party
Manager

Signature Page

Purchase & Sale Agreement

PURCHASER:

COG OPERATING LLC

Name:	/s/ Tim Leach
By:	Tim Leach
Title:	Chairman of the Board, Chief Executive Officer and President

PURCHASER PARENT:

CONCHO RESOURCES INC.

Name:	/s/ Tim Leach
By:	Tim Leach
Title:	Chairman of the Board, Chief Executive Officer and President

Signature Page

Purchase & Sale Agreement

APPENDIX A

INITIAL NPI SELLERS AND ADDITIONAL NPI SELLERS

Initial NPI Sellers:

Sheila Simpson McKinney

Hancock Resources, LP

PATA Minerals, Ltd.

KRTC Partners LP

Ozark Minerals, LP

Appendix A

EXHIBITS

Exhibit A	Assets

Exhibit A-1	Leases

Exhibit A-2	Wells

Exhibit B-1	Form of Recordable Conveyance

Exhibit B-2	Form of Omnibus Conveyance

Exhibit C	Form of Affidavit of Non-Foreign Status

Exhibit D	Form of Letter in Lieu

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Ratification and Joinder Agreement

Exhibits